================================================================================



                                CREDIT AGREEMENT



                          Dated as of October 15, 1996


                                     AMONG


                         BELLWETHER EXPLORATION COMPANY
                                  AS BORROWER

                                      AND

                           ODYSSEY PETROLEUM COMPANY
                     WEST MONROE GAS GATHERING CORPORATION
                            AS SUBSIDIARY GUARANTORS


                                      AND


                       THE CHASE MANHATTAN BANK, AS AGENT


                                      AND

                            THE CHASE MANHATTAN BANK
                 WELLS FARGO BANK (TEXAS) NATIONAL ASSOCIATION
                                    AS BANKS



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

                               TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS.........................  1
    SECTION 1.1.   Certain Defined Terms...........................  1
    SECTION 1.2.   Accounting Terms................................ 23
    SECTION 1.3.   Interpretation.................................. 23

ARTICLE II COMMITMENTS, LOANS, AND LETTERS OF CREDIT............... 24
    SECTION 2.1.   Loans........................................... 24
    SECTION 2.2.   Borrowing Procedure for Loans................... 25
    SECTION 2.3.   Issuing the Letters of Credit................... 26
    SECTION 2.4.   Conversions or Continuation of Borrowings....... 28
    SECTION 2.5.   Fees............................................ 29
    SECTION 2.6.   Notes........................................... 30
    SECTION 2.7.   Interest on Loans and Payment Dates............. 30
    SECTION 2.8.   Interest on Overdue Amounts..................... 31
    SECTION 2.9.   Voluntary Termination and Reduction of the Total
                    Commitment..................................... 31
    SECTION 2.10.  Voluntary Prepayment of Loans................... 31
    SECTION 2.11.  Mandatory Payments on Loans..................... 32
    SECTION 2.12.  Alternate Rate of Interest...................... 33
    SECTION 2.13.  Change in Circumstances......................... 33
    SECTION 2.14.  Change in Legality.............................. 34
    SECTION 2.15.  Funding Losses.................................. 35
    SECTION 2.16.  Method of Payments Pro Rata Treatment........... 36
    SECTION 2.17.  Taxes........................................... 36
    SECTION 2.18.  Sharing of Payments and Setoffs................. 38
    SECTION 2.19.  Limitation on Reimbursement; Mitigation......... 38
    SECTION 2.20.  Use of Proceeds................................. 38
    SECTION 2.21.  Mandatory Termination of Total Commitment;
                    Extension of Maturity Date..................... 39

ARTICLE III DETERMINATIONS OF THE BORROWING BASE................... 39
    SECTION 3.1.   Initial Borrowing Base.......................... 39
    SECTION 3.2.   Subsequent Scheduled Determinations of Borrowing
                    Base........................................... 39
    SECTION 3.3.   Special Determinations of Borrowing Base........ 41

ARTICLE IV CONDITIONS PRECEDENT.................................... 42
    SECTION 4.1.   Conditions Precedent to the Loans............... 42
    SECTION 4.2.   Additional Conditions Precedent................. 44
    SECTION 4.3.   General......................................... 45

ARTICLE V REPRESENTATIONS AND WARRANTIES........................... 45
    SECTION 5.1.   Organization; Corporate Powers.................. 45
    SECTION 5.2.   Organization; Powers............................ 46
    SECTION 5.3.   Authority....................................... 46
    SECTION 5.4.   Use of Proceeds................................. 46
    SECTION 5.5.   No Conflict..................................... 46


    SECTION 5.6.   Ownership of Properties; Liens.................. 47
    SECTION 5.7.   Borrowing Base Properties....................... 47
    SECTION 5.8.   No Defaults..................................... 48
    SECTION 5.9.   Financial Position; No Material Adverse Change.. 48
    SECTION 5.10.  Litigation; Adverse Effects..................... 48
    SECTION 5.11.  ERISA........................................... 48
    SECTION 5.12.  Payment of Taxes................................ 49
    SECTION 5.13.  Environmental Matters........................... 49
    SECTION 5.14.  Governmental Regulation......................... 50
    SECTION 5.15.  Disclosure...................................... 51
    SECTION 5.16.  Subsidiaries; Partnerships...................... 51
    SECTION 5.17.  Solvency........................................ 51
    SECTION 5.18.  Business........................................ 51
    SECTION 5.19.  Designated Contracts............................ 51
    SECTION 5.20.  Licenses, Permits, Etc.......................... 52
    SECTION 5.21.  Fiscal Year..................................... 52

ARTICLE VI AFFIRMATIVE COVENANTS................................... 52
    SECTION 6.1.   Information..................................... 52
    SECTION 6.2.   Business of the Borrower........................ 55
    SECTION 6.3.   Corporate Existence............................. 55
    SECTION 6.4.   Right of Inspection............................. 55
    SECTION 6.5.   Maintenance of Insurance........................ 55
    SECTION 6.6.   Payment of Taxes and Claims..................... 56
    SECTION 6.8.   Maintenance of Ownership........................ 56
    SECTION 6.9.   Operation of Properties and Equipment........... 56
    SECTION 6.10.  Environmental Law Compliance and Indemnity...... 57
    SECTION 6.11.  ERISA Reporting Requirements.................... 57
    SECTION 6.12.  Security........................................ 58
    SECTION 6.13.  Permits, Licenses............................... 58
    SECTION 6.14.  Additional Documents............................ 58
    SECTION 6.15.  Title Assurances................................ 59

ARTICLE VII NEGATIVE COVENANTS..................................... 59
    SECTION 7.1.   Debt............................................ 59
    SECTION 7.2.   Restrictions on Distributions................... 60
    SECTION 7.3.   Liens; Negative Pledge.......................... 61
    SECTION 7.4.   Consolidation, Mergers and Acquisitions;
                    Fundamental Changes............................ 61
    SECTION 7.5.   Investments..................................... 61
    SECTION 7.6.   Transactions with Affiliates.................... 62
    SECTION 7.7.   Certain Contracts; Amendments................... 63
    SECTION 7.8.   Amendments to Designated Contracts.............. 63
    SECTION 7.9.   Sales of Properties............................. 63
    SECTION 7.10.  ERISA Compliance................................ 64
    SECTION 7.11.  Sales and Leasebacks............................ 64
    SECTION 7.12.  Use of Proceeds; Margin Regulations............. 64
    SECTION 7.13.  Fiscal Year; Fiscal Quarter..................... 64


    SECTION 7.14.  Hedge Transactions.............................. 65
    SECTION 7.15.  Financial Covenants............................. 65

ARTICLE VIII EVENTS OF DEFAULT..................................... 65
    SECTION 8.1.   Events of Default............................... 65
    SECTION 8.2.   Remedies........................................ 68
    SECTION 8.3.   Right of Setoff................................. 68
    SECTION 8.4.   Indemnity....................................... 68

ARTICLE IX THE AGENT............................................... 69
    SECTION 9.1.   Authorization and Action........................ 69
    SECTION 9.2.   Agent's Reliance; Exculpatory Provisions, Etc... 69
    SECTION 9.3.   The Agent in its Individual Capacity and
                    Affiliates..................................... 70
    SECTION 9.4.   Bank Credit Decision............................ 70
    SECTION 9.5.   Indemnification and Reimbursement............... 71
    SECTION 9.6.   Successor Agent................................. 71
    SECTION 9.7.   Notice of Default............................... 72
    SECTION 9.8.   Delegation of Duties............................ 72

ARTICLE X MISCELLANEOUS............................................ 72
    SECTION 10.1.  Amendments and Waivers.......................... 72
    SECTION 10.2.  Notices, Etc.................................... 73
    SECTION 10.3.  No Waiver; Remedies Cumulative.................. 74
    SECTION 10.4.  Costs, Expenses and Taxes....................... 74
    SECTION 10.5.  Governing Law................................... 75
    SECTION 10.6.  Interest........................................ 75
    SECTION 10.7.  Survival of Representations and Warranties...... 76
    SECTION 10.8.  Binding Effect.................................. 76
    SECTION 10.9.  Participations; Assignments..................... 76
    SECTION 10.10. Separability.................................... 79
    SECTION 10.11. Confidentiality................................. 79
    SECTION 10.12. Marshalling; Recapture.......................... 79
    SECTION 10.13. Representation by the Banks..................... 80
    SECTION 10.14. No Third Party Beneficiaries.................... 80
    SECTION 10.15. Execution in Counterparts....................... 80
    SECTION 10.16. Jurisdiction; Consent to Service of Process..... 80
    SECTION 10.17. Credit Agreement Governs Conflicts.............. 81
    SECTION 10.18. FINAL AGREEMENT OF THE PARTIES.................. 81


SCHEDULES

Schedule 1.1     -  Names, Addresses and Commitments of the Banks
Schedule 4.1(f)  -  Description of Existing Liens
Schedule 5.6     -  Description of Title Defects
Schedule 5.10    -  Description of Existing Litigation
Schedule 5.11    -  Description of all Benefit Plans
Schedule 5.13    -  Description of Environmental Matters



Schedule 5.16    -  Description of Subsidiaries, Partnerships and Joint Ventures
Schedule 7.1     -  Description of Debt Outstanding on the Effective Date
Schedule 7.5     -  Description of Investments Existing on the Effective Date
Schedule 7.6     -  Description of Transactions with Affiliates



EXHIBITS

Exhibit A - Form of Borrowing Request
Exhibit B - Form of Commitment Transfer Supplement
Exhibit C - Form of Letter of Credit Application
Exhibit D - Form of Note
Exhibit E - Form of Notice of Conversion or Continuation
Exhibit F - Form of Pledge Agreement
Exhibit G - Form of Subsidiary Guaranty

                               CREDIT AGREEMENT

          CREDIT AGREEMENT dated as of October 15, 1996, among BELLWETHER EXPLORATION COMPANY, a Delaware corporation (the "Borrower"), the several banks and financial institutions from time to time parties to this Credit Agreement (the "Banks," such term to include all financial institutions which become parties to this Credit Agreement in accordance with Section 10.9 hereof) and THE CHASE MANHATTAN BANK, a national banking association ("CHASE") acting in its capacity as agent for the Banks (in such capacity, the "Agent").

                             PRELIMINARY STATEMENTS

          WHEREAS, the Borrower and its Subsidiaries (as herein defined) have requested that the Banks make available to the Borrower, on the terms and subject to the conditions stated herein, a revolving credit facility, the proceeds of which will be used (i) to refinance existing indebtedness of the Borrower and its Subsidiaries, (ii) to provide working capital support to the Borrower and its Subsidiaries, (iii) to finance capital expenditures and acquisitions of oil and gas properties, and (iv) for the issuance of stand-by letters of credit for the account of the Borrower;

          WHEREAS, the Borrower owns, either directly or indirectly, one hundred percent (100%) of the issued and outstanding capital stock of each of Odyssey Petroleum Company, a Delaware corporation ("Odyssey"), and West Monroe Gas Gathering Corporation, a Louisiana corporation ("West Monroe"); and

          WHEREAS, the Banks are willing, upon and subject to the terms and conditions stated herein, to make such revolving credit facility available to the Borrower and its Subsidiaries.

          NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:


                                 ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.1. Certain Defined Terms. As used in this Credit Agreement, the following terms shall have the following meanings:

     "Accommodation Obligation," as applied to the Borrower or any of its Subsidiaries, shall mean any Contractual Obligation, contingent or otherwise, of the Borrower or such Subsidiary of the Borrower with respect to any Debt or other obligation or liability of another, including, without limitation, any such Debt, obligation or liability directly or indirectly guarantied, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by the Borrower or such Subsidiary of the Borrower, or in respect of which the Borrower or such Subsidiary of the Borrower is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Debt, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, Properties, level of income, or other financial condition, or any "keep well,"

"take-or-pay," "throughput" or other similar arrangement or to make payment other than for value received.

     "Affiliate" shall mean, when used with respect to any Person, each other Person that directly or indirectly controls or is controlled by or is under common control with such Person. As used in this definition, "control" means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and shall include, without limitation, any Person who beneficially owns more than fifty percent (50%) of the equity of the other Person and, as to any general or limited partnership, any general partner thereof.

     "Agent" shall have the meaning assigned to that term in the introduction to this Credit Agreement and shall include any successor agent appointed in accordance with Section 9.6 of this Credit Agreement.

     "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of
(i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean, as of a particular date, the prime rate of interest per annum most recently announced by Chase, automatically fluctuating upward or downward with and at the time specified in each such announcement without notice to the Borrower or any other Person; each change in the Prime Rate shall be effective on the date such change is announced; which Prime Rate may not necessarily represent Chase's lowest or best rate actually charged to a customer; "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York for such day on the next succeeding Business Day or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by Chase from three federal funds brokers of recognized standing selected by it. If for any reason Chase shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of Chase to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to subclause (ii) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     "Applicable Eurodollar Margin" shall mean, with respect to each Eurodollar
Borrowing:

          (i) on each day on which the Utilized Percentage of Borrowing Base is less than fifty percent (50%), seven-eighths of one percent (0.875%) per annum;

          (ii) on each day of which the Utilized Percentage of Borrowing Base is equal to or greater than fifty percent (50%) but less than seventy-five percent (75%), one percent (1.00%) per annum; and

         (iii) on each day of which the Utilized Percentage of Borrowing Base is equal to or greater than seventy-five percent (75%), one and one-fourth of one percent (1.25%) per annum.

     "Approved Petroleum Engineers" shall include Williamson Petroleum Consultants, R.T. Garcia & Co., Cawley, Gillespie & Associates or such other reputable firm(s) of independent petroleum engineers as shall be approved by the Required Banks.

     "Bank" shall mean each of the financial institutions whose name appears on the signature pages to this Credit Agreement and the Persons which from time to time become a party hereto in accordance with Section 10.9.

     "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978 as codified under 11 U.S.C. (S)101, et seq.

     "Base Rate Borrowing" shall mean a Borrowing comprised of Base Rate Loans.

     "Base Rate Loan" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of
Article II.

     "Benefit Plan" shall mean any employee benefit plan subject to Title IV of ERISA maintained by the Borrower or any ERISA Affiliate with respect to which the Borrower or such ERISA Affiliate has a fixed or contingent liability.

     "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

     "Borrower" shall mean Bellwether Exploration Company, a Delaware corporation.

     "Borrowing" shall mean a borrowing comprised of simultaneous Loans of the same Type made to the Borrower on the same date by the Banks, (or resulting from conversions or continuations on a given date pursuant to Section 2.4), having the same Interest Period distributed ratably among the Banks in the manner described in Article II. A Borrowing is a "Base Rate Borrowing" if the Loans comprising such Borrowing are Base Rate Loans, and a "Eurodollar Borrowing" if the Loans comprising such Borrowing are Eurodollar Loans.

     "Borrowing Base" shall mean (i) during the Initial Borrowing Base Period, $27,000,000 and (ii) thereafter, an amount determined by the Banks in accordance with the provisions of Section 3.2; provided, however, that in no event shall the Borrowing Base ever exceed the Total Commitment.

     "Borrowing Base Deficiency" shall mean, as of any date, the amount, if any, by which the Utilized Credit on such date exceeds the Borrowing Base in effect on such date.

     "Borrowing Base Notice" shall mean a written notice sent to the Borrower by the Agent pursuant to Section 3.2 notifying the Borrower of the Borrowing Base.

     "Borrowing Base Period" shall mean (i) initially, the period from the Effective Date through November 30, 1996; (ii) then, the period from and including December 1, 1996 through April 30, 1997, and (iii) thereafter, each six month period beginning on November 1 or May 1 of each year.

     "Borrowing Base Properties" shall mean, collectively, (i) all of the Oil and Gas Interests of the Borrower and the Subsidiary Guarantors which have Proved Reserves attributable thereto and are described in the Initial Engineering Report, (ii) the Related Assets described in the Initial Related Asset

Report, and (iii) all other Oil and Gas Interests of the Borrower and the Subsidiary Guarantors, either now owned or hereafter acquired, which (aa) have Proved Reserves attributable thereto, (bb) are the subject of an Engineering Report prepared by an Approved Petroleum Engineer acceptable to the Required Banks and delivered to the Banks by the Borrower, (cc) are subject to no Liens except as permitted by Section 6.2, (dd) are the subject of an environmental assessment and a title review satisfactory to the Required Banks, (ee) the Borrower has requested that the Banks consider in their determination of the Borrowing Base, and (ff) the Required Banks, in their sole discretion, have considered for purposes of determining the Borrowing Base (as evidenced by a notice to such effect delivered by the Agent to the Borrower).

     "Borrowing Date" shall mean, with respect to each Borrowing, the Business Day upon which the proceeds of such Borrowing are made available to the Borrower by the Banks.

     "Borrowing Request" shall mean, with respect to each Borrowing, a request made pursuant to Section 2.2 which request shall be in the form of Exhibit A.

     "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York on which banks are open for business in New York, New York and; provided, however, that, when used in connection with a Eurodollar Loan or Eurodollar Borrowing, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the interbank eurodollar market.

     "Capital Lease" shall mean, when used with respect to any Person, any lease in respect of which the obligations of such Person constitute Capitalized Lease Obligations.

     "Capitalized Lease Obligations" shall mean, when used with respect to any Person, without duplication, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations shall have been or should be, in accordance with GAAP, capitalized on the books of such Person.

     "Cash Equivalents" shall mean, when used in connection with the Borrower or any Subsidiary of the Borrower, the Borrower's or such Subsidiary's Investments in:

          (i) readily marketable direct full faith and credit obligations of the United States or obligations unconditionally guaranteed by the full faith and credit of the United States or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States ("Government Securities") due within one year from the date of acquisition thereof;

          (ii) readily marketable direct obligations of any State of the United States or any political subdivision of any such State given on the date of such investment a credit rating of at least A2 by Moody's Investors Service, Inc. or A by S&P, in each case due within one year from the date of acquisition thereof;

         (iii) certificates of deposit issued by, money market deposit accounts with, eurodollar deposits through, bankers' acceptances of, and repurchase and reverse repurchase agreements covering Government Securities executed by a Bank or any other bank doing business in and incorporated under the laws of the United States or any state thereof whose deposits are insured through the FDIC, or any successor thereto, and having (either itself or its holding company) on the date of such Investment combined capital, surplus and undivided profits of at least $400,000,000, or any offshore branch of such bank, in each case maturing within one year from the date of acquisition thereof;

          (iv) readily marketable commercial paper of a Bank or such Bank's holding company or of any other bank or bank holding company given on the date of such Investment a credit rating of at least P-1 by Moody's Investors Service, Inc. and A-1 by S&P, or of corporations doing business in and incorporated under the laws of the United States or any state thereof given on the date of such Investment a credit rating of at least P-1 by Moody's Investors Service, Inc. and A-1 by S&P, in each case, maturing within one year from the date of acquisition thereof; and

          (v) "money-market mutual funds" investing solely in instruments of the types described in subparagraphs (i) through (iv) above.

     "Chase" shall mean The Chase Manhattan Bank, a New York state bank.

     "Closing Date" shall mean October 15, 1996.

     "Code" shall mean Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

     "Commitment" shall mean, when used with reference to any Bank at the time any determination thereof is to be made, the commitment of such Bank to extend credit to the Borrower by means of Loans and participations in Letters of Credit, which subject to Sections 2.9 and 8.1, shall be an amount equal to the least of the amount set forth opposite the name of such Bank under the heading "Amount of Commitment" on Schedule 1.1 to this Credit Agreement.

     "Commitment Percentage" shall mean, with respect to each Bank, the percentage determined by dividing its Commitment by the Total Commitment.

     "Commitment Transfer Supplement" shall mean a Commitment Transfer Supplement entered into by a Bank and an Eligible Assignee, and accepted by the Agent pursuant to Section 10.9, substantially in the form of Exhibit B attached hereto.

     "Communications" shall have the meaning specified in Section 10.2.

     "Consolidated" shall refer to the consolidation of any Person, in accordance with GAAP, with its properly consolidated Affiliates. Reference to a Person's consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated Affiliates.

     "Consolidated Assets" shall mean, when used with respect to the Borrower and its Subsidiaries, all items which should be classified as assets on the consolidated financial statements of the Borrower delivered to the Agent pursuant to Section 6.1, all as determined in conformity with GAAP.

     "Consolidated EBITDA" shall mean, for a particular period, an amount equal to (i) all amounts which would be included as Consolidated income of the Borrower and its Subsidiaries on a Consolidated basis before income taxes and extraordinary items, if any, for such period, plus
(ii) the Borrower's Consolidated depreciation, depletion, amortization and other non-cash items reducing said operating income under subclause (i) during such fiscal period plus (iii) Consolidated Interest Expense during such fiscal period, all determined in accordance with GAAP applied consistently with those used in the preparation of the financial statements referred to in Subsection 5.9(a).

     "Consolidated Equity" shall mean, with respect to the Borrower and its Subsidiaries, at any time, the Consolidated Assets of the Borrower less the Consolidated Liabilities of the Borrower.

     "Consolidated Interest Expense" shall mean, with respect to the Borrower and its Subsidiaries, for any fiscal period, the aggregate of all costs, fees and expenses paid by the Borrower and its Subsidiaries in such fiscal period for Debt, which are classified as interest expense on the Consolidated financial statements of the Borrower and its Subsidiaries, all as determined in conformity with GAAP.

     "Consolidated Liabilities" shall mean, when used with respect to the Borrower and its Subsidiaries, all items which should be classified as liabilities on the consolidated financial statements of the Borrower delivered to the Agent pursuant to Section 6.1, all as determined in conformity with GAAP.

     "Consolidated Net Income" shall mean, for any period, all amounts which would be included as Consolidated net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis after taxes for such period determined in conformity with GAAP.

     "Consolidated Tangible Net Worth" shall mean, with respect to the Borrower and its Subsidiaries, at any time, the Consolidated Equity of the Borrower, at such time, less the Consolidated Intangible Assets of the Borrower at such time. For purposes of this definition, "Intangible Assets" shall mean the amount (to the extent reflected in determining Consolidated Equity) of all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and organization expenses.

     "Contractual Obligation" as applied to any Person, shall mean any provision of any stock or other securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement or instrument to which that Person is a party or by which it or any of its Properties is bound, or to which it or any of its Properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its Properties).

     "Credit Agreement" shall mean this Credit Agreement dated as of the Closing Date, among the Borrower, the Agent and the each of the Banks, as said agreement may be amended, modified, supplemented, and/or extended from time to time.

     "Credit Exposure" shall have the meaning specified in Subsection 10.9(c) hereof.

     "Debt" shall mean as to Borrower or any Subsidiary of Borrower, all obligations and liabilities of Borrower or such Subsidiary of Borrower to any other Person including, without limitation, all debts, claims and indebtedness, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law, or otherwise. Debt includes, without limiting the foregoing, (i) indebtedness for borrowed money (including without duplication obligations to reimburse the issuer of any letter of credit or any guarantor or surety), (ii) indebtedness for the deferred purchase price of Property or services, except trade accounts payable within 90 days and arising in the ordinary course of business, (iii) indebtedness evidenced by bonds, debentures, notes or other similar instruments (but shall not include any Debt guaranteed, or bonds posted to state and/or federal agencies incurred in the ordinary course of business in conjunction with Borrower's oil and gas operations but shall include Environmental Liabilities or liabilities to the PBGC), (iv) obligations and liabilities secured by a Lien upon Property owned by Borrower or a Subsidiary of Borrower, whether or not such Borrower or Subsidiary of Borrower has assumed such obligations and liabilities and the amount of which Debt shall not exceed the fair market value of the Property subject to such Lien if Borrower or Subsidiary of Borrower has not assumed such obligations and liabilities, (v) obligations or liabilities created or arising under any Capital Lease, (vi) all net payments or amounts owing by Borrower or Subsidiary of Borrower in respect of interest rate protection agreements, foreign currency exchange agreements, commodity swap agreements or other interest, exchange rate or commodity hedging arrangements, (vii) liabilities in respect of unfunded vested benefits under Benefit Plans, and
(viii) liabilities relating to Borrower's obligation to purchase the gas produced from the gas gathering system in the Monroe Gas Field. The Debt of Borrower or Subsidiary of Borrower shall include the Debt of any partnership or joint venture in which Borrower or Subsidiary of Borrower is a general or venture partner. The Debt of Borrower or any Subsidiary of Borrower shall not include trade payables and expense accruals incurred or assumed in the ordinary course of Borrower's or such Subsidiary's business (including trade payables and expense accruals of any partnership or joint venture in which Borrower or any Subsidiary of Borrower is a general or venture partner), provided, such payables have not remained unpaid for a period of ninety (90) days after the same became due unless Borrower or such Subsidiary is diligently contesting same in good faith.

     "Debtor Relief Laws" shall mean the Bankruptcy Code and all other applicable dissolution, liquidation, conservatorship, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

     "Default" shall mean any Event of Default and the occurrence of any event or condition which would with the giving of any requisite Default Notice and/or the passage of time or both constitute an Event of Default.

     "Default Rate" shall mean the interest rate described in Section 2.8.

     "Designated Contracts" shall mean the following agreements (whether one or more) relating to the Borrowing Base Properties, as the same may, subject to
Section 7.8, be amended, supplemented, restated or otherwise modified from time to time:

          (i)  All material Production Sales Contracts;

          (ii) All organizational documents, including without limitation, all articles/certificates of incorporation, bylaws, partnership agreements, limited liability company agreements, joint venture documents or management agreements, including without limitation, the Management Agreement, the NGL-Torch Joint Venture Agreement, and the Snyder Joint Venture Agreement, governing the Borrower, any Subsidiary Guarantor, the Snyder Gas Plant Venture or the NGL-Torch Gas Plant Venture;

          (iii) All operating agreements, including, without limitation, agency agreements, and joint operating agreements and other similar agreements customary in the oil and gas industry and entered into in the ordinary course of business which are material to the Borrowing Base Properties;

          (iv) All fee leases, area of mutual interests agreements, joint development/drilling agreements, farm out agreements, and farm in agreements and other similar arrangements customary in the oil and gas industry and entered into in the ordinary course of business which are material to the Borrowing Base Properties;

          (v) All transportation, processing agreements, product sale agreements, tolling agreements and throughput agreements which are material to the Borrowing Base Properties; and

          (vi) All pipeline, gas gathering, water disposal and other easements, rights of way, surface damage, water disposal and surface use agreements which are material to the Borrowing Base Properties.

     "Determination Date" shall mean (i) each May 1 and November 1, and (b) with respect to any Special Determination, the first day of the first month which is not less than forty-five (45) calendar days following the date of a request for a Special Determination.

     "Diamond M - Sharon Ridge Gas Plant" shall mean the Diamond M - Sharon Ridge Gasoline Plant located in Scurry County, Texas, certain interests in which are owned by the Snyder Gas Plant Venture and the NGL-Torch Gas Plant Venture.

     "Distribution" shall mean any dividend payable in cash or Property with respect to any shares of capital stock of the Borrower or any Subsidiary of the Borrower (other than dividends payable in shares of the same class of common, preferred or other capital stock as the shares upon which the dividend is being paid), any other distribution made with respect to any shares of capital stock of the Borrower or any Subsidiary of the Borrower, or any purchase, redemption or retirement of, or other payment with respect to, any shares of capital stock of the Borrower or any Subsidiary of the Borrower.

     "Dollars" and the symbol "$" shall mean the lawful currency of the United States.

     "Effective Date" shall mean the date on which all of the conditions precedent to the making of the Loans set forth in Section 4.1 are first satisfied or waived by the Banks or the Required Banks, as applicable, and the initial Loans are made.

     "Eligible Assignee" shall mean any of (i) a Bank or any Affiliate of a Bank; (ii) a commercial bank organized under the laws of the United States, or any state thereof having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country having total assets in excess of $1,000,000,000, provided that such bank is acting through its main office or a branch or agency located in the country in which it is organized or another country which is also a member of the OECD having total assets in excess of $1,000,000,000; (iv) the central bank of any country which is a member of the OECD or (v) a finance company, insurance company or other financial institution or fund organized under the laws of the United States or any state thereof, having total assets in excess of $1,000,000,000, provided that a holder, either directly or indirectly, of capital stock or of any right to acquire capital stock of the Borrower or any Affiliate of the Borrower shall not be an Eligible Assignee.

     "Engineering Report" shall mean a report in form and substance satisfactory to each Bank, which Engineering Report (i) shall be as of the next preceding July 1 or January 1, as the case may be, (ii) shall review the Borrowing Base Properties of the Borrower and the Subsidiary Guarantors (and showing any additions to or deletions from the Borrowing Base Properties made by the Borrower or a Subsidiary Guarantor since the date of the previous Engineering Report), (iii) shall set forth and evaluate the Proved Developed Producing Hydrocarbon Reserves, Proved Developed Non-producing Hydrocarbon Reserves and Proved Undeveloped Hydrocarbon Reserves (the "Proved Reserves") attributable to the Borrowing Base Properties as of the prior January 1 or July 1, as the case may be, (iv) shall evaluate the productivity and the economic life of all wells included in the Borrowing Base Properties; the quantity of the Proved Reserves recoverable therefrom; the projected rate of production, net income and expenses attributable to such Proved Reserves; the minimum development costs which are needed to develop the Proved Reserves to their economic life; and the expediency of any change in methods of treatment or operation of any well included in the Borrowing Base Properties, and (v) shall contain such additional information as the Required Banks may reasonably require, as of the date of such Engineering Report, all in accordance with the guidelines published by the Securities and Exchange Commission. Each Engineering Report to be submitted prior to September 1 in each such year shall be prepared by Approved Petroleum Engineers. Each Engineering Report to be submitted prior to March 1 in each year may be limited to information prepared by personnel of the Borrower and the Subsidiary Guarantors which shall provide the current status of the information set forth in the immediately preceding Engineering Report.

     "Environmental Laws": any federal, state, local or tribal statute, law, rule, regulation, ordinance, code, permit, consent, approval, license, written policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, injunction, consent decree or judgment, or other authorization or requirement whenever promulgated, issued or modified, including the requirement to register underground storage tanks, well plugging and abandonment requirements, and oil and gas waste disposal requirements relating to:

          (i) emissions, discharges, spills, migration, movement, releases or threatened releases of pollutants, contaminants, Hazardous Substances, or hazardous or toxic materials or wastes into or onto soil, land, ambient air, surface water, ground water, watercourses, publicly owned treatment works, drains, sewer systems, wetlands or septic systems;

          (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Substances or hazardous and/or toxic wastes, material, products or by-products containing Hazardous Substances (or of equipment or apparatus containing Hazardous Substances); or

          (iii) otherwise relating to pollution or the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C.
     (S)(S) 9601 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S) 6901 et seq., as amended, the Hazardous Materials Transportation Act, 49 U.S.C. (S)(S) 1801 et seq., as amended, the Clean Water Act, 33 U.S.C. (S)(S) 1251 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. (S)(S) 2601 et seq., as amended; the

     Clean Air Act, 42 U.S.C. (S)(S) 7401 et seq., as amended, the federal Water Pollution Control Act, 33 U.S.C. (S)1251 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. (S)(S) 300f et seq., as amended, the Atomic Energy Act, 42 U.S.C. (S)(S) 2011 et seq., as amended, the Natural Gas Pipeline Safety Act of 1968, 49 U.S.C. (S)1671 et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S)(S) 136 et seq., as amended, and the Occupational Safety and Health Act, 29 U.S.C.
     (S)(S) 651 et seq., as amended, and all comparable statutes of the States of Alabama, Arkansas, Colorado, Kansas, Louisiana, Michigan, Mississippi, New Mexico, Oklahoma, Pennsylvania, Texas, Wyoming and all other states in which the Borrower or any of its Subsidiaries own or operate real property, and all comparable local governmental regulations in such states, and other environmental, conservation or protection laws in effect in any jurisdiction where any real Property of the Borrower or any Subsidiary of the Borrower is located.

     "Environmental Liabilities": with respect to any Person, any and all liabilities, responsibilities, losses, sums paid in settlement of claims, obligations, charges, actions (formal or informal), claims (including, without limitation, claims for personal injury or for real or personal property damage), liens, administrative proceedings, damages (including, without limitation, loss or damage resulting from the occurrence of an Event of Default), punitive damages, consequential damages, treble damages, penalties, fines, monetary sanctions, interest, court costs, response and remediation costs, stabilization costs, encapsulation costs, treatment, storage, or disposal costs, groundwater monitoring or environmental sampling costs, other causes of action and any other costs and expenses (including, without limitation, reasonable attorneys', experts', and consultants' fees, costs of investigation and feasibility studies and disbursements in connection with any investigative, administrative or judicial proceeding) , whether direct or indirect, known or unknown, absolute or contingent, past, present or future arising under, pursuant to or in connection with any Environmental Law, or any other binding obligation of such Person requiring abatement of pollution or protection of human health and the environment.

     "Environmental Lien":  a Lien in favor of any Governmental Authority for
(i) any liability under Environmental Laws or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Substance into the environment.

     "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

     "ERISA Affiliate" shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower or (iv) other Person required to be aggregated with the Borrower or an ERISA Affiliate thereof, as defined above, pursuant to Section 414(o) of the Code.

     "Eurocurrency Liabilities" shall have the meaning assigned to that term in Regulation D.

     "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar
Loans.

     "Eurodollar Loan" shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

     "Eurodollar Rate" shall mean, with respect to each Eurodollar Loan comprising part of a Eurodollar Borrowing and with respect to the related Interest Period, the rate of interest per annum (rounded upward to the nearest 1/16 of one percent) determined pursuant to the following formula:

                                    Eurodollar (Unadjusted)
                             ------------------------------------
     Eurodollar Rate   =      1.00 - Eurodollar Reserve Percentage

     "Eurodollar Reserve Percentage" of any Bank with respect to any Interest Period for any Eurodollar Loan of such Bank shall mean, the reserve percentage (expressed as a decimal) equal to the actual aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) required under regulations issued from time to time by the Board of Governors of the Federal Reserve System and then applicable to assets or liabilities consisting of and including Eurocurrency Liabilities having a term approximately equal or comparable to such Interest Period.

     "Eurodollar (Unadjusted)" shall mean, with respect to each day during each Interest Period pertaining to each Eurodollar Loan comprising a Eurodollar Borrowing, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 11:00 a.m., New York, New York time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Borrowing to be outstanding during such Interest Period.

     "Event of Default" shall have the meaning specified in Section 8.1.

     "Existing Credit Agreement" shall mean that certain Third Amended and Restated Credit Agreement dated as of February 28, 1995, between the Borrower and Wells Fargo Bank (Texas) National Association, formerly known as First Interstate Bank of Texas, N.A., as said Credit Agreement has heretofore been amended, including, without limitation, pursuant to that certain First Amendment to Third Amended and Restated Credit Agreement dated as of June 1, 1995 and that certain Second Amendment to Third Amended and Restated Credit Agreement dated as of November 15, 1995.

     "Existing Litigation" shall mean all material actions, suits, proceedings, governmental investigations or arbitrations pending or, to the best knowledge of the Borrower after due inquiry, threatened against the Borrower or any Subsidiary of the Borrower, which Existing Litigation is disclosed in Schedule
5.10 hereto.

     "FDIC" shall mean the Federal Deposit Insurance Corporation (or any successor).

     "Federal Funds Effective Rate" shall have the meaning specified in the definition of the term "Alternate Base Rate".

     "Fiscal Quarter" shall mean a three-month period ending on the last day of December, March, June or September of any year.

     "Fiscal Year" shall mean a twelve-month period ending on June 30 of any year.

     "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are consistent with those applied in the preparation of the financial statements of the Borrower referred to in Subsection 5.9(a).

     "Governmental Approval" shall mean any authorization, consent, approval, license, franchise, lease, ruling, permit, certification, exemption, filing for, or registration by or with any Governmental Authority required by the Borrower or any Subsidiary of the Borrower in connection with (i) the execution, delivery and performance of the Operative Documents by any of such Persons or the borrowing of any funds under this Credit Agreement, (ii) the validity or enforceability of the Operative Documents and the exercise by the Agent or any Bank of its rights and remedies thereunder, and/or (iii) the acquisition, maintenance, ownership and operation of the Borrowing Base Properties.

     "Governmental Authority" shall mean any nation or government, any federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Substances" shall mean (i) hazardous materials, hazardous wastes, and hazardous substances including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table, 49 C.F.R. (S)172.101, as amended, or listed by the federal Environmental Protection Agency as hazardous substances under or pursuant to 40 C.F.R. Part 302, as amended, or substances, materials, contaminants or wastes which are or become regulated under any Environmental Law, including without limitation, those substances, materials, contaminants or wastes as defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. (S)1801 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. (S)6901 et seq., as amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)9601 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. (S)2601 et seq., as amended; the Clean Air Act, 42 U.S.C. (S)7401 et seq., as amended, the federal Water Pollution Control Act, 33 U.S.C. (S)1251 et seq., as amended, the Occupational Safety and Health Act, 2 U.S.C. (S)651 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. (S)300f et seq., as amended and the Natural Gas Pipeline Safety Act of 1968, 49 U.S.C. (S)1671 et seq., as amended; (ii) all substances, materials, contaminants or wastes listed in all comparable statutes of the States of States of Alabama, Arkansas, Colorado, Kansas, Louisiana, Michigan, Mississippi, New Mexico, Oklahoma, Pennsylvania, Texas, Wyoming and in comparable local Requirements of Law in such states; (iii) acid gas, sour water streams or sour water vapor streams containing hydrogen sulfide or other forms of sulphur, sodium hydrosulfide and ammonia; (iv) Hydrocarbons; (v) natural gas, synthetic gas, and any mixtures thereof; (vi) asbestos and/or any material which contains 1% or more, by weight, of any hydrated mineral silicate, including but not limited to chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (vii) PCB's, or PCB containing materials or fluids; (viii) radon; (ix) naturally occurring radioactive material, radioactive substances or waste; (x) salt water and other oil and gas wastes, and (xi) any other hazardous or noxious substance, material, pollutant, emission, or solid, liquid or gaseous waste.

     "Hedge Transaction" shall mean a transaction pursuant to which the Borrower or any of its Subsidiaries hedge the price to be received by them for future production of Hydrocarbons, including price swap agreements under which the Borrower or its Subsidiaries agree to pay a price for a specified amount of Hydrocarbons determined by reference to a recognized market on a specified future date and the contracting party agrees to pay the Borrower or its Subsidiaries a fixed price for the same or similar amount of Hydrocarbons.

     "Highest Lawful Rate" shall mean, as of a particular date and as to any Bank, the maximum nonusurious interest rate that may under applicable law then be contracted for, charged or received by such Bank in connection with its Loans.

     "Hostile Acquisition" shall mean any transaction in which the Borrower or its Subsidiaries, directly or indirectly, purchases or offers to purchase or acquire, in any transaction or series of transactions, an aggregate of 5% or more of the equity securities or controlling interest of any Person, for any type of consideration, without the prior written consent of such Person or such Person's Board of Directors or controlling body.

     "Hydrocarbons" shall mean oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products separated, settled and dehydrated therefrom and all products refined therefrom, including, without limitation, kerosene, liquified petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulphur and all other minerals.

     "Immaterial Oil and Gas Interests" shall have the meaning assigned to that term in Subsection 5.7(a) hereof.

     "Initial Engineering Report" shall mean the engineering report concerning certain Oil and Gas Interests of the Borrower and the Subsidiary Guarantors dated August 30, 1995, prepared by Williamson Petroleum Consultants, Inc. as of July 1, 1995, complete and correct copies of which have been furnished by the Borrower to the Banks.

     "Initial Financial Statements" shall mean the audited annual Consolidated financial statements of the Borrower and its Consolidated Subsidiaries dated as of June 30, 1996, copies of which Initial Financial Statements have heretofore been delivered by the Borrower to the Banks.

     "Initial Related Asset Report" shall mean the Related Asset Report concerning the Related Assets prepared by personnel of the Borrower as of July 1, 1996, complete and correct copies of which have been furnished by the Borrower to the Agent.

     "Interest Period" shall mean, (i) with respect to each Eurodollar Borrowing, a period of one, two, three or six months, as specified in the Borrowing Request submitted pursuant to Section 2.2 with respect thereto, beginning on and including the date specified in such Borrowing Request (which must be a Business Day) and ending on the date which corresponds numerically to such beginning date one, two, three or six months thereafter (or if such month has no numerically corresponding date, on the last Business Day of such month); provided that each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day and (ii) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending on the last day of the Fiscal Quarter in which such Borrowing occurs, with subsequent Interest Periods automatically occurring and ending on the last day of each subsequent Fiscal Quarter unless such Borrowing is earlier prepaid in accordance with Section 2.10. No Interest Period may be elected which would end after the Maturity Date.

     "Investment" shall mean, as applied to the Borrower or a Subsidiary of the Borrower, any direct or indirect purchase or other acquisition by the Borrower or such Subsidiary of stock, partnership interest or other equity interest, or of a beneficial interest therein, of any other Person, and any direct or indirect loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, advances to employees and similar items made or incurred in the ordinary course of business), or capital contribution by the Borrower or such Subsidiary to any other Person, including all Debt and accounts owed by that other Person which are not current assets or did not arise from sales of goods or services to the Borrower or such Subsidiary in the ordinary course of business. The amount of any Investment shall be determined in conformity with GAAP.

     "IRS" shall mean the Internal Revenue Service or any successor agency.

     "Issuing Bank" shall mean Chase.

     "LC Collateral" shall mean any amounts held by the Agent as security for LC Obligations of the Borrower.

     "LC Obligations" shall mean, at the time in question, the sum of the Matured LC Obligations plus the aggregate face amount of all Letters of Credit then outstanding.

     "Lending Office" shall mean, with respect to each Bank, the branch or branches (or Affiliate or Affiliates) from which such Bank's Eurodollar Loans or Base Rate Loans, as the case may be, are made or maintained and for the account of which payments of principal of, and interest on, such Bank's Eurodollar Loans or Base Rate Loans are made.

     "Letter of Credit" shall mean a Standby Letter of Credit requested to be issued under the Letter of Credit Commitment.

     "Letter of Credit Application" shall mean the application to the Issuing Bank by the Borrower for the issuance of a Standby Letter of Credit in substantially the form of Exhibit C hereto.

     "Letter of Credit Commitment" shall mean with respect to each Bank, the lesser of (i) such Bank's Commitment Percentage of $5,000,000 and (ii) such Bank's Commitment.

     "Lien" shall mean, with respect to any Property, (i) any mortgage, deed of trust, production payment, deposit, lien, charge, pledge, security interest, claim or encumbrance of any kind (whether voluntary or involuntary, affirmative or negative, and whether imposed or created by operation of law or otherwise) upon such Property, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities but excluding any right of offset which arises without agreement in the ordinary course of business.

     "Loan Documents" shall mean this Credit Agreement, each of the Notes, the Pledge Agreement, the Subsidiary Guaranty, the Letters of Credit, the Letter of Credit Applications and reimbursement agreements executed in connection therewith, each Compliance Certificate, each Notice of Conversion or Continuance, each Borrowing Request, all Engineering Reports prepared by the personnel of the Borrower and its Subsidiaries, all Related Asset Reports, and when executed and delivered by the parties thereto, all other agreements, certificates, instruments and documents executed in connection with the Credit Agreement, as the same may be amended, modified, supplemented or extended from time to time.

     "Loan(s)" shall have the meaning provided in Subsection 2.1(a).

     "Management Agreement" shall mean that certain Management Agreement dated January 1, 1994, by and between Borrower and Torch Energy Advisors Incorporated, as (subject to the provisions of Section 7.8) amended.

     "Margin Stock" shall have the meaning given to such term under Regulation U.

     "Material Adverse Effect" shall mean (i) a material adverse effect on the business, Properties, operations or condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) material impairment of the ability of the Borrower or any of its Subsidiaries to perform timely any of its respective Obligations under any Operative Document to which it is or will be a party, or (iii) material impairment of the rights of or benefits available to the Banks under any Loan Document.

     "Material Contract" shall mean any Contractual Obligation to which the Borrower or any of its Subsidiaries is a party (i) which calls for payments to or from the Borrower or any Subsidiary of the Borrower of an amount in excess of $500,000 during any twelve month period or (ii) pursuant to which the Borrower or any Subsidiary of the Borrower acquires any right to an interest in real or personal Property or a right to obtain services if the Borrower or such Subsidiary's inability to obtain any such right could reasonably be expected to result in a Material Adverse Effect.

     "Matured LC Obligations" shall mean the aggregate amount of payments theretofore made by the Issuing Bank in respect of draws made under Letters of Credit and not theretofore reimbursed by the Borrower to the Issuing Bank or deemed Loans pursuant to Subsection 2.3(d).

     "Maturity Date" shall mean October 15, 2000, or the earlier date of termination in whole of the Commitments pursuant to the provisions of Sections
2.6 or 8.1 hereof.

     "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five (5) plan years made or accrued an obligation to make contributions.

     "Diamond M - Sharon Ridge Gas Plant" shall mean the Diamond M - Sharon Ridge Gasoline Plant located in Scurry County, Texas, certain interests in which are owned by the Snyder Gas Plant Venture and the NGL-Torch Gas Plant Venture.

     "NGL-Torch Gas Plant Venture" shall mean NGL-Torch Gas Plant Venture, a general partnership organized under the laws of the State of Texas.

     "NGL-Torch Joint Venture Agreement" shall mean that certain Joint Venture Agreement of NGL-Torch Gas Plant Venture, dated July 15, 1993, between Borrower, as successor-in-interest to Torch Energy Marketing, Inc. and NGL Associates, as venture partners, as (subject to the provisions of Section 7.13) amended.

     "NGL-Torch Related Assets" shall mean (i) all of the Borrower's right, title and interest in, to and arising under the NGL-Torch Gas Plant Venture,
(ii) all interests of the NGL-Torch Gas Plant Venture in and to the Diamond M - Sharon Ridge Gas Plant including, without limitation, related personal property and other fixed asset and all easements, servitudes and similar real property interests owned by the NGL-Torch Gas Plant Venture, on which such Gas Plant is located and (iii) all revenues, monies, proceeds and payments accruing and to accrue, and all sums payable and to be payable to the Borrower and to which the Borrower is or may be entitled to under the NGL-Torch Gas Plant Venture.

     "Notes" shall mean the promissory notes of the Borrower dated the Effective Date payable to the order of each Bank, substantially in the form of Exhibit D.

     "Notice of Conversion or Continuation" shall mean a Notice of Conversion or Continuation in the form of Exhibit E signed by a Responsible Officer of the Borrower.

     "Obligations" shall mean all obligations, liabilities and indebtedness of every nature of the Borrower and its Subsidiaries from time to time owing to any Bank under any Loan Document to which the Borrower or such Subsidiary is a party, including, without limitation, (i) the due and punctual payment of (x) the principal of and interest on the Loans, Letters of Credit and reimbursement obligations under Letter of Credit Applications, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, including, to the extent permitted by applicable law, interest that accrues after the commencement of any proceeding by or against the Borrower or any of its Subsidiaries under the Bankruptcy Code and all other applicable Debtor Relief Laws, (y) all other monetary obligations of the Borrower and its Subsidiaries to any Bank under this Credit Agreement and each of the other Loan Documents to which the Borrower or such Subsidiary is a party, including any and all fees, costs, expenses and indemnities, and (z) all monetary obligations of the Borrower or any Subsidiary of the Borrower owing to any Bank or Affiliate of such Bank under any Hedge Transaction permitted under Section 7.13, including any and all fees, costs, expenses and indemnities under such Hedge Transaction, and (ii) the due and punctual performance of all other obligations of the Borrower and its Subsidiaries under this Credit Agreement and each other Loan Document to which the Borrower or such Subsidiary is a party. "Obligation" shall mean any part of the Obligations.

     "Odyssey" shall mean Odyssey Petroleum Company, a Delaware corporation and a wholly owned Subsidiary of the Borrower.

     "Oil and Gas Interests" shall mean any and all rights, estates, titles and interests in any oil and gas wells, oil, gas, sulphur and other mineral leaseholds and fee interests, all overriding royalty interests, mineral interests, royalty interests, net profits interests, oil payments, production payments, carried interests and any and all other interests in Hydrocarbons, whether any of the same be real or personal, now owned or hereafter acquired by the Borrower or its Subsidiaries, directly or indirectly together with rights, titles and interests created by or arising under the terms of any unitization, communitization, and pooling agreements or arrangements, and all Properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of laws, which now or hereafter include all or any part of the foregoing.

     "Operative Documents" shall mean, collectively, the Snyder Joint Venture Agreement, the Management Agreement, the NGL-Torch Gas Plant Venture and each of the Loan Documents.

     "Opinion of the Borrower's Counsel" shall mean the favorable written legal opinion of Seiler, Cohn & Stebbins, L.L.P., legal counsel to the Borrower and its Subsidiaries, dated as of the Closing Date, and in form and substance satisfactory to the Agent.

     "Participants" shall have the meaning assigned to that term in Section 10.9 hereof.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

     "Permitted Liens" shall mean with respect to the Borrower or any Subsidiary of the Borrower:

          (i)  Liens securing the Obligations in favor of the Banks;

          (ii) Inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate reserves with respect thereto are maintained on its books in accordance with GAAP and which are being diligently contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture prior to judgment;

         (iii) Liens for taxes and assessments on real property which are not yet past due, or Liens for taxes and assessments on real property for which adequate reserves with respect thereto are maintained on its books in accordance with GAAP and which taxes and assessments are being diligently contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture prior to judgment;

          (iv) Imperfections and irregularities in title to any Property which in the aggregate do not materially impair the marketability or use of such Property for the purposes for which it is or may reasonably be expected to be held;

          (v) Easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the marketability or use of such real property for the purposes for which it is or may reasonably be expected to be held;

          (vi) Non-consensual Liens imposed by Law, including carrier's, mechanics', landlord's, warehousemen's or other similar Liens, other than those described in subclauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being diligently contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves with respect thereto are maintained on its books in accordance with GAAP and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture prior to judgment;

          (vii) Liens consisting of pledges or deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (viii) Liens consisting of deposits of Property to secure the performance of bids, trade contracts (other than for Debt), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (ix) Liens securing the payment to third parties of royalties, overriding royalties, net profits interests, production payments or other payments out of or with respect to the production, transportation or processing of Hydrocarbons, and which are not delinquent and are (aa) in existence on the Closing Date and which were deducted in the calculation of discounted present value in the Initial Engineering Report; or (bb) reserved by the grantor in an assignment of an oil and gas lease to Borrower or any Subsidiary of the Borrower after the date hereof or reserved by the lessor in any oil and gas lease entered into with the Borrower or any Subsidiary of the Borrower after the date hereof, provided, such lease burdens are payable to third parties, have been disclosed to the Agent in writing, and are deducted in the calculation of discounted present value in the Engineering Reports;

          (x) Liens arising under operating agreements (including operating, processing or marketing agreements that relate to the Diamond M Gas Plant and/or the Snyder Gas Plant), pooling or unitization agreements, farm out agreements, pooling orders or similar agreements of a scope and nature customary in the oil and gas industry, and that are entered into in the ordinary course of business to the extent such Liens are limited in recourse to (x) the Properties subject to such interests or agreements, (y) the Hydrocarbons produced from such Properties and (z) the proceeds of such Hydrocarbons;

          (xi) Liens in respect of margin deposits permitted under Subsection 7.5(i) securing Debt permitted under Subsection 7.1(g);

          (xii) Purchase money Liens upon or in any Property acquired by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the deferred portion of the purchase price of such Property or any indebtedness incurred to finance the acquisition of such Property provided, however, that (i) no such Lien shall be extended to cover Property other than the Property being acquired, and (ii) the Debt secured thereby is permitted pursuant to Subsection 7.1(j);

          (xiii) Subject to Subsections 7.1(j) and (k), Liens on properties of corporations which become Subsidiaries of Borrower after the Closing Date, provided, however, that such Liens are in existence at the time the respective corporations become Subsidiaries and were not created in anticipation thereof;

          (xiv)  Liens on Margin Stock; and

          (xv) All other non-consensual Liens arising in the ordinary course of the Borrower's or such Subsidiary's business or incidental to the ownership of their respective Properties;

provided, that no such Lien shall secure the payment of Debt that is delinquent and provided, further, that no Permitted Lien referred to in subclauses (ii) through (xiv) above shall in the aggregate materially detract from the value or marketability of the Property subject thereto or materially impair the use or operation thereof in the operation of the business of the Borrower or such Subsidiary.

     "Person" shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a foreign state or political subdivision thereof or any agency of such state or subdivision.

     "Pledge Agreement" shall mean the Pledge Agreement dated as of the Closing Date, executed by the Borrower in favor of the Agent for the benefit of the Banks, substantially in the form of Exhibit F hereto, as same may be amended, supplemented or otherwise modified from time to time.

     "Prime Rate" shall have the meaning specified in the definition of the term "Alternate Base Rate."

     "Production Sales Contracts" shall mean all Hydrocarbon sales agreements and Hydrocarbon or water gathering, treatment and/or transportation agreements now existing or hereafter entered into by or on behalf of the Borrower or any Subsidiary Guarantor covering the Borrowing Base Properties of the Borrower or such Subsidiary Guarantor.

     "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Proved Developed Behind Pipe Hydrocarbon Reserves" shall mean Proved Hydrocarbon Reserves which are recoverable from zones behind casing in existing wells, which will require additional completion work or a future recompletion prior to the start of production.

     "Proved Developed Non-Producing Hydrocarbon Reserves" shall mean the summation of Proved Developed Behind Pipe Hydrocarbon Reserves and Proved Developed Shut-in Hydrocarbon Reserves.

     "Proved Developed Producing Hydrocarbon Reserves" shall mean those Proved Hydrocarbon Reserves which are recoverable from completion intervals currently open and producing to market. Improved recovery reserves are considered to be producing only after an improved recovery project has been installed and is in operation.

     "Proved Developed Shut-in Hydrocarbon Reserves" shall mean Proved Hydrocarbon Reserves that are recoverable from completion intervals open as of the date of estimation, but which are not producing as of such date.

     "Proved Hydrocarbon Reserves" shall mean those recoverable Hydrocarbons which have been proved to a high degree of certainty by reason of existing production, adequate testing, or in certain cases by adequate core data and other engineering and geologic information on zones which are present in existing wells or in known reservoirs. Reserves that can be produced economically through the application of established improved recovery techniques are included in the proved classification when (i) successful testing by a pilot project or the operation of any installed program in that reservoir or one in the immediate area with similar rock and fluid properties provides support for the engineering analysis on which the project or program was based, and (ii) it is reasonably certain the project will proceed. Reserves to be recovered by improved recovery techniques that have yet to be established through repeated economically successful applications are included in the proved category only after successful testing by a pilot project or after the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based. Improved recovery includes all methods for supplement of the natural reservoir including (aa) pressure maintenance, (bb) cycling, and (cc) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids.

     "Proved Reserves" shall have the meaning assigned to that term in the definition of "Engineering Report".

     "Proved Undeveloped Hydrocarbon Reserves" shall mean Proved Hydrocarbon Reserves that are recoverable (i) by new wells on undrilled acreage, (ii) by replacement wells on previously drilled and producing acreage or (iii) from existing wells where a relatively large expenditure is required for recompletion and from acreage where the application of an improved recovery technique is planned and the costs required to place the project in operation are relatively large. Proved Undeveloped Hydrocarbon Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved Hydrocarbon Reserves for other undrilled units are Proved Undeveloped Hydrocarbon Reserves only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

     "Register" shall have the meaning specified in Subsection 10.9(f) hereof.

     "Regulation D" shall mean Regulation D of the Board (respecting reserve requirements), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Regulation G" shall mean Regulation G of the Board (respecting margin credit extended by Persons other than banks, brokers and dealers), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Regulation U" shall mean Regulation U of the Board (respecting margin credit extended by banks), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Regulation X" shall mean Regulation X of the Board (respecting borrowers who obtain margin credit), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Related Assets" shall mean, collectively, the Snyder Related Assets and the NGL-Torch Related Assets.

     "Related Asset Report" shall mean a report with respect to the Snyder Gas Related Assets and the NGL-Torch Related Assets to be delivered by Borrower to Banks simultaneous with each delivery by Borrower of an Engineering Report pursuant to Sections 3.2 and 3.3 which shall (i) be in form and substance acceptable to Required Banks, (ii) be prepared by personnel of the Borrower in accordance with customary and prudent practices of the petroleum engineering industry, and (iii) which shall set forth the average daily input volumes, revenues, operating expenses and capital expenditures of the Snyder Gas Plant for the period of six (6) months ending the preceding June 30 or December 31, as the case may be.

     "Release" shall mean any release, spill, emission, leak, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Substance into the environment or into or out of any real property of the Borrower or any Subsidiary of the Borrower, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater and/or land in violation of Environmental Laws.

     "Remedial Action" shall mean actions required by a Governmental Agency to
(i) clean up, remove, treat or in any other way address Hazardous Substances in the environment, (ii) prevent the Release or threat of Release or minimize the further Release of Hazardous Substances so they do not migrate or endanger or threaten to endanger public health or welfare or the environment or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

     "Reportable Event" shall mean any of the events described in Section 4043 or Section 4068(f) of ERISA for which the thirty (30) day notice requirement of 29 C.F.R. (S) 2615.3 has not been waived.

     "Required Banks" shall mean those Banks holding at least 67% of the Utilized Credit, or, if no Utilized Credit is outstanding, at least 67% of the Total Commitment.

     "Requirements of Law" shall mean any federal, state or local law, rule or regulation, permit or other binding determination of any Governmental Authority applicable to the Borrower or any of its Subsidiaries or any of their respective Properties.

     "Responsible Officer" shall mean, as to any Person, its Chairman, Vice-Chairman, President, Executive Vice President(s), Senior Vice President(s) or Vice President duly authorized to act on behalf of such Person.

     "Snyder Gas Plant" shall mean that certain cryogenic gas plant located in Scurry County, Texas, certain interests in which are owned by the Snyder Gas Plant Venture and the NGL-Torch Gas Plant Venture, which gas plant extracts liquids from natural gas produced from the Sacroc Unit, a waterflood and carbon dioxide injection project, as well as the adjacent Sharon Ridge Field.

     "Snyder Gas Plant Venture" shall mean the Snyder Gas Plant Venture, a general partnership organized under the laws of the State of Texas.

     "Snyder Joint Venture Agreement" shall mean that certain Amended Joint Venture Agreement of Snyder Gas Plant Venture, dated July 29, 1993, between the Borrower and NGL Associates, as venture partners, as (subject to the provisions of Section 7.8) amended.

     "Snyder Related Assets" shall mean (i) all of the Borrower's right, title and interest in, to and arising under the Snyder Gas Plant Venture, (ii) all interests of the Snyder Gas Plant Venture in and to the Snyder Gas Plant including, without limitation, related personal property and other fixed asset and all easements, servitudes and similar real property interests owned by the Snyder Gas Plant Venture, on which such Gas Plant is located and (iii) all revenues, monies, proceeds and payments accruing and to accrue, and all sums payable and to be payable to the Borrower and to which the Borrower is or may be entitled to under the Snyder Gas Plant Venture.

     "S&P" shall mean Standard & Poor's Corporation.

     "Special Determination" shall mean any determination of the Borrowing Base pursuant to Section 3.4.

     "Standby Letter of Credit" shall mean a Letter of Credit which represents an obligation to the beneficiary on the part of the Issuing Bank (i) to repay money borrowed by or advanced to or for the account of the Borrower or any of its Subsidiaries or (ii) to make payment on account of any indebtedness undertaken by the Borrower or any of its Subsidiaries or (iii) to make payment on account of any default by the Borrower or any of its Subsidiaries in the performance of an obligation.

     "Subsidiary" shall mean as of any date of determination and with respect to any Person, any corporation, partnership, joint venture or other entity whether now existing or hereafter organized or acquired of which the securities, partnership units or other ownership interests having ordinary voting power, in the absence of contingencies, to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for all purposes of this Credit Agreement, each of Snyder Gas Plant Venture and NGL-Torch Gas Plant Venture shall be deemed a "Subsidiary" of the Borrower.

     "Subsidiary Guarantors" shall mean Odyssey, West Monroe and any such other Person who has guaranteed some or all of the Obligations and who has been accepted by the Banks as a Subsidiary Guarantor, including any Subsidiary of the Borrower which now or hereafter executes and delivers an Instrument of Joinder of the Subsidiary Guaranty in the form of Exhibit A to the Subsidiary Guaranty.

     "Subsidiary Guaranty" shall mean the guaranty of the Obligations executed by each Subsidiary of the Borrower in favor of the Agent for the benefit of the Banks to secure the Obligations substantially in the form of Exhibit G, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

     "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan (other than a "reportable event" that is not subject to the provision for 30 days notice to the PBGC); (ii) the withdrawal of the Borrower from a Benefit Plan during a plan year in which the Borrower was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on the Borrower under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any other event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the occurrence of an event described in Section 4068(f) of ERISA with respect to a Benefit Plan.

     "Texas Joint Ventures" shall mean collectively, the Snyder Gas Plant Venture and the NGL-Torch Gas Plant Venture.

     "Total Commitment" shall mean $50,000,000 as the same may be reduced from time to time pursuant to Section 2.9.

     "Type," when used in respect to any Loan or Borrowing, refers to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the Eurodollar Rate and the Alternate Base Rate.

     "United States" and "U.S." each shall mean United States of America.

     "Unused Availability" shall mean at any time, an amount equal to the Borrowing Base in effect at that time, minus the Utilized Credit.

     "Utilized Credit" shall mean, at any time, without duplication, the sum of
(i) the aggregate principal amount then outstanding on Loans, plus (ii) the aggregate LC Obligations then outstanding.

     "Utilized Percentage of Borrowing Base" shall mean on any date an amount equal to (i) the Utilized Credit divided by (ii) the Borrowing Base on such day.

     "West Monroe" shall mean West Monroe Gas Gathering Corporation, a Louisiana corporation and a wholly owned Subsidiary of the Borrower.

     "Withholding Taxes" shall have the meaning provided in Subsection 2.17(a).

     SECTION 1.2. Accounting Terms. All terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VII, such terms shall be construed in accordance with GAAP as in effect on the date of this Credit Agreement, applied on a basis consistent with the application used in the audited financial statements referred to in Subsection 5.9(a).

     SECTION 1.3.  Interpretation.

     (a)  In this Credit Agreement, unless a clear contrary intention appears:

          (i)  the singular number includes the plural number and vice versa;

          (ii)  reference to any gender includes each other gender;

          (iii) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Credit Agreement as a whole and not to any particular Article, Section or other subdivision;

          (iv) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Credit Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this subclause (iv) is intended to authorize any assignment not otherwise permitted by this Credit Agreement;

          (v) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and reference to any Note includes any Note issued pursuant hereto in extension or renewal thereof and in substitution or replacement therefor;

          (vi) unless the context indicates otherwise, reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or such Schedule or Exhibit hereto;

          (vii) the words "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term;

          (viii) with respect to the determination of any period of time, the word "from" means "from and including" and the word "to" means "to but excluding;"

          (ix) reference to any law means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time; and

          (x) with respect to the definitions of "Proved Hydrocarbon Reserves" and Proved Undeveloped Hydrocarbon Reserves", the standards used to determine if a particular Oil & Gas Interest meets the criteria contained in such definitions shall be those standards set forth in the opinions and pronouncements of the American Petroleum Institute.

     (b) The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction of this Credit Agreement.

     (c) No provision of this Credit Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

                                 ARTICLE II

                   COMMITMENTS, LOANS, AND LETTERS OF CREDIT

     SECTION 2.1.  Loans.

     (a) Subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the other Loan Documents, each Bank agrees, severally and not jointly, to make its Commitment Percentage of loans to the Borrower (collectively, the "Loans"), at any time and from time to time on and after the Effective Date and up to, but excluding, the Maturity Date, provided, a Bank's Commitment Percentage of the aggregate amount of the Utilized Credit at any one time shall not exceed the lesser of (i) such Bank's Commitment and (ii) such Bank's Commitment Percentage of the Borrowing Base. Except as otherwise provided in this Credit Agreement, the Loans shall mature and be due and payable in full on the Maturity Date. Subject to the terms and provisions hereof, the Borrower may borrow, repay and reborrow hereunder. Each Borrowing shall be made in accordance with the procedures set forth in Section
2.2 and shall be in an aggregate principal amount (i) in the case of an Base Rate Borrowing, $500,000 or a whole multiple of $100,000 in excess thereof (or, if then Unused Availability is less than $500,000, such lesser amount) and (ii) in the case of a Eurodollar Borrowing, $500,000 or a whole multiple of $100,000 in excess thereof. The Loans may from time to time be (i) Eurodollar Loans,
(ii) Base Rate Loans, or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with Sections 2.3 and 2.5.

     (b) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Issuing Bank agrees to issue Letters of Credit upon the request of the Borrower for the account of the Borrower or any Subsidiary of the Borrower at any time and from time to time on and after the Effective Date and up to, but excluding, the earlier of the Maturity Date and the termination of the Letter of Credit Commitments in accordance with the terms hereof. Each Bank (other than the Issuing Bank) severally agrees, on the terms and conditions hereinafter set forth, to purchase participations in the Letters of Credit issued by the Issuing Bank pursuant to this Subsection 2.1(b) and Section 2.3, in an aggregate amount not to exceed such Bank's Letter of Credit Commitment. Notwithstanding the foregoing, the aggregate undrawn face amount of all Letters of Credit at any time outstanding shall not exceed the aggregate Letter of Credit Commitments of all the Banks, and no Letter of Credit will be issued if immediately after such issuance the Utilized Credit would exceed the Borrowing Base then in effect. On each day during the period commencing with the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, and, irrespective of whether such Letter of Credit has expired or terminated, if same has been drawn upon and the amount so drawn has not been reimbursed to the Issuing Bank or deemed a Base Rate Borrowing pursuant to Subsection 2.3(d), the Commitment of each Bank shall be deemed to be utilized for all purposes hereof in an amount equal to such Bank's Commitment Percentage of the undrawn face amount of such Letter of Credit, plus the aggregate amount of all unreimbursed drawings.

     SECTION 2.2.  Borrowing Procedure for Loans.

     (a) In order to effect a Borrowing(s), the Borrower shall submit a Borrowing Request in writing or by telecopy (or telephone notice promptly confirmed in writing or by telecopy) to the Agent, (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York, New York time, two
(2) Business Days before the Borrowing Date specified in the Borrowing Request for such proposed Eurodollar Borrowing(s) and (ii) in the case of a Base Rate Borrowing, not later than 12:00 noon, New York, New York time, on the Borrowing Date specified in the Borrowing Request for such proposed Base Rate Borrowing. Such Borrowing Request shall be irrevocable and shall in each case refer to this Credit Agreement and specify (i) whether the Borrowing(s) then being requested are to be Eurodollar Borrowing(s), or Base Rate Borrowing(s), or a combination thereof, (ii) the Borrowing Date of such Borrowing(s) (which shall be a Business
Day), (iii) the aggregate principal amount of such Borrowing(s) and (iv) in the case of Eurodollar Borrowings, the Interest Periods with respect thereto. If no Interest Period with respect to any Eurodollar Borrowing(s) is specified in any such Borrowing Request, then the Borrower shall be deemed to have selected a Interest Period of one (1) month's duration. The Agent shall promptly advise the Banks of any Borrowing Request given pursuant to this Section 2.2 and of each Bank's Commitment Percentage of the requested Borrowing(s) by telecopy (or telephone notice promptly confirmed in writing or by telecopy).

     (b) Each Bank may at its option make any Eurodollar Loan by causing any Lending Office of such Bank to make such Eurodollar Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Loan in accordance with the terms of this Credit Agreement and the applicable Notes.

     (c) No later than 1:00 p.m., New York, New York time, on the Borrowing Date specified in each Borrowing Request, each Bank will make available to the Agent its Commitment Percentage of the Loans comprising the Borrowing(s) requested to be made on such date, in Dollars and immediately available funds. Upon fulfillment of the applicable conditions set forth in Article IV, the Agent will make the proceeds of each Borrowing so requested available to the Borrower by crediting the amounts so received to a general deposit account maintained by the Borrower with Texas Commerce Bank National Association or in accordance with written wire instructions timely received by the Agent from the Borrower, on the Borrowing Date or, if a Borrowing shall not occur on such Borrowing Date because any condition precedent herein specified shall not have been met, the Agent will return the amounts so received to the respective Banks as soon as practicable. All Borrowings shall be made by the Banks pro rata in accordance with such Bank's Commitment Percentage of the Loans comprising such Borrowing.

Unless the Agent shall have received notice from a Bank prior to the date of any proposed Borrowing Date that such Bank will not make available to the Agent such Bank's Commitment Percentage of such Borrowing, the Agent may assume that such Bank has made its Commitment Percentage available to the Agent on such Borrowing Date in accordance with this subparagraph (c) and the Agent, in reliance upon such assumption, may, (but under no circumstances shall the Agent be obligated to) make available to the Borrower on such Borrowing Date a corresponding amount. If and to the extent that such Bank shall not have made its Commitment Percentage of such Borrowing available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Effective Rate. If such Bank shall repay to the Agent such corresponding amount, such amount shall constitute such Bank's Commitment Percentage of such Borrowing for purposes of this Credit Agreement.

     (d) No Eurodollar Borrowing may be made if, after giving effect to such Eurodollar Borrowing, there would be more than six (6) Eurodollar Borrowings outstanding at such time.

     SECTION 2.3.  Issuing the Letters of Credit.

     (a) In order to effect the issuance of a Letter of Credit, the Borrower shall submit a Borrowing Request and a Letter of Credit Application in writing by telecopy to the Agent (who shall promptly notify the Issuing Bank) not later than 11:00 a.m., New York, New York time, two (2) Business Days before the date of issuance of such Letter of Credit. Each such Borrowing Request and Letter of Credit Application shall be signed by the Borrower, specify the Business Day on which such Letter of Credit is to be issued, and, the availability for Letters of Credit under the Letter of Credit Commitment and the Borrowing Base as of the date of issuance of such Letter of Credit and the expiry date thereof which shall not be later than the earlier of (i) twelve (12) months from the date of issuance of such Letter of Credit and (ii) the Maturity Date.

     (b) Upon satisfaction of the applicable terms and conditions set forth in
Article IV, the Issuing Bank shall issue such Letter of Credit to the specified beneficiary not later than the close of business, New York, New York time, on the date so specified. The Agent shall provide the Borrower and each Bank with a copy of each Letter of Credit so issued. Each such Letter of Credit shall (i) provide for the payment of drafts, presented for honor thereunder by the beneficiary in accordance with the terms thereon, at sight when accompanied by the documents described therein and (II) BE SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500, (AND ANY SUBSEQUENT REVISIONS THEREOF APPROVED BY A CONGRESS OF THE INTERNATIONAL CHAMBER OF COMMERCE) (THE "UCP") AND SHALL, AS TO MATTERS NOT GOVERNED BY THE UCP, BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     (c) Upon the issuance date of each Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each other Bank, and each other Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation, to the extent of such Bank's Commitment Percentage, in such Letter of Credit, the obligations thereunder and in the reimbursement obligations of the Borrower due in respect of drawings made under such Letter of Credit. If requested by the Issuing Bank, the other Banks will execute any other documents reasonably requested by the Issuing Bank to evidence the purchase of such participation.

    (d) Upon the presentment of any draft for honor under any Letter of Credit by the beneficiary thereof which the Issuing Bank determines is in compliance with the conditions for payment thereunder, the Issuing Bank shall promptly notify the Borrower, the Agent and each Bank of the intended date of honor of such draft and the Borrower hereby promises and agrees to pay to the Agent for the account of the Issuing Bank, by 11:00 a.m., New York, New York time, on the date payment is due as specified in such notice, the full amount of such draft in immediately available funds. If the Borrower fails timely to make such payment, each Bank shall, notwithstanding any other provision of this Credit Agreement (including the occurrence and continuance of a Default or an Event of Default), make available to the Agent for the benefit of the Issuing Bank an amount equal to its Commitment Percentage of the presented draft on the day the Issuing Bank is required to honor such draft. If such amount is not in fact made available to the Agent by such Bank on such date, such Bank shall pay to the Agent for the account of the Issuing Bank, on demand made by the Issuing Bank, in addition to such amount, an amount equal to the product of (i) the average daily Federal Funds Effective Rate per annum during the period referred to in subclause (iii) of this sentence times (ii) the amount of such Bank's Commitment Percentage of the presented draft times (iii) the number of days that elapse from the day the Issuing Bank honors such draft to the date on which the amount equal to such Bank's Commitment Percentage of the presented draft becomes immediately available to the Issuing Bank divided (iv) by 360. Upon receipt by the Agent from the Banks of the full amount of such draft, notwithstanding any other provision of this Credit Agreement (including the occurrence and continuance of a Default or an Event of Default) the full amount of such draft shall automatically and without any action by the Borrower, be deemed to have been a Base Rate Borrowing as of the date of payment of such draft. Nothing in this subparagraph (d) or elsewhere in this Credit Agreement shall diminish the Borrower's obligation under this Credit Agreement to provide the funds for the payment of, or on demand to reimburse the Issuing Bank for payment of, any draft presented to, and duly honored by, the Issuing Bank under any Letter of Credit, and, unless the Unused Availability is greater than the amount of such payment and the Borrower has satisfied all of the conditions precedent set forth in
Section 4.2 hereof, the automatic funding of a Loan as in this subparagraph (d) provided shall not constitute a cure or waiver of the Event of Default for failure, timely to provide such funds as in this subparagraph agreed.

    (e) In order to induce the issuance of Letters of Credit by the Issuing Bank and the purchase of participations therein by the other Banks, the Borrower agrees with the Agent, the Issuing Bank and the other Banks that neither the Agent nor any Bank (including the Issuing Bank) shall be responsible or liable (except as provided in the following sentence) for, and the Borrower's unconditional obligation to reimburse the Issuing Bank through the Agent for amounts paid by the Issuing Bank, as provided in Subsection 2.3(d), on account of drafts so honored under the Letters of Credit shall not be affected by, any circumstance, act or omission whatsoever (whether or not known to the Agent or any Bank (including the Issuing Bank) other than a circumstance, act or omission resulting from the gross negligence or willful misconduct of the Agent or any
Bank). The Borrower agrees that any action taken or omitted to be taken by the Agent or any Bank (including the Issuing Bank) under or in connection with any Letter of Credit or any related draft, document or Property shall be binding on the Borrower and shall not put the Agent or any Bank (including the Issuing
Bank) under any resulting liability to the Borrower, unless such action or omission is the result of the gross negligence or willful misconduct of the Agent or any such Bank. The Borrower hereby waives presentment for payment (except the presentment required by the terms of any Letter of Credit) and notice of dishonor, protest and notice of protest with respect to drafts honored under the Letters of Credit. The Issuing Bank agrees promptly to notify the Borrower whenever a draft is presented under any Letter of Credit, but failure to so notify the Borrower shall not in any way affect the Borrower's obligations hereunder. Subject to Section 2.19, if while any Letter of Credit is outstanding, any law, executive order or regulation is enforced, adopted or interpreted by any public body, governmental agency or court of competent jurisdiction so as to affect any of the Borrower's obligations or the compensation to any Bank in respect of the Letters of Credit or the cost to such Bank of establishing and/or maintaining the Letters of Credit (or any participation therein), such Bank shall promptly notify the Borrower thereof in writing in accordance with Subsection 2.13(c) or 2.17, as the case may be, and within ten (10) Business Days after receipt by the Borrower of such Bank's request (through the Agent) for reimbursement or indemnification or within thirty (30) days after receipt of a notice in respect of Withholding Taxes under Section 2.17 hereof, accompanied by a certificate from such Bank setting forth the basis for such reimbursement or indemnification and the calculation thereof in accordance with Subsection 2.13(c) or Section 2.17, as the case may be, the Borrower shall reimburse or indemnify such Bank, as the case may be, with respect thereto so that such Bank shall be in the same position as if there had been no such enforcement, adoption or interpretation, unless the Borrower notifies the Agent of its good faith contest to, and dispute of, the requested amount and such Bank's basis therefor and/or calculation thereof. The foregoing agreement of the Borrower to reimburse or indemnify the Banks shall apply in (but shall not be limited to) the following situations: an imposition of or change in reserve, capital maintenance or other similar requirements or in excise or similar taxes or monetary restraints, except a change in franchise taxes imposed on such Bank or in tax on the net income of such Bank.

    (f) In the event that any provision of a Letter of Credit Application is inconsistent with, or in conflict of, any provision of this Credit Agreement, including provisions for the rate of interest applicable to drawings thereunder or rights of setoff or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Credit Agreement shall govern.

    SECTION 2.4.  Conversions or Continuation of Borrowings.

    (a) Subject to the other provisions of this Credit Agreement, the Borrower may elect from time to time to convert (i) all or any part of Eurodollar Loans which comprise part of the same Eurodollar Borrowing to a Borrowing comprised of Base Rate Loans and (ii) all or any part of Base Rate Loans which comprise part of the same Borrowing to a Borrowing comprised of Eurodollar Loans, provided, however, in each case that any such conversion of Loans comprising a Eurodollar Borrowing shall, subject to the second following sentence, only be made on the last day of a Interest Period with respect thereto. All or any part of a Borrowing may be converted as provided herein, provided that no Borrowing may be converted into a Eurodollar Borrowing when any Default or Event of Default has occurred and is continuing.

    (b) Any Eurodollar Borrowing may be continued as such effective upon the expiration of the Interest Period with respect thereto; provided, that no Eurodollar Borrowing may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Borrowing on the last day of then current Interest Period with respect thereto.

    (c) In order to elect to convert or continue a Borrowing, or any portion thereof, under this Section 2.4, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Agent not later than 11:00 a.m., New York, New York time, (i) at least two (2) Business Days in advance of the proposed conversion or continuation date in the case of a conversion to, or continuation of, a Eurodollar Borrowing and (ii) at least one (1) Business Day in advance of the proposed conversion date in the case of a conversion to a Base Rate Borrowing. Each such Notice of Conversion or Continuation shall be by telecopy (confirmed thereafter by a delivery of the original of such Notice of Conversion or Continuation by United States mail or a reputable courier) and shall specify (i) the date of the requested conversion or continuation (which shall be a Business Day), (ii) the amount and the Borrowing to be converted or continued, (iii) whether a conversion or continuation is requested, and, if a conversion, into what Type of Borrowing and
(iv) in the case of a conversion to, or a continuation of, a Eurodollar Borrowing, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this Section 2.4, the Agent shall provide each Bank with a copy thereof.

    (d) No Borrowing, or any portion thereof, may be converted into an Eurodollar Borrowing if, after giving effect to such conversion, there would be more than six (6) Eurodollar Borrowings outstanding at such time.

    (e) If the Borrower shall fail to deliver a timely Notice of Conversion or Continuation with respect to any Eurodollar Borrowing, the Borrower shall be deemed to have elected to convert such Eurodollar Borrowing to a Base Rate Borrowing on the last day of the Interest Period with respect to such Eurodollar Borrowing.

    (f) For purposes of this Section 2.4, Borrowings having different Interest Periods, regardless of whether they commence on the same date or are of the same Type shall be considered Borrowings of different Types.

    SECTION 2.5.  Fees.

    (a) In consideration of each Bank's commitment to make Loans, the Borrower will pay to Agent for the account of each Bank a commitment fee determined on a daily basis by applying the applicable Commitment Fee Rate to such Bank's Commitment Percentage of the Unused Availability, determined on each day from the Effective Date to but excluding the Maturity Date. This commitment fee shall be due and payable in arrears on the first day of the next succeeding Fiscal Quarter, on the date of each reduction in the Total Commitment and at Maturity (by acceleration or otherwise). The applicable "Commitment Fee Rate" shall be three-eighths of one percent (0.375%) per annum.

    (b) In consideration of each Bank's commitment to participate in Letters of Credit, the Borrower will pay to Agent for the account of each Bank a letter of credit fee equal to the greater of (i) $300.00 and (ii) a fee determined by applying the applicable Letter of Credit Fee Rate to the face amount of each Letter of Credit from the date of issuance thereof to the date on which such Letter of Credit expires. All such Letter of Credit fees shall be payable quarterly in advance of the issuance of such Letter of Credit. The Agent shall pay to each Bank its Commitment Percentage of such Letter of Credit fee. The applicable "Letter of Credit Fee Rate" shall equal the Applicable Eurodollar Margin in effect on the date of issuance of the applicable Letter of Credit minus one-eighth of one percent (0.125%) per annum.

    (c) the Borrower agrees to pay to the Issuing Bank as a fronting fee for the issuance of each Letter of Credit, in an amount equal to the greater of (i) $100.00 and (ii) one-eighth of one percent (0.125%) of the face amount of such Letter of Credit per annum.

    (d) the Borrower shall pay when due to the Agent and each of the Banks such other fees as shall have been separately agreed by the Agent and the Borrower in writing.

    (e) All computations of fees hereunder shall be calculated on the basis of a year of 365 or 366, as the case may be, days and the actual number of days elapsed.

    SECTION 2.6.  Notes.

    (a) The Loans made by each Bank shall be evidenced by a single Note duly executed and delivered by the Borrower, dated the Closing Date, with the blanks appropriately completed, payable to the order of such Bank in a principal amount equal to such Bank's Commitment as set forth in Schedule 1.1.

    (b) Each Bank is hereby authorized by the Borrower, at its option, to endorse on the schedule attached to its Note (or on a continuation of such schedule attached to its Note and made a part thereof) or in its internal records relating to its Note an appropriate notation evidencing the date and amount of each Loan evidenced thereby, the date and amount of each payment of principal or interest in respect thereof and such other information provided for on such schedule. The aggregate unpaid principal amount so recorded shall be presumptive evidence of the principal amount owing by the Borrower to such Bank and unpaid under its Note. The failure of any Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Bank in accordance with the terms of its Note and this Credit Agreement.

    SECTION 2.7.  Interest on Loans and Payment Dates.

    (a) Subject to the provisions of Section 2.8, the Loans shall bear interest as follows:

        (i) The Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the lesser of (aa) the Highest Lawful Rate, and (bb) the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Eurodollar Margin with respect to such Eurodollar Loans.

        (ii) The Loans comprising any Base Rate Borrowing shall bear interest at a rate per annum equal to the lesser of (aa) the Highest Lawful Rate, and (bb) the Alternate Base Rate (if the Alternate Base Rate is based on the Prime Rate, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; if the Alternate Base Rate is based on the Federal Funds Effective Rate, computed on the basis of the actual number of days elapsed over a year of 360 days).

    (b) Interest on each Loan shall be payable by the Borrower (i) in respect of each Loan comprising part of a Base Rate Borrowing, on the last day of the Interest Period applicable to such Base Rate Borrowing, (ii) in respect of each Loan comprising part of a Eurodollar Borrowing, on the last day of the Interest Period applicable to such Eurodollar Borrowing, and, in the case of an Interest Period for Eurodollar Borrowings of six (6) months, on the date occurring three
(3) months from the first day of such Interest Period and on the last day of such Interest Period, (iii) in respect of each Loan accruing interest at the Default Rate, on demand and (iv) in respect of all Loans, on any payment or conversion (on the amount paid or converted), at maturity (whether by acceleration or otherwise) and, after maturity, on demand.

    (c) Interest in respect of the unpaid principal amount of each Loan shall accrue from (and including) the date of the making of such Loan to (but not including) the date on which such Loan shall be paid in full.

    (d) The Agent shall, upon determining a Eurodollar Rate for any Interest Period with respect to a Eurodollar Borrowing, promptly notify the Borrower and the Banks thereof.

    SECTION 2.8. Interest on Overdue Amounts. If the Borrower shall fail to pay the principal of or interest on any Loan or any other amount when due hereunder (after the expiration of any applicable grace period), the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount from the date of such Event of Default up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (the "Default Rate") equal to the lesser of (i) the Highest Lawful Rate and (ii) the Alternate Base Rate plus two percent (2%) per annum computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be.

    SECTION 2.9.  Voluntary Termination and Reduction of the Total Commitment.

    (a) Subject to Section 2.11. The Borrower may permanently terminate, or from time to time in part permanently reduce, the Total Commitment upon at least five (5) Business Days' prior irrevocable written or telecopy notice (or telephone notice promptly confirmed in writing) to the Agent (which notice the Agent shall promptly transmit to each of the Banks). Such notice shall specify the date and the amount of the termination or reduction of the Total Commitment. Each partial reduction of the Total Commitment shall be in a minimum aggregate principal amount of $1,000,000 and in integral multiples of $1,000,000.

    (b) Simultaneously with any termination or reduction of the Total Commitment pursuant to this Section 2.9, the Borrower shall pay to the Agent for the account of each Bank the commitment fees, if any, on the amount of the Total Commitment so terminated or reduced, accrued through the date of such termination or reduction.

    SECTION 2.10.  Voluntary Prepayment of Loans.

    (a) The Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part, (i) in the case of Eurodollar Loans upon at least three (3) Business Days' prior written or telecopy notice (or telephone notice promptly confirmed in writing) to the Agent, provided, however, that in the event the Borrower prepays Eurodollar Borrowing in whole or in part on a day which is not the last day of the Interest Period applicable thereto, the provisions of Section 2.15 shall apply or (ii) in the case of a Base Rate Loan, upon at least one (1) Business Day's prior written or telecopy notice or telephone notice promptly confirmed in writing) to the Agent; provided, however, that each such partial prepayment shall be in a minimum principal amount of $100,000 and in integral multiples of $100,000.

    (b) Each notice of prepayment under subsection (a) above shall (i) specify the prepayment date, the principal amount of such prepayment, which Loans are to be prepaid, and in the case of Loans comprising Eurodollar Borrowings, the specific Borrowing(s) pursuant to which such Loans were made and the Interest Period applicable thereto, (ii) be irrevocable and (iii) commit the Borrower to prepay such Loan(s) by the amount stated therein on the date stated therein.
All prepayments under this Section 2.10 shall be subject to Section 2.15 (as to prepayments of Eurodollar Loans), but otherwise without premium or penalty. All prepayments under this Section 2.10 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

    SECTION 2.11.  Mandatory Payments on Loans.

    (a) If at any time there shall exist a Borrowing Base Deficiency, the Borrower shall (i) within ninety (90) calendar days after the Agent gives notice of such Borrowing Base Deficiency to the Borrower, prepay the principal outstanding on the Loans to the Agent in an amount at least equal to fifty percent (50%) of such Borrowing Base Deficiency, and (ii) from the 90th calendar day up to but excluding the 180th calendar day after the Agent gives notice of such Borrowing Base Deficiency to the Borrower, prepay the principal outstanding on the Loans to the Agent in an amount equal to at least the remaining fifty percent (50%) of such Borrowing Base Deficiency, and, if the prepayment of all of the outstanding Loans is less than such Borrowing Base Deficiency, the Borrower shall prepay to the Agent an additional amount equal to such remaining Borrowing Base Deficiency, to be applied as the Agent elects to any of the various LC Obligations then due and payable; provided, however, that all such amounts applied by the Agent to the LC Obligations shall be applied (i) first to the Matured LC Obligations, and (ii) second as LC Collateral, to be held by the Agent for the benefit of the Banks until such other LC Obligations have either
(aa) become Matured LC Obligations, at which time LC Collateral in the amount of such Matured LC Obligations shall be applied to such Matured LC Obligations, or
(bb) expired undrawn, at which time an amount of such LC Collateral equal to such expired and undrawn LC Obligations shall be promptly returned to the Borrower. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid.

    (b) If at any time the aggregate amount of the Utilized Credit exceeds the Total Commitment, the Borrower shall, within five (5) calendar days following receipt of notice from the Agent of such event, prepay the Loans in an amount equal to such excess, and, if the prepayment of the Loans is less than such excess, the Borrower shall prepay an additional amount equal to such remaining excess, to be applied as the Agent elects to any of the various LC Obligations then due and payable; provided, however, that all such amounts applied by the Agent to the LC Obligations shall be applied (i) first to the Matured LC Obligations, and (ii) second as LC Collateral, to be held by the Agent for the benefit of the Banks until such other LC Obligations have either (aa) become Matured LC Obligations, at which time LC Collateral in the amount of such Matured LC Obligations shall be applied to such Matured LC Obligations, or (bb) expired undrawn, at which time an amount of such LC Collateral equal to such expired and undrawn LC Obligations shall be promptly returned to the Borrower.

    (c) With respect to each payment of principal required to be made pursuant to this Section 2.11, the Borrower may designate, by written notice to the Agent on or before the date of such payment, the Types of Loans which are to be paid and, in the case of Eurodollar Loans, the specific Eurodollar Borrowing(s) pursuant to which made and the Interest Periods applicable thereto, provided that (i) payments of Eurodollar Loans may only be made on the last day of an Interest Period applicable thereto unless all Base Rate Loans have been paid in full; and (ii) if any payment of Eurodollar Loans made pursuant to a single Eurodollar Borrowing shall reduce the outstanding Loans made pursuant to such Eurodollar Borrowing to an amount less than $500,000, such Eurodollar Borrowing shall immediately be converted into Base Rate Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Agent shall apply the amount of such payment first to the payment of all outstanding Base Rate Loans and second to the payment of the outstanding Eurodollar Loans.

    (d) The unpaid principal amount of all Loans shall be due and payable in full on or before the Maturity Date.

    SECTION 2.12. Alternate Rate of Interest. In the event, and on each occasion, that on the day three (3) Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing, the Agent shall have reasonably determined (which determination shall be final and binding upon the Borrower) that (i) Dollar deposits in the principal amounts of the relevant Eurodollar Loans comprising such Eurodollar Borrowing are not generally available in the interbank eurodollar market, or (ii) by reason of any changes arising after the date of this Credit Agreement affecting the interbank eurodollar market, adequate and fair means do not exist for ascertaining such Eurodollar Rate on the basis provided for in the definition of the Eurodollar Rate, or (iii) by reason of any other circumstance affecting a Bank or the interbank eurodollar market or the position of such Bank in such market, the Eurodollar Rate will not adequately and fairly reflect the cost to any Bank of making or maintaining its Eurodollar Loan during such Interest Period the Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the Banks. In the event of any such determination, any request by the Borrower for a Eurodollar Borrowing pursuant to Sections 2.3 or 2.5 shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Borrowing comprised of Base Rate Loans.

    SECTION 2.13.  Change in Circumstances.

    (a) Notwithstanding any other provision herein but subject to Section 2.19, if after the Effective Date the introduction of any applicable law or regulation or any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Banks with any applicable guideline or request from any central bank or Governmental Authority (whether or not having the force of law) (i) shall change the basis of taxation of payments to any Bank of the principal of or interest on any Loan made by such Bank or any other fees or amounts payable hereunder (other than changes in the rate of tax imposed on the overall net income of, including penalties and interest in respect thereof, or franchise taxes based on the net income of, such Bank or its Lending Office), (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against Properties of, deposits with or for the account of, or credit extended by, any Bank or (iii) shall impose on any Bank or the interbank eurodollar market any other condition affecting this Credit Agreement or any Eurodollar Loan made by such Bank, and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed in good faith by such Bank to be material, then the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such additional costs incurred or reductions suffered in accordance with subparagraph (c) below. Notwithstanding the foregoing, in no event shall any Bank be permitted to receive any compensation hereunder constituting interest in excess of the Highest Lawful Rate.

    (b) If any Bank shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards" or the adoption or effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing, or any change in the interpretation or administration in any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or its Lending Office) or such Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company, as a consequence of its obligations under this Credit Agreement to a level below that which such Bank or such Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed in good faith by such Bank to be material, then the Borrower and such Bank or (as the case may be) the Agent shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank or the Agent in light of these circumstances.
If the Borrower and such Bank or the Agent are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then the Borrower shall pay, subject to Section 2.19, to such Bank or the Agent, as the case may be, an amount that will, in such Bank's or the Agent's reasonable determination, provide adequate compensation to such Bank or such Bank's holding company (or the Agent or the Agent's holding company, as the case may be) for any such reduction in accordance with subparagraph (c) below. Notwithstanding the foregoing, in no event shall any Bank be permitted to receive any compensation hereunder constituting interest in excess of the Highest Lawful Rate.

    (c) Any Bank requesting compensation pursuant to Subsections 2.13(a) or (b) hereof shall deliver to the Borrower a certificate of such Bank setting forth such amount or amounts as shall be necessary to compensate such Bank or its holding company as specified in subparagraphs (a) or (b) above, as the case may be, and such certificate shall be prima facie evidence that such amount(s) are due and owing. In preparing such certificate, such Bank may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may be determined by any reasonable averaging and attribution method. The Borrower shall pay to such Bank the amount shown as due on any such certificate within fifteen (15) Business Days after the Borrower's receipt of the same. Any decision by a Bank not to require payment of any interest, cost or other amount payable under this Section 2.13 or to calculate any amount payable by a particular method, on one occasion, shall in no way limit or be deemed a waiver of such Bank's right to require full payment of any interest, cost or other amount payable hereunder, or to calculate any amount payable by another method, on any other or subsequent occasion.

    SECTION 2.14.  Change in Legality.

    (a) Notwithstanding any other provision herein contained to the contrary, if
(i) any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Bank or its Lending Office to make or maintain its Commitment Percentage of any Eurodollar Borrowing or to give effect to its obligations as contemplated hereby with respect to its Commitment Percentage of any Eurodollar Borrowing or (ii) at any time the Required Banks reasonably determine the making or continuance of any Bank's Loans comprising a portion of any Eurodollar Borrowing has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the interbank eurodollar market or the position of such Bank in such market, as the case may be, then, and in any such event, such Bank shall, promptly after making such determination, give written or telecopy notice (or by telephone promptly confirmed in writing) to the Borrower and the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks); provided, however, that before giving any such notice, such Bank shall use reasonable good faith efforts to designate a different Lending Office to make or maintain its Eurodollar Loans if such designation will avoid the need to suspend such Bank's obligations to make or maintain Eurodollar Loans and will not be otherwise disadvantageous to such Bank. Thereafter each such affected Bank may (i) declare that such affected Bank will no longer make Eurodollar Loans (subject to subparagraph (b) below) whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Bank only, be deemed a request for a Base Rate Loan; and (ii) require that all outstanding Eurodollar Loans made by such affected Bank(s) be converted into Base Rate Loans at the end of the applicable Interest Period or such earlier time as may be required by applicable Requirements of Law, in each case by giving the Agent written or telecopy notice (or by telephone promptly confirmed in writing) thereof (which notice, in the case of subclause (ii) above shall specify which affected Eurodollar Loans are to be converted); provided, however, that all Banks whose Eurodollar Loans are affected by the circumstances described above shall be treated in the same manner.

    (b) In the event any Bank shall exercise its rights under subsection (a) above, all payments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made, converted or continued by such Bank or the converted Eurodollar Loans of such Bank shall instead be applied to repay the Base Rate Loans made by the Bank in lieu of, or resulting from the conversion of, such affected Eurodollar Loans.

    SECTION 2.15. Funding Losses. Without duplication of other provisions contained herein, the Borrower shall indemnify each Bank against any loss or reasonable expense which such Bank may sustain or incur as a consequence of (i) any failure by the Borrower to fulfill on the Borrowing Date for any Borrowing hereunder the applicable conditions set forth in Article IV, (ii) any failure by the Borrower to borrow hereunder after a Borrowing Request pursuant to this
Article II has been given, (iii) any failure by the Borrower to convert or continue a Borrowing hereunder after a Notice of Conversion or Continuation pursuant to this Article II has been given, (iv) any payment, prepayment, continuance or conversion of a Eurodollar Borrowing required or permitted by any other provision of this Credit Agreement including, without limitation, payments made due to the acceleration of the maturity of the Notes pursuant to Section 8.1, or otherwise made on a date other than the last day of the applicable Interest Period, (v) any default in the payment or prepayment of the principal amount of any Eurodollar Borrowing or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise) including, but not limited to, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Bank's Commitment Percentage of any Eurodollar Borrowing or any part thereof as a Eurodollar Borrowing. Such loss or reasonable expense shall include, without limitation, an amount equal to the excess, if any, as reasonably determined by such Bank of (i) its cost of obtaining the funds for its Commitment Percentage of the Eurodollar Borrowing being paid, prepaid or converted or not borrowed (based on the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment, continuance or conversion or failure to borrow to the last day of the Interest Period for such Eurodollar Loan (or, in the case of a failure to borrow, the Interest Period for the Eurodollar Loan which would have commenced on the date of such failure to borrow) over (ii) the amount of interest (as reasonably determined by such Bank) that would be realized by such Bank in reemploying the funds so paid, prepaid, continued or converted or not borrowed for such period or Interest Period, as the case may be, provided that such Bank will use its best efforts to reemploy funds in investments of similar quality. A certificate of such Bank signed by an officer setting forth in reasonable detail any amount or amounts which such Bank is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower. The Borrower shall pay to such Bank the amount shown as due on any certificate within thirty
(30) Business Days after its receipt of the same. Notwithstanding the foregoing, in no event shall any Bank be permitted to receive any compensation hereunder constituting interest in excess of the Highest Lawful Rate. Without prejudice to the survival of any other obligations of the Borrower hereunder, the obligations of the Borrower under this Section
2.15 shall survive the date of termination of this Credit Agreement and the payment in full of the Obligations.

    SECTION 2.16.  Method of Payments Pro Rata Treatment.

    (a) The Borrower shall make each payment hereunder and under the Notes delivered hereunder not later than 1:00 p.m., New York, New York time, on the day when due in lawful money of the United States (in freely transferable Dollars) to the Agent for the account of the Banks entitled thereto at the Agent's address referred to in Section 10.2 in immediately available funds and any funds received by the Agent after such time shall, for all purposes hereof (including the following sentence), be deemed to have been paid on the next succeeding Business Day. Except as otherwise specifically provided herein, the Agent shall thereafter cause to be distributed on the date of receipt thereof to each Bank in like funds its Commitment Percentage (or, if the Loan of such Bank with respect to which such payment is being made is not of the same Type as the Loans of the other Banks with respect to which such payment is being made, such Bank's appropriate share) of the payments so received for the account of such Bank's Lending Office for the Loan in respect of which such payment is made.

    (b) Except as otherwise provided herein, (i) each Borrowing comprised of Loans hereunder shall be obtained from the Banks, each payment of fees shall be paid for the account of the Banks and each partial reduction of the Total Commitment under Section 2.9 shall be applied to the Commitments of the Banks, in each case simultaneously and pro rata in accordance with each Bank's Commitment Percentage, (ii) each conversion of a Borrowing comprised of Loans of a particular type shall be made pro rata among the Banks according to their respective Commitment Percentage of such Borrowing and (iii) each payment and prepayment of principal of or interest on any Loans will be made to the Agent for the account of each of the Banks simultaneously and pro rata in accordance with their respective Commitment Percentage of unpaid principal amounts of such Loans made by the Banks.

    (c) Whenever any payment hereunder or under the Notes (including principal of or interest on any Loan or any fees or other amounts), shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or other amount, as the case may be; provided, however, if such extension would cause payment of interest on or principal of a Eurodollar Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

        SECTION 2.17.  Taxes.

    (a) All payments of principal, interest, expenses, reimbursements, compensation, commitment, arrangement or administration fees and any other amount from time to time due hereunder, under the Notes or any other Loan Document made by the Borrower shall be made free and clear of and without deduction for any present or future tax, levy, impost or any other charge, if any, of any nature whatsoever now or hereafter imposed by any Governmental Authority, excluding, however, in the case of the Agent and each Bank, any such taxes, levies, costs or charges imposed on or measured by the gross receipts, capital or overall net income of the Agent or such Bank or such Bank's Lending Office by any jurisdiction in which the Agent or such Bank or such Bank's Lending Office is located (all such non-excluded taxes, levies, costs, imposts, deductions, charges or withholdings being herein called "Withholding Taxes").
If any Withholding Taxes are required to be withheld from any amounts payable to the Agent or any Bank hereunder or under the Notes, and if such withholding does not result from the breach by such Bank of its agreement set forth in subsection (b) below or would not be required if such Bank's representation and warranty set forth in subsection (c) below were true, then the Borrower shall pay to the Agent or such Bank, on the date of each such payment, such additional amounts as may be necessary in order that the net amounts received by the Bank after such deduction or withholding shall equal the amounts which would have been received if such deduction or withholding were not required; provided, however, that all amounts payable under this Section 2.17 which constitute interest under applicable law shall not exceed an amount which would result in the payment of interest at a rate in excess of the Highest Lawful Rate. Whenever any Withholding Taxes are withheld by the Borrower as aforesaid, as promptly as possible thereafter, the Borrower shall send to the Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Withholding Taxes so withheld by it when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Agent or any Bank as a result of any such failure.
The agreements in this Section 2.17 shall survive the termination of this Credit Agreement and the payment of the Notes and all other Obligations.

    (b) Each Bank that is not incorporated under the laws of the United States of America or a state thereof (including each Eligible Assignee that becomes a party to this Credit Agreement pursuant to Section 10.9) that is entitled to receive payments under this Credit Agreement and the Notes without deduction or withholding of any United States federal income taxes or is entitled to an exemption from backup withholding tax agrees that, prior to the first date on which any payment is due to it hereunder, it will deliver to the Borrower and the Agent, as the case may be, (i) two duly completed copies of United States IRS Forms 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Credit Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, and (ii) an IRS Forms W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each Bank which delivers to the Borrower and the Agent a Forms 1001 or 4224 and Forms W-8 or W-9 pursuant to the preceding sentence further undertakes to deliver to the Borrower and the Agent two further copies of the said Forms 1001 or 4224 and Forms W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower, certifying in the case of a Forms 1001 or 4224 that such Bank is entitled to receive payments under this Credit Agreement without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in any Requirement of Law) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Forms W-8 or W-9, establishing an exemption from United States backup withholding tax.

    (c) Each Bank (including each Eligible Assignee that becomes a party to this Credit Agreement pursuant to Section 10.9) represents and warrants to the Borrower that each Lending Office of such Bank hereunder will be entitled to receive payments of principal of, and interest on, the Loans made by such Bank from such Lending Office without withholding or deduction for or on account of any United States federal income taxes.

    SECTION 2.18. Sharing of Payments and Setoffs. Each Bank agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower (pursuant to Section 8.3 or otherwise), including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, or by similar means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans (other than pursuant to Sections 2.13, 2.15 or 2.17) as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Bank, it shall simultaneously purchase from such other Banks at face value a participation in the Loans of such other Banks, so that the aggregate unpaid principal amount of Loans and participations in Loans held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker's lien, setoff, counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker's lien, setoff, counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in a Note deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Bank as fully as if such Bank had made a Loan directly to such the Borrower in the amount of such participation.

    SECTION 2.19.  Limitation on Reimbursement; Mitigation.

    (a) Notwithstanding the provisions of Section 2.13 if any Bank fails to give notice to the Borrower of any event that would obligate the Borrower to pay any amount owing pursuant to Section 2.13 within 90 days after such Bank obtains knowledge of such event, and subsequently gives notice to the Borrower of such event, the Borrower shall pay only such amounts for costs incurred for the ninety day period immediately prior to such notice.

    (b) Any Bank claiming any additional amounts payable pursuant to Sections
2.13 or 2.17 or any Bank subject to Sections 2.12 or 2.14, (i) shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office for the Loans, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue under Sections 2.13 or
2.17 or would avoid the unavailability of Eurodollar Loans under Sections 2.12 or 2.14 and would not, in any such case, in the judgment of such Bank, be otherwise disadvantageous, and (ii) may, at the election of Borrower, be replaced by an Eligible Assignee selected by the Borrower and approved by the Agent and such Bank hereby agrees to promptly sell, assign, transfer and convey its rights and obligations under this Credit Agreement and the other Loan Documents in accordance with the provisions set forth in Subsection 10.9(c).

    SECTION 2.20.  Use of Proceeds.

    (a) The initial Borrowing of Loans shall be an amount at least equal to the aggregate principal amount of Debt of the Borrower and its Subsidiaries owed to Wells Fargo Bank (Texas) National Association, formerly known as First Interstate Bank of Texas, N.A., pursuant to the Existing Credit Agreement and shall be used to repay said debt in full. The proceeds of all other Loans and Letters of Credit may be used (i) to provide working capital support to the Borrower and its Subsidiaries, (ii) to finance capital expenditures and acquisitions of oil and gas properties, and
(iii) for letters of credit for the account of the Borrower and its Subsidiaries.

    (b) No portion of the proceeds of any Loan under this Credit Agreement shall be used by the Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T, or Regulation X or any other regulation of the Board or to violate the Securities Exchange Act of 1934, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

    (c) No portion of the proceeds of any Loan under this Credit Agreement shall be used by the Borrower, directly or indirectly, for a Hostile Acquisition.

    SECTION 2.21. Mandatory Termination of Total Commitment; Extension of Maturity Date.

    (a) The Total Commitment shall terminate on the Maturity Date, and any Loans then outstanding (together with accrued and unpaid interest thereon) shall be due and payable on such date.

    (b) At any time after March 1 but on or before May 1 of each calendar year, commencing with the calendar year 1997, the Borrower may request that the Banks extend the Maturity Date for successive periods of one year. The Banks in their sole discretion may agree to extend or decline to extend the Maturity Date; however, if the Banks have not responded to such request in writing by June 1 of the year of the Borrower's request such request shall be deemed to have been denied. In the event the Banks agree to such request, the Borrower, the Agent and the Banks shall execute a written amendment and extension agreement in form reasonably acceptable to the Agent and the Banks evidencing such extension and the agreed upon terms and conditions of such extension together with such other documents as the Agent and the Banks shall reasonably request.

                                  ARTICLE III

                      DETERMINATIONS OF THE BORROWING BASE

    SECTION 3.1. Initial Borrowing Base. During the Initial Borrowing Base Period, the Borrowing Base shall be $27,000,000; provided, however, that in no event shall the Borrowing Base ever exceed the Total Commitment.

    SECTION 3.2. Subsequent Scheduled Determinations of Borrowing Base.

    (a) (i) No later than October 1, 1996, but effective as of July 1, 1996, the Borrower shall furnish to the Agent all information, reports and data which the Banks have then requested concerning the Borrower's businesses and Properties (including all Borrowing Base Properties of the Borrower and the Subsidiary Guarantors, and the Proved Reserves and production relating thereto), together with the Engineering Reports and the Related Asset Reports described in Subsection 5.2(d), and (ii) thereafter, no later than September 1 and March 1 of each year, but effective as of the preceding July 1 and January 1, respectively, commencing March 1, 1997, the Borrower shall furnish to the Agent all information, reports and data which the Banks have then requested concerning the Borrower's businesses and Properties (including all Borrowing Base Properties of the Borrower and the Subsidiary Guarantors, and the Proved Reserves and production relating thereto), together with the Engineering Reports and the Related Asset Reports described in Subsection 5.2(d).

    (b) The "Borrowing Base" from time to time in effect hereunder shall be the maximum aggregate amount of credit which the Banks have determined to be available pursuant to the terms and provisions of this Credit Agreement. The determination of such maximum aggregate amount of credit shall be made in good faith by all the Banks, in the exercise of their sole discretion and in accordance with their respective customary practices and standards for oil and gas loans, which may include varying (from Bank to Bank) (i) assumptions regarding appropriate existing and projected pricing, (ii) assumptions modifying projected rates of future production and/or quantities of future production,
(iii) considerations related to the projected cash requirements of the Borrower and its Subsidiaries assumed to be provided from production of the Borrowing Base Properties, including present and future debt service of the Borrower and its Subsidiaries, obligations and liabilities of the Borrower to the venture partner(s) of the Snyder Gas Plant Venture and the NGL-Torch Gas Plant Venture, general and administrative expenses and Distributions in respect of equity, and
(iv) such other considerations as each Bank deems appropriate, it being recognized that the ultimate determination to be reached is more predicated upon the aggregate amount of credit available hereunder which, at the time of the determination, each Bank determines should be available as reasonably expected to be repayable by the Borrower, considering all then existing and projected other items which are expected to be payable or repayable, without undue risk of failure to timely repay.

    With respect to the first redetermination of the Borrowing Base hereunder, and upon receipt of each Engineering Report and Related Asset Report, the Agent shall submit to the Banks in writing on or before November 5, 1996, the Agent's recommendation as to the Borrowing Base amount which the Agent has determined should be available to Borrower pursuant to the Total Commitment as of December 1, 1996 (such date being a "Determination Date"). Each Bank shall then submit to the Agent in writing on or before November 20, 1996, such Bank's approval or disapproval of the Agent's recommended Borrowing Base and any such disapproval shall state the maximum Borrowing Base acceptable to such Bank. If the Agent has not received such notice from a Bank on or before the close of business on November 20, 1996, such Bank shall be deemed to have approved the Agent's recommended Borrowing Base. If by December 1, 1996, the Agent has not received the approval of the Required Banks, then until the next Determination Date, the Borrowing Base shall be the lowest determination agreed to by the Required Banks. The Agent shall advise the Borrower of the determination of the Borrowing Base by the Banks by providing the Borrower with a Borrowing Base Notice by December 1, 1996; provided that if, due to any failure by the Borrower to submit in a timely manner any Engineering Report, Related Asset Report, or other information required to be submitted by the Borrower hereunder or, if requested in writing by the Agent, any additional information or data needed in connection with a determination of the Borrowing Base or due to any other reason beyond the control of the Agent, the Agent does not provide a Borrowing Base Notice at the time described above, then, unless the Agent gives notice to the Borrower of a new Borrowing Base, the Borrowing Base from the previous period shall be carried over into the new period until a Borrowing Base Notice is sent to the Borrower by the Agent; which Borrowing Base Notice shall be sent to the Borrower by the Agent within thirty (30) days after the cessation or cure of the circumstances causing the Borrowing Base Notice to not be previously delivered in a timely manner, and the remainder of the procedures described in this
Section 3.2 have been completed.

    From and after December 1, 1996, in connection with any determination of the Borrowing Base and upon receipt of each Engineering Report and Related Asset Report, the Agent shall submit to the Banks in writing on or before April 5 or October 5, as the case may be, the Agent's recommendation as to the Borrowing Base amount which the Agent has determined should be available to Borrower pursuant to the Total Commitment as of the next succeeding May 1 or November 1, as the case may be (each such date being a "Determination Date"). Each Bank shall submit to the Agent in writing on or before April 20 or October 20, as the case may be, such Bank's approval or disapproval of the Agent's recommended Borrowing Base and any such disapproval shall state the maximum Borrowing Base acceptable to such Bank. If the Agent has not received such notice from a Bank on or before the close of business on April 20 or October 20, as the case may be, such Bank shall be deemed to have approved the Agent's recommended Borrowing Base. If by any Determination Date the Agent has not received the approval of the Required Banks, then until the next Determination Date, the Borrowing Base shall be the lowest determination agreed to by the Required Banks. The Agent shall advise the Borrower of the determination of the Borrowing Base by the Banks by providing the Borrower with a Borrowing Base Notice by May 1 and November 1 of each year; provided that if, due to any failure by the Borrower to submit in a timely manner any Engineering Report, Related Asset Report, or other information required to be submitted by the Borrower hereunder or, if requested in writing by the Agent, any additional information or data needed in connection with a determination of the Borrowing Base or due to any other reason beyond the control of the Agent, the Agent does not provide a Borrowing Base Notice at the time described above, then, unless the Agent gives notice to the Borrower of a new Borrowing Base, the Borrowing Base from the previous period shall be carried over into the new period until a Borrowing Base Notice is sent to the Borrower by the Agent; which Borrowing Base Notice shall be sent to the Borrower by the Agent within thirty (30) days after the cessation or cure of the circumstances causing the Borrowing Base Notice to not be previously delivered in a timely manner, and the remainder of the procedures described in this Section 3.2 have been completed.

    SECTION 3.3. Special Determinations of Borrowing Base.

    (a) In addition to the redetermination of the Borrowing Base pursuant to
Section 3.2, the Borrower may request one (1) redetermination of the Borrowing Base during any twelve month period commencing on November 1 of each year. In the event the Borrower requests a special determination of the Borrowing Base pursuant to this Subsection 3.3(a), the Borrower shall deliver written notice of such request to the Agent which shall include (i) Engineering Report(s) and Related Asset Report(s) prepared as of a date not more than sixty (60) calendar days prior to the date of such request, (ii) such other information as the Agent shall request prepared as of a date not more than thirty (30) calendar days prior to the date of such request, and (iii) the amount of the Borrowing Base requested by the Borrower to become effective on the Determination Date applicable to such special determination of Borrowing Base. Within forty-five
(45) calendar days of receipt by the Agent of the Engineering Report(s), the Related Asset Report(s) and other information requested by the Agent (a "Determination Date"), the Banks shall redetermine the Borrowing Base in accordance with the procedure set forth in Section 3.2 which Borrowing Base shall become effective on the Determination Date applicable to such special determination of Borrowing Base and shall remain in effect until the next Determination Date.

    (b) In addition to the determination of the Borrowing Base pursuant to
Section 3.2 and Subsection 3.3(a), the Banks shall have the right to request one
(1) redetermination of the Borrowing Base during any twelve month period commencing on November 1 of each year. In the event the Banks exercise their right to redetermine the Borrowing Base pursuant to this Subsection 3.3(b), the Agent shall notify the Borrower of the Banks' decision to redetermine the Borrowing Base and shall request that the Borrower deliver to the Agent such information regarding the Borrowing Base Properties as the Agent shall request prepared as of a date not more than sixty (60) calendar days prior to the date of such request. Within forty-five (45) calendar days of receipt by the Agent of the information requested by the Agent (a "Determination Date"), the Banks shall redetermine the Borrowing Base in accordance with the procedure set forth in
Section 3.2, which Borrowing Base shall become effective on the Determination

Date applicable to such special determination of Borrowing Base and shall remain in effect until the next Determination Date.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT

    SECTION 4.1. Conditions Precedent to the Loans. The obligation of each Bank to make its initial Loan or for the Issuing Bank to issue its initial Letter of Credit is subject to the satisfaction of the following conditions precedent:

    (a) The Agent shall have received, duly authorized, executed and delivered by each Person that is a party thereto, in form and substance satisfactory to the Banks, each of the following:

        (i) each of the following Loan Documents (together with all exhibits thereto) dated on or as of the Effective Date:

            (aa)  this Credit Agreement,
            (bb)  each of the Notes,
            (cc)  the Pledge Agreement, and
            (dd)  the Subsidiary Guaranty;

        (ii) a certificate of the Secretary of the Borrower, dated the Effective Date, certifying as to (aa) the adoption and continuing effect of resolutions of the board of directors of the Borrower authorizing the transactions contemplated hereby and by the other Loan Documents, (bb) the Certificate of Incorporation of the Borrower, (cc) the Bylaws of the Borrower and all amendments thereto, and (dd) the incumbency of all officers of the Borrower who will execute or have executed any document or instrument required to be delivered hereunder, containing the signature of same;

        (iii) a certificate of the Secretary or Assistant Secretary of each Subsidiary Guarantor, dated the Effective Date and certifying as to (aa) the adoption and continuing effect of resolutions of the board of directors of such Subsidiary Guarantor authorizing the transactions contemplated hereby and by the other Loan Documents, (bb) the Certificate of Incorporation of such Subsidiary Guarantor and all amendments thereto, (cc) the Bylaws of the such Subsidiary Guarantor and all amendments thereto, and (dd) the incumbency of all officers of such Subsidiary Guarantor who will execute or have executed any document or instrument required to be delivered hereunder, containing the signature of same;

        (iv) with respect to the Borrower, a certificate of existence and good standing from the Secretary of State of the State of Delaware dated no more than thirty (30) calendar days prior to the Effective Date and certificates of authorization to do business and good standing in the States of Alabama, Arkansas, Colorado, Kansas, Louisiana, Michigan, New Mexico, Oklahoma, Texas, and Wyoming;

        (v) with respect to Odyssey, a certificate of existence and good standing from the Secretary of State of Delaware dated no more than thirty
    (30) calendar days prior to the Effective Date and certificates of authorization to do business and good standing in the States of Louisiana, Mississippi, New Mexico and Texas;

        (vi) with respect to West Monroe, a certificate of existence and good standing from the Secretary of State of Louisiana dated no more than thirty
    (30) calendar days prior to the Effective Date;

        (vii)  the Opinion of the Borrower's Counsel;

        (viii) a certificate of insurance coverage evidencing that all insurance required to be obtained and/or maintained by the Borrower and its Subsidiaries as of the Effective Date pursuant to any of the Loan Documents is in full force and effect;

        (ix) (aa) the Initial Engineering Report, (bb) the Initial Related Asset Report, and (cc) such other information regarding the Borrowing Base Properties as the Agent or any Bank may reasonably request.

        (x) (aa) the Initial Financial Statements and (bb) such other financial information, regarding the Borrower or any of its Subsidiaries as the Agent or any Bank may reasonably request. All of such financial statements and financial information shall be satisfactory to the Banks;

        (xi) for its account and for the account of each Bank, as applicable, all fees and expenses due and payable hereunder on or before the Effective Date and invoiced to the Borrower in writing prior to the Effective Date; and

        (xii) such other certificates, opinions, documents and instruments relating to the transactions contemplated hereby as may have been reasonably requested by the Agent or any Bank.

    (b) Each of the Banks shall be satisfied that sufficient documentation exists to (i) verify that Designated Contracts, including the Production Sales Contracts, have been duly executed and delivered which permit the Hydrocarbons to be produced and marketed from the Borrowing Base Properties of the Borrower and the Subsidiary Guarantors at economic levels consistent with accepted engineering practices; and (ii) verify that one or more of the Designated Contracts are gas gathering, treatment, processing and transportation agreements containing terms satisfactory to the Banks.

    (c) The Agent shall have received the following, in form and substance satisfactory to the Required Banks:

        (i) the results of a review of the status of title to the Borrowing Base Properties which review shall not reflect that the representations and warranties contained in Section 5.7 are inaccurate in any respect, and

        (ii) the results of a review of prior environmental site assessments for the Oil and Gas Interests of the Borrower and its Subsidiaries or such other reviews or further assessments as may be required by the Agent, in its reasonable discretion, demonstrating (i) compliance of Environmental Laws by the Borrower and its Subsidiaries, and (ii) the existence of any Environmental Liabilities which could reasonably be expected to result in a Material Adverse Effect.

    (d) Evidence satisfactory to the Agent that (i) all commitments to make loans or issue letters of credit pursuant to the Existing Credit Agreement have been terminated, (ii) the Borrower has authorized the disbursement of funds under this Credit Agreement to repay in full all obligations and liabilities owing to Wells Fargo Bank (Texas) National Association, formerly known as First Interstate Bank of Texas, N.A., under the Existing Credit Agreement outstanding on the Effective Date and (iii) duly executed and acknowledged releases and termination statements releasing and terminating all Liens in favor of First Interstate Bank of Texas, N.A. securing such indebtedness will be delivered to the Agent contemporaneously with the disbursement of said funds to Wells Fargo Bank (Texas) National Association, formerly known as First Interstate Bank of Texas, N.A.

    (e) The Agent shall have received a certificate of a Responsible Officer, dated the Effective Date, certifying on behalf of the Borrower that (i) the representation and warranties of the Borrower contained in Article V hereof and, in all material respects, in each of the other Loan Documents to which the Borrower is a party are true, correct and complete on the Effective Date both before and after giving effect to the making of the initial Loans, (ii) the representations and warranties of each Subsidiary Guarantor contained in any Loan Document to which such Subsidiary Guarantor is a party are true, correct, and complete in all material respects on the Effective Date both before and after giving effect to the initial Loans, (iii) no Default or Event of Default has occurred and is continuing on the Effective Date either before or after giving effect to the making of the initial Loans, (iv) no material litigation (other than Existing Litigation) is pending or, to the best knowledge of the Borrower after due inquiry, threatened against the Borrower or any Subsidiary of the Borrower and no material adverse development has occurred in any Existing Litigation, as of the Effective Date, and (v) no events or state of affairs which could reasonably be expected to result in a Material Adverse Effect have occurred since June 30, 1996;

    (f) A search, made no more than 30 days prior to the Effective Date, of the Uniform Commercial Code filing offices in each relevant jurisdiction shall have revealed no filings or recordings with respect to the Borrowing Base Properties (except Permitted Liens, Liens in favor of First Interstate Bank of Texas, N.A., which Liens are being released contemporaneously herewith and immaterial Liens described on Schedule 4.1(f)) in favor of any Person. The Agent shall have received a copy of the search reports received as a result of such search and fully executed releases effectuating the termination of any and all Liens (other than Permitted Liens) pertaining to any of the Borrowing Base Properties;

    (g) Such other conditions precedent which the Agent may reasonably have requested or required.

    SECTION 4.2. Additional Conditions Precedent. The Banks shall have no obligation to make any Loans and the Issuing Bank has no obligation to issue any Letter of Credit (including the initial Loans and Letter of Credit) unless the following conditions precedent have been satisfied:

    (a) The Agent shall have timely received, with a copy for each Bank, a Borrowing Request requesting a Borrowing on such date, duly completed and executed by a Responsible Officer of the Borrower, which Borrowing Request shall affirmatively certify that:

        (i) All representations and warranties made by the Borrower or any Subsidiary of the Borrower in any Loan Document shall be true on and as of the Borrowing Date (except to the extent that the facts upon which such representations are based have been changed by the extension of credit hereunder) as if such representations and warranties have been made as of the Borrowing Date;

       (ii) No Borrowing Base Deficiency would exist after giving effect to the Loans requested to be made, or Letters of Credit requested to be issued, on such date;

       (iii) No Default or Event of Default then exists either before or after giving effect to the making of such Loan or the issuing of such Letter of Credit;

       (iv) No material litigation (other than Existing Litigation) is pending or, to the best knowledge of the Borrower after due inquiry, threatened against the Borrower or any Subsidiary of the Borrower and no material adverse development has occurred in any Existing Litigation; and

       (v) No event or state of affairs which could reasonably be expected to result in a Material Adverse Effect has occurred since June 30, 1996.

    (b) Each of the Borrower and each Subsidiary Guarantor shall have performed and complied with all agreements and other conditions required in the Operative Documents to be performed or complied with by it on or prior to the Borrowing Date.

    (c) The making of such Loans or the issuance of such Letter of Credit shall not be prohibited by any Requirement of Law and shall not subject the Agent, the Issuing Bank or any Bank to any penalty or other onerous condition under or pursuant to any such law, regulation or order.

    (d) The Maturity Date shall not have occurred.

    (e) The sum of (i) the amount of the requested Borrowing and/or the face amount of the requested Letter of Credit plus (ii) the Utilized Credit shall not exceed the Borrowing Base then in effect.

Each Borrowing hereunder shall constitute a representation and warranty by the Borrower and each Subsidiary Guarantor as of the Borrowing Date that all of the conditions contained in this Section 4.2 have been satisfied.

    SECTION 4.3. General. All of the agreements, instruments, reports, opinions and other documents and papers referred to in this Article IV (except for the Notes and the Letters of Credit), unless otherwise expressly specified, shall be delivered to the Agent in sufficient counterparts for each of the Banks. As soon as practicable after receipt of such documents the Agent shall deliver such documents to each of the Banks.

                                 ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

    In order to induce the Agent and each Bank to enter into this Credit Agreement and to make the Loans, the Borrower represents and warrants as to itself and each of its Subsidiaries, to the Agent and each Bank that the following statements are true, correct and complete.

    SECTION 5.1. Organization; Corporate Powers. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to conduct business as a foreign corporation and is in good standing in each other jurisdiction in which such qualification and good standing are reasonably necessary in order for it to conduct its business and own or lease its Properties as conducted and owned and (iii) has all corporate power and all material Government Approvals required to own or lease its Properties and to carry on its business as now conducted and as proposed to be conducted.

    SECTION 5.2. Organization; Powers (Subsidiaries). Each Subsidiary of Borrower (i) is a corporation, limited liability company, or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly qualified to conduct business as a foreign corporation, foreign limited liability company, or foreign limited partnership (as applicable), and is in good standing, in each other jurisdiction in which such qualification and good standing are reasonably necessary in order for it to conduct its business and own or lease its Properties as conducted and owned and (iii) has all corporate, limited liability company or partnership power (as applicable) and all material Governmental Approvals required to own or lease its Properties and to carry on its business as now conducted and as proposed to be conducted.

    SECTION 5.3. Authority. Each of the Borrower and each of its Subsidiaries has the corporate, limited liability company, or partnership power and authority (as applicable) and legal right to execute, deliver and perform each of the Loan Documents executed by, or to be executed by, the Borrower or such Subsidiary and each other agreement or instrument contemplated thereby to which it is or will be a party and, with respect to the Borrower, to borrow hereunder. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiaries is or will be a party and the consummation of the transactions contemplated thereby, and, with respect to the Borrower, the borrowing of funds under this Credit Agreement, have been duly authorized by all necessary corporate, membership or partnership action (as applicable) and require no action by or in respect of, or filing with, any Governmental Authority which has not been made or obtained. This Credit Agreement constitutes, and each of the other Loan Documents to which the Borrower or any of its Subsidiaries is a party when executed and delivered by such Person, will constitute the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to creditors' rights generally and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    SECTION 5.4. Use of Proceeds. The Borrower's uses of the proceeds of the Loans shall be as set forth in Section 2.20.

    SECTION 5.5.  No Conflict.    The execution, delivery and performance by the
Borrower and each Subsidiary of the Borrower of the Loan Documents to which the Borrower or such Subsidiary of the Borrower is a party, the compliance by the Borrower or such Subsidiary of the Borrower with the terms and provisions thereof and the consummation of each of the transactions contemplated thereby, do not and will not (i) require any consent or approval of the stockholders of the Borrower or the stockholders, members or partners of any Subsidiary of the Borrower, or any Governmental Approval or (ii) by the lapse of time, the giving of notice or otherwise, (aa) constitute a violation of any Requirement of Law binding on the Borrower or such Subsidiary of the Borrower or a breach of any provision contained in the certificate of incorporation or bylaws of the Borrower or the articles or incorporation, bylaws or partnership agreements of any Subsidiary of the Borrower, (bb) constitute a breach of any material provision contained in any Material Contract to which the Borrower or such Subsidiary of the Borrower is a party or by which the Borrower or such Subsidiary of the Borrower is bound, or (cc) result in or require the creation or imposition of any Lien whatsoever upon any of the Properties of the Borrower or such Subsidiary of the Borrower (other than Permitted Liens).

    SECTION 5.6.  Ownership of Properties; Liens.  Except as disclosed on
Schedule 5.6 attached hereto, the Borrower and each of its Subsidiaries have good and marketable title to all material Properties purported to be owned by them, including, without limitation, all Properties reflected in the balance sheets referred to in Subsection 5.9(a) and all Properties which are used by the Borrower and its Subsidiaries in the operation of their respective businesses, and none of such Properties is subject to any Lien other than Permitted Liens.

    SECTION 5.7.  Borrowing Base Properties.

    (a) Except as disclosed on Schedule 5.6 attached hereto, each of the Borrower and each of the Subsidiary Guarantors have good, marketable, and record title to all of the Oil and Gas Interests described in the Initial Engineering Report other than Immaterial Oil and Gas Interests, free and clear of all Liens except Permitted Liens. With the exception of Immaterial Oil and Gas Interests, all oil, gas, and other mineral leaseholds and fee interests comprising or affecting the Oil and Gas Interests described in the Initial Engineering Report are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid.
Except with respect to Immaterial Oil and Gas Interests, but without regard to any consent or non-consent provisions of any joint operating agreement covering any of the Proved Reserves of the Borrower and the Subsidiary Guarantors, the Borrower's and each Subsidiary Guarantor's share of (i) the costs for each of the Proved Reserves described in Initial Engineering Report is not greater than the decimal fraction set forth in the Initial Engineering Report, before and after payout, as the case may be, and described therein by the respective designations "working interests", "WI", "gross working interest", "GWI", or similar terms, and (ii) production from, allocated to, or attributed to each such Proved Reserves is not less than the decimal fraction set forth in the Initial Engineering Report, before and after payout, as the case may be, and described therein by the designations "net revenue interest", "NRI", or similar terms. Except with respect to Immaterial Oil and Gas Interests, each well drilled in respect of each Proved Developed Producing Hydrocarbon Reserves described in the Initial Engineering Report (i) is capable of, and is presently, producing Hydrocarbons in commercially profitable quantities, and each of the Borrower and each Subsidiary Guarantor is currently receiving payments for its share of production, with no material funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (ii) has been drilled, bottomed, completed, and operated in compliance with all applicable Requirements of Law and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production. For purposes of this Subsection 5.7(a), "Immaterial Oil & Gas Interests" means Oil and Gas Interests which, in the aggregate, do not represent more than two percent (2%) of the discounted present value of all Oil and Gas Interests as set forth in the most recent Engineering Report delivered to the Banks in connection with the determination of the then effective Borrowing Base.

    (b) The Snyder Gas Plant Venture has good and marketable title to the Snyder Related Assets and all material Properties which are used by the Snyder Gas Plant Venture in the operation of its business, and none of such Properties is subject to any Lien other than Permitted Liens.

    (c) The NGL-Torch Gas Plant Venture has good and marketable title to the NGL-Torch Related Assets and all material Properties which are used by the NGL-Torch Gas Plant Venture in the operation of its business, and none of such Properties is subject to any Lien other than Permitted Liens.

    SECTION 5.8.  No Defaults.

    (a) Neither the Borrower nor any Subsidiary of the Borrower is a party to any Material Contract that has resulted or could reasonably be expected to result in a Material Adverse Effect.

    (b) (i) No Default or Event of Default exists, and (ii) neither the Borrower nor any Subsidiary of the Borrower is in default in any material respect under any Material Contract.

    SECTION 5.9.  Financial Position; No Material Adverse Change.

    (a) The Borrower has heretofore furnished to the Agent and the Banks its Consolidated balance sheet, and the related consolidated statements of income, cash flows and shareholders' equity of the Borrower as of and for the Fiscal Year ended June 30, 1996, audited by and accompanied by the unqualified opinion of Deloitte & Touche. Such financial statements present fairly the Consolidated financial condition and results of operations and cash flows of the Borrower and its Subsidiaries as of such date. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

    (b) Neither the Borrower nor any Subsidiary of the Borrower has any material contingent liabilities, material liabilities for taxes, unusual and material forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the consolidated balance sheets of the Borrower or as otherwise disclosed to the Agent in writing.

    (c) The Borrower has disclosed to the Agent in writing any and all facts which, in the reasonable good faith judgment of the Borrower, could result in a Material Adverse Effect.

    SECTION 5.10.  Litigation; Adverse Effects.

    (a) Except as set forth in Schedule 5.10, there are no actions, suits, proceedings, governmental investigations or arbitrations, at law or in equity, before or by any Governmental Authority, pending or, to the best knowledge of the Borrower, threatened against the Borrower or any Subsidiary of the Borrower or any material Property of the Borrower or any Subsidiary of the Borrower.

    (b) None of the business, Properties, or operations of the Borrower or any Subsidiary of the Borrower are materially and adversely affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God, or of the public enemy or other casualty (whether or not covered by insurance).

    SECTION 5.11. ERISA. A summary of all currently existing Benefit Plans are listed on Schedule 5.11 hereto. The Borrower and each of its Subsidiaries is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Borrower or any Subsidiary of the Borrower was required to file a report with the PBGC, and the present value of all benefit liabilities under each Benefit Plan

(based on those assumptions used to fund such Benefit Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the Properties of such Benefit Plans. Neither the Borrower nor any Subsidiary of the Borrower has any ERISA Affiliates (other than the Borrower and its Subsidiaries) or Multiemployer Plans.

    SECTION 5.12. Payment of Taxes. The Borrower has filed, and has caused each of its Subsidiaries to file, all federal, state and local tax returns and other reports required by Requirements of Law to have been filed by the Borrower or such Subsidiary of the Borrower and has paid (prior to delinquency) all taxes and other similar charges and assessments that are due and payable, including extensions, except taxes, charges and assessments which are being diligently contested in good faith by appropriate proceedings and any Lien arising thereunder constitutes a Permitted Lien. No Responsible Officer of the Borrower or any Subsidiary of the Borrower has knowledge of any proposed tax assessment against the Borrower or any Subsidiary of the Borrower that is likely to result in a Material Adverse Effect.

    SECTION 5.13. Environmental Matters. Except as disclosed on Schedule 5.13 or as could not reasonably be expected to result in a liability in excess of $500,000 to the Borrower or any Subsidiary of the Borrower, individually or in the aggregate:

    (a) The Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws;

    (b) The Borrower and each of its Subsidiaries has obtained, all Governmental Approvals required under applicable Environmental Laws to operate its business as presently conducted or as proposed to be conducted and all such Governmental Approvals are in full force and effect and the Borrower and its Subsidiaries is in compliance with all terms and conditions of such Governmental Approvals;

    (c) Neither the Borrower nor any Subsidiary of the Borrower nor any of the present Property or operations (including without limitation, Borrowing Base Properties) or the past Property or operations of the Borrower or any Subsidiary of the Borrower is subject to any order from or agreement with any Governmental Authority or private party respecting (i) failure to comply with any Environmental Law or any Remedial Action, or (ii) any Environmental Liabilities arising from the Release or threatened Release of a Hazardous Substance into the environment except those orders and agreements with which the Borrower or such Subsidiary of the Borrower has complied;

    (d) None of the operations of the Borrower or any Subsidiary of the Borrower is subject to any judicial or administrative proceeding alleging a violation of, or liability under, any Environmental Law;

    (e) To the knowledge and belief of the Borrower after reasonable and good faith inquiry with respect thereto, none of the operations of the Borrower or any Subsidiary of the Borrower is the subject of any investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to a Release or threatened Release of a Hazardous Substance into the environment;

    (f) Neither the Borrower nor any Subsidiary of the Borrower has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance under 40 CFR Part 261 or any state or local equivalent;

    (g) Neither the Borrower nor any Subsidiary of the Borrower has filed any notice under any applicable Environmental Law reporting a Release of a Hazardous Substance (other than minor or de minimis emissions or releases) into the environment;

    (h) There is not now, nor, to the knowledge and belief of the Borrower (after reasonable and good faith inquiry with respect thereto) has there ever been, on or in any Property of the Borrower or of any Subsidiary of the Borrower (including without limitation, Borrowing Base Properties):

        (i) any generation, treatment, recycling, storage or disposal of any Hazardous Substance under 40 CFR Part 261 or any state or local equivalent,

        (ii) any underground storage tanks or surface impoundments, except pits incidental to oil and gas wells which are in compliance with all applicable Environmental Laws,

        (iii)  any asbestos-containing material, or

        (iv) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment;

    (i) There have been no written commitments or agreements involving the Borrower or any Subsidiary of the Borrower from or with any Governmental Authority or any private entity (including, without limitation, the owner of the Property or any portion thereof) relating to the generation, storage, treatment, presence, Release, or threatened Release of any Hazardous Substance on or into any of the Properties of the Borrower or any Subsidiary of the Borrower (including without limitation, the Borrowing Base Properties) or the environment (including off-site disposal of toxic wastes or Hazardous Substances) or any Remedial Action with respect thereto;

    (j) Neither the Borrower nor any Subsidiary of the Borrower has received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Hazardous Substance into the environment;

    (k) Neither the Borrower nor any Subsidiary of the Borrower has any known liability in connection with any material Release or material threatened Release of any Hazardous Substances into the environment; and

    (l) After due inquiry, no Environmental Lien has attached to any Properties of the Borrower or any Subsidiary of the Borrower (including without limitation, the Borrowing Base Properties).

    SECTION 5.14. Governmental Regulation. Neither the Borrower nor any Subsidiary of the Borrower is subject to regulation under the Interstate Commerce Act, the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act or any other Requirements of Law such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated by this Credit Agreement and the other Operative Documents or any document executed in connection therewith is impaired.

    SECTION 5.15.  Disclosure.

    (a) All information contained in any financial statements, Engineering Reports, Related Asset Reports, certificates, exhibits, schedules, operating statements and any other written statements and written information (excluding estimates and forecasts) furnished by or on behalf of the Borrower or any Subsidiary of the Borrower to the Banks and the Agent, (taken as a whole) in connection with any transaction contemplated hereby or by any other Operative Document on or prior to the date this representation is made or deemed made, were, and will be, true, complete and correct in all material respects and do not, and will not, contain any material misstatement of fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    (b) The Initial Engineering Report and the Initial Related Asset Report accurately reflect, and all Engineering Reports and Related Asset Reports hereafter delivered pursuant to this Agreement will reflect, in all material respects, the ownership interests in the oil and gas properties and Related Assets referred to therein (including all before and after payout calculations).

    SECTION 5.16.  Subsidiaries; Partnerships.  As of the Effective Date,
Schedule 5.16 contains a complete and accurate (i) list of all Subsidiaries of the Borrower, (ii) list of all limited liability companies, joint ventures, partnerships or unincorporated associations of which the Borrower or any Subsidiary of Borrower is a partner or member, (iii) description of the issued and outstanding equity interests of each such Subsidiary, limited liability company, joint venture, partnership or unincorporated association, and (iv) the record owners of such equity interests.

    SECTION 5.17. Solvency. Neither the Borrower nor any Subsidiary of the Borrower (i) is "insolvent" (within the meaning of Section 101(32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Conveyance Act or Section 2 of the Uniform Fraudulent Transfer Act) or will become insolvent as a result of the incurrence of any obligation under any Loan Document to which it is a party;
(ii) has unreasonably small capital (after giving effect to the transactions contemplated in any Loan Document to which it is a party) for the conduct of its existing and contemplated business; or (iii) is able to perform its contingent obligations and other commitments as they mature in the normal course of business.

    SECTION 5.18. Business; Compliance with Laws. The Borrower has not conducted and is not conducting any business other than business relating to the exploration, development, financing, acquisition, ownership, operation, maintenance, storage, transporting, processing and marketing of the Oil and Gas Interests as currently conducted. The Borrower has conducted, and has caused each of its Subsidiaries to conduct, its business and affairs in compliance with all Requirements of Law applicable thereto.

    SECTION 5.19. Designated Contracts. None of the Designated Contracts contain any unusual or burdensome provisions that will materially affect or impair the operation of the Borrower or any of its Subsidiaries. None of the Designated Contracts have been terminated or modified (other than modifications made prior to the date hereof and disclosed to the Banks, or as permitted under this Credit Agreement) and each such Designated Contract is in full force and effect as of the date hereof. As of the date hereof such Designated Contracts constitute all material agreements with respect to the Borrowing Base Properties of the Borrower and the Subsidiary Guarantors. Neither the Borrower nor any Subsidiary of the Borrower is a partner or joint venturer in any other partnership or joint venture covering or affecting the Borrowing Base Properties not covered by the Designated Contracts. Neither the Borrower nor any Subsidiary or Affiliate of the Borrower is in default in any material respect under any Designated

Contract to which it is a party, and the Borrower has no knowledge that any other party to any Designated Contract is in default in any material respect thereof.

    SECTION 5.20. Licenses, Permits, Etc. The Borrower and each of its Subsidiaries possess such Governmental Approvals as are necessary to carry on their respective businesses as now conducted and as proposed to be conducted, except to the extent a failure to obtain any such item would not result in a Material Adverse Effect.

    SECTION 5.21. Fiscal Year. The Borrower's Fiscal Year is July 1 through June 30.

                                 ARTICLE VI

                             AFFIRMATIVE COVENANTS

        So long as this Credit Agreement shall remain in effect or the principal of or interest on any Loan, or any Letter of Credit, or any reimbursement obligation with respect to any Letter of Credit, or any commitment or other fee, expense, compensation or any other amount payable under any Loan Document shall remain unpaid or outstanding or the Banks shall have any Commitments hereunder, unless the Required Banks shall otherwise consent in writing, the Borrower covenants and agrees that:

    SECTION 6.1. Information. The Borrower shall deliver, or cause to be delivered, to the Banks at the Borrower's sole expense:

        (i) as soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter in each Fiscal Year of the Borrower, the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and year to date period then ended, and the related unaudited Consolidated statements of income, cash flows and shareholders' equity for such quarterly period and for the portion of the Fiscal Year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior Fiscal Year, all in reasonable detail prepared in a manner satisfactory to the Agent and the Banks, and certified by a Responsible Officer of the Borrower responsible for the administration of the finances and accounting practices of the Borrower that such financial statements fairly present the consolidated financial condition and results of operations of, respectively, the Borrower and its Subsidiaries in accordance with GAAP for the Fiscal Quarter and year to date period then ended, subject to changes resulting from normal year-end audit adjustments.

        (ii) within ninety (90) days after the close of each Fiscal Year of the Borrower, the audited Consolidated balance sheet of the Borrower as of the end of such Fiscal Year and the related audited Consolidated statements of income, cash flows and shareholders' equity of the Borrower for such Fiscal Year, setting forth the comparative figures for the preceding Fiscal Year all audited by Deloitte & Touche or other independent certified public accountants of recognized national standing satisfactory to the Required Banks and accompanied by (aa) an unqualified opinion of such accountants to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries, on a consolidated basis, in accordance with GAAP, and (bb) a certificate of such accountants certifying that in the course of its regular audit of the financial statements of the Borrower, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default, or if in the opinion of such accounting firm a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

        (iii) together with the delivery of statements referred to in subclauses (i) and (ii) above, a Compliance Certificate, in form and substance satisfactory to the Agent, signed by a Responsible Officer of the Borrower responsible for the administration of the finances and accounting practices of the Borrower, stating that the signer has reviewed the terms of this Credit Agreement and the other Loan Documents and stating whether or not he has knowledge of any such Default or Event of Default and, if so, specifying each such condition or event of which he has knowledge and the nature thereof and any corrective action taken or proposed to be taken with respect thereto. Such Compliance Certificate shall set forth the calculations required to establish compliance with the financial covenants set forth in Section 7.14 for the fiscal period covered by such financial statements.

        (iv) promptly and in any event within five (5) Business Days after any Responsible Officer of the Borrower obtains knowledge thereof, notice of
    (aa) the institution of or threat in writing of, any material action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any Subsidiary of the Borrower not previously disclosed in writing to the Banks, which if adversely determined, is likely to result in a material judgment or liability in excess of $500,000 in the aggregate and/or could reasonably be expected to result in a Material Adverse Effect, or any material adverse development in any Existing Litigation, or (bb) the occurrence of any event which constitutes a Default or Event of Default, such notice to specify the nature and period of existence of such Default or Event of Default, and what action the Borrower has taken, are taking or propose to take with respect thereto.

        (v) promptly upon the mailing thereof to the stockholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed.

        (vi) promptly upon the filing thereof, copies of all final registration statements, post effective amendments thereto and annual, quarterly or special reports which the Borrower shall have filed with the Securities and Exchange Commission; provided, that the Borrower must deliver, or cause to be delivered, any annual reports which the Borrower shall have filed with the Securities and Exchange Commission, within one hundred (100) days after the end of each Fiscal Year of the Borrower, and any quarterly reports which the Borrower shall have filed with the Securities and Exchange Commission, within fifty (50) days after the end of each of the first three (3) quarters of each Fiscal Year of the Borrower.

        (vii) promptly upon request therefor by the Agent, copies of such title opinions and other information in either the Borrower's possession, control or direction regarding title to the Borrowing Base Properties as are appropriate to determine the status of title with respect thereto.

        (viii) promptly upon receipt of same, copies of any notice or other information received by the Borrower or any Subsidiary of the Borrower indicating any potential, actual or alleged (aa) non-compliance with or violation of the requirements of any Environmental Law which could reasonably be expected to result in liability to the Borrower or any Subsidiary for fines, clean up or any other remediation obligations or any other liability in excess of $500,000, individually or in the aggregate;
    (bb) release or threatened release of any toxic or hazardous waste, substance, or constituent, or other substance into the environment which release would impose on the Borrower or any Subsidiary of the Borrower a duty to report to a Governmental Authority or to pay cleanup costs or to take remedial action under any Environmental Law which is likely to result in liability to the Borrower or any Subsidiary of the Borrower for fines, clean up and other remediation obligations or any other liability in excess of $500,000 in the aggregate; or (cc) the existence of any Lien arising under any Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $500,000 in the aggregate.
    Without limiting the foregoing, the Borrower shall provide to Agent, promptly upon request, copies of all environmental consultants or engineers reports received by the Borrower or any Subsidiary of the Borrower which reflect the existence of any circumstance or condition which would require delivery of a notice or other information to the Banks pursuant to this Subsection 6.1(h).

        (ix) in the event any notification is provided by the Borrower to any Bank or the Agent pursuant to Subsection 6.1(h) hereof or the Agent or any Bank otherwise learns of any event or condition under which any such notice would be required, then, upon request of the Required Banks, the Borrower shall, within ninety (90) days of such request, cause to be furnished to each Bank a report by an environmental consulting firm acceptable to Agent and the Required Banks, stating that a review of such event, condition or circumstance has been undertaken (the scope of which shall be acceptable to Agent and the Required Banks) and detailing the findings, conclusions, and recommendations of such consultant. The Borrower shall bear all expenses and costs associated with such review and updates thereof, as well as all remediation or curative action, which (aa) the Borrower and/or any Subsidiary of the Borrower is required by contract or Requirements of Law to make or (bb) is recommended by any such environmental consultant and undertaken by the Borrower.

        (x) promptly (but in all events within five (5) Business Days) after any Responsible Officer becomes aware of the occurrence of any Default, a certificate of a Responsible Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

        (xi)  promptly upon request, but not more often than once during any six
    (6) month period, reports prepared by the personnel of the Borrower setting forth the production volumes, revenue, prices received, and expenses for all Oil and Gas Interests owned by the Borrower and the Subsidiary Guarantors for the most recent six (6) month period ending December 31 or June 30, as the case may be. Such reports shall be prepared on a cash basis and shall be reported on a well by well, lease by lease or field by field basis or on such other basis for which such Properties are normally reported in Borrower's ordinary course of business.

        (xii) promptly notify the Banks of any material adverse change in the business, financial condition, operations or prospects of the Borrower, any Subsidiary Guarantor or of the Borrower and its Subsidiaries taken as a whole.

        (xiii) promptly notify the Agent of any intended sale, transfer, encumbrance or other disposition of any Borrowing Base Property other than a sale, transfer, encumbrance or other disposition permitted pursuant to
    Section 7.8.

        (xiv) (aa) as soon as available and in any event within sixty (60) days after the close of each Fiscal Quarter in each Fiscal Year (other than the fourth quarter) of each Texas Joint Venture, the unaudited balance sheet of such Texas Joint Venture as of the end of such quarterly period and the related unaudited statements of income and cash flows for such quarterly period, in each case setting forth comparative figures for the related periods in the prior fiscal year, along with a pay-out analysis, (bb) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of each Texas Joint Venture, an unaudited balance sheet as of the end of such Fiscal Year and the unaudited statements of operations, Joint Venturers' capital and changes in financial position for such Fiscal Year along with a payout analysis, a statement of cash flow and a certificated from the chief financial officer of the Borrower as to the accuracy of the reports and the Borrower's compliance, as "Managing Venturer" with the provisions of the Snyder Joint Venture Agreement and the NGL-Torch Joint Venture Agreement. If either of the Texas Joint Ventures produces audited financial statements, then within ninety
    (90) days after the close of such Texas Joint Venture's Fiscal Year, the audited balance sheet of such Texas Joint Venture as of the end of such Fiscal Year and the related audited Consolidated statements of income, cash flows and Joint Venturers' capital of such Texas Joint Venture for such Fiscal Year, setting forth the comparative figures for the preceding Fiscal Year.

        (xv) from time to time promptly furnish such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

    SECTION 6.2. Business of the Borrower. The primary business of the Borrower and its Subsidiaries on a consolidated basis is and will continue to be the acquisition, exploration for, development, production, transportation, processing and marketing of Hydrocarbons and accompanying elements.

    SECTION 6.3. Corporate Existence. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its (i) existence and good standing in the jurisdiction of its organization or incorporation, and (ii) qualification and good standing in all jurisdictions in which such qualification and good standing are necessary in order for the Borrower or such Subsidiary to conduct its business and own its Property as conducted and owned in such jurisdiction except where the failure to be so qualified or in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.

    SECTION 6.4. Right of Inspection. The Borrower will permit, and will cause each Subsidiary of the Borrower to permit, any officer, employee or agent of the Agent or any of the Banks to visit and inspect any of the Properties of the Borrower and its Subsidiaries (including without limitation, each of the Borrowing Base Properties), examine the Borrower's and its Subsidiaries' books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower's and its Subsidiaries' officers, accountants and auditors, all at such reasonable times and during normal business hours and as often as the Agent or any of the Banks may reasonably desire.

    SECTION 6.5. Maintenance of Insurance. The Borrower will maintain or cause to be maintained, and will cause each Subsidiary of the Borrower to maintain or cause to be maintained (and will use all reasonable and necessary efforts to cause all operators of Borrowing Base Properties to maintain or cause to be maintained) at all times, insurance covering such risks as are customarily carried by businesses similarly situated.

    SECTION 6.6. Payment of Taxes and Claims. The Borrower will pay, and will cause each of its Subsidiaries to pay, (i) all taxes imposed upon it or any of its Properties or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (ii) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien (other than a Permitted Lien) on any of its Properties; provided, however, no payment of taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no material part of the Properties of the Borrower or any of its Subsidiaries are subject to levy or execution, (ii) the Borrower as and to the extent required in accordance with GAAP, shall have set aside on its books reserves (segregated to the extent required by GAAP) deemed by it to be adequate with respect thereto, and (iii) to the extent the amount of the contested taxes or claims are in excess of $100,000 (in the aggregate), the Borrower has notified the Agent of such circumstances, in detail satisfactory to the Agent.

    SECTION 6.7. Compliance with Laws and Documents. The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Requirements of Law, their respective certificates (or articles) of incorporation, bylaws and similar charter documents and all Material Contracts to which the Borrower or any of its Subsidiaries is a party, if a violation, alone or when combined with all other such violations, could reasonably be expected to result in a Material Adverse Effect.

    SECTION 6.8.  Maintenance of Ownership.

    (a) Except as expressly permitted by the terms of this Credit Agreement and except for Immaterial Oil and Gas Interests, each of the Borrower and each Subsidiary Guarantor shall maintain at all times (i) a net revenue interest in the Borrowing Base Properties of such Borrower or Subsidiary Guarantor, as applicable, not less than the net revenue interest set forth in the most recent Engineering Report utilized by the Banks in determining the then effective Borrowing Base, and (ii) a working interest in the Borrowing Base Properties of such Borrower or Subsidiary Guarantor, as applicable, not greater than the working interest set forth in the most recent Engineering Report utilized by the Banks in determining the then effective Borrowing Base.

    (b) Except as expressly permitted by the terms of this Credit Agreement, (i) the Borrower shall maintain at all times at least an 80% ownership interest in the Snyder Gas Plant Venture, (ii) the Borrower shall maintain at all times at least an 80% ownership interest in the NGL-Torch Gas Plant Venture, (iii) the Snyder Gas Plant Venture shall maintain at all times at least a 7.787% ownership interest in the Snyder Gas Plant, (iv) the NGL-Torch Gas Plant Venture shall maintain at all times at least a 4.193% ownership interest in the Snyder Gas Plant, (v) the Snyder Gas Plant Venture shall maintain at all times at least an 23.256% ownership interest in the Diamond M - Sharon Ridge Gas Plant, and (vi) the NGL-Torch Gas Plant Venture shall maintain at all times at least an 12.522% ownership interest in the Diamond M - Sharon Ridge Gas Plant.

    SECTION 6.9.  Operation of Properties and Equipment.

    (a) The Borrower will maintain and operate, and will cause each of its Subsidiaries to maintain and operate, their respective Properties (including without limitation, the Borrowing Base Properties) in a good and workmanlike manner, and, with respect to the Oil and Gas Interests, observe and comply, in all material respects, with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Interests so long as such Oil and Gas Interests are capable of producing Hydrocarbons and accompanying elements in paying quantities.

    (b) The Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all Material Contracts applicable to or relating to the Borrowing Base Properties.

    (c) The Borrower will maintain, preserve and keep, and will cause each of its Subsidiaries to maintain, preserve and keep, at all times, all equipment used with respect to their respective businesses in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained; provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if the Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of the Borrower and its Subsidiaries.

    SECTION 6.10. Environmental Law Compliance and Indemnity. The Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws binding on the Borrower or such Subsidiary, including, without limitation, (i) all licensing, permitting, notification and similar requirements of Environmental Laws, and (ii) all provisions of all Environmental Laws regarding storage, discharge, release, transportation,
treatment and disposal of Hazardous Substances.   The Borrower will promptly pay
and discharge when due, and will cause each of its Subsidiaries to promptly pay and discharge when due, all debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Environmental Laws binding on the Borrower or any Subsidiary of the Borrower. The Borrower hereby indemnifies, and agrees to defend and hold harmless each of the Banks, the Agent and their respective agents, affiliates, officers, directors, and employees from and against any and all claims, losses, demands, actions, causes of action, and liabilities whatsoever (including without limitation reasonable attorney's fees and expenses, and costs and expenses reasonably incurred in investigating, preparing or defending against any litigation or claim, action, suit, proceeding or demand of any kind or character) arising out of or resulting from the contamination by any Hazardous Substance or environmental pollutant in violation of any federal, state or local Environmental Laws, including without limitation violation of the Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, or of the Resource Conservation and Recovery Act, as amended from time to time; but excluding any such losses, liabilities, claims, damages, expenses, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of such indemnitee.

    SECTION 6.11. ERISA Reporting Requirements. The Borrower shall furnish or cause to be furnished to Agent:

    (a) Promptly and in any event (i) within fifteen (15) days after the Borrower or any ERISA Affiliate knows or has reason to know that any Reportable Event described in clause (a) of the definition of Reportable Event or any event described in section 4063(a) of ERISA with respect to any Benefit Plan of the Borrower or any ERISA Affiliate has occurred, and (ii) within ten (10) days after the Borrower or any ERISA Affiliate knows or has reason to know that any other Reportable Event with respect to any Benefit Plan of the Borrower or any ERISA Affiliate has occurred or a request for minimum funding waiver under section 412 of the Code with respect to any Benefit Plan of the Borrower or any ERISA Affiliate has been made, a written notice describing such event and describing what action is being taken or is proposed to be taken with respect thereto, together with a copy of any notice of event that is given to the PBGC;

    (b) Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the PBGC, copies of each notice received by the Borrower or any ERISA Affiliate of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Benefit Plan;

    (c) Promptly and in any event within fifteen (15) days after the receipt by the Borrower of a request therefor by a Bank, copies of any annual and other report (including Schedule B thereto) with respect to a Benefit Plan filed by the Borrower or any ERISA Affiliate with the United States Department of Labor, the IRS or the PBGC;

    (d) Promptly, and in any event within ten (10) Business Days after receipt thereof, a copy of any correspondence the Borrower or any ERISA Affiliate receives from the Plan Sponsor (as defined by section 4001(a)(10) of ERISA) of any Benefit Plan asserting withdrawal liability pursuant to section 4219 or 4202 of ERISA upon the Borrower or any ERISA Affiliate, and a statement from a Responsible Officer of the Borrower or such ERISA Affiliate setting forth details as to the events giving rise to such withdrawal liability and the action which the Borrower or such ERISA Affiliate is taking or proposes to take with respect thereto;

    (e) Notification within three (3) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that the Borrower or any such ERISA Affiliate has or intends to file a notice of intent to terminate any Benefit Plan under a distress termination within the meaning of section 4041(c) of ERISA and a copy of such notice; and

    (f) Promptly after receipt of written notice of commencement thereof, notice of all (i) claims made by participants or beneficiaries with respect to any Benefit Plan and (ii) actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any ERISA Affiliate with respect to any Benefit Plan, except those which, in the aggregate, if adversely determined could not result in a Material Adverse Effect.

    SECTION 6.12. Security. The Obligations shall be unsecured with the exception that the Obligations shall be secured by first and prior Liens (subject only to Permitted Liens) covering all partnership interests and other outstanding equity interests of the Borrower in the Snyder Gas Plant Venture and in the NGL-Torch Gas Plant Venture and all rights of the Borrower attributable to its interests in both the Snyder Gas Plant Venture and in the NGL-Torch Gas Plant Venture.

    SECTION 6.13. Permits, Licenses. The Borrower shall, and shall cause each Subsidiary to, maintain all material Properties, Governmental Approvals, and other third party consents, licenses, patents, copyrights, trademarks, service marks, trade names, permits and other approvals and authorizations necessary to conduct its business, including, without limitation all Governmental Approvals and third party consents, permits, licensees and agreements relating to the Borrowing Base Properties.

    SECTION 6.14. Additional Documents. The Borrower will cure promptly, and will cause each of its Subsidiaries to cure promptly, any defects in the creation and issuance of each Note, and the execution and delivery of this Credit Agreement and the other Operative Documents and, at the

Borrower's expense, the Borrower shall promptly and duly execute and deliver, and cause each Subsidiary of the Borrower to promptly execute and deliver, to each Bank, upon reasonable request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of each the Borrower and each Subsidiary of the Borrower in this Credit Agreement and the other Loan Documents as may be reasonably necessary or appropriate in connection therewith.

    SECTION 6.15. Title Assurances. The Borrower shall furnish or cause to be furnished to the Agent such information in its possession or reasonably available to it with respect to title to the Borrowing Base Properties as the Required Banks may reasonably request and shall cooperate with the Agent and its counsel in analyzing and, where appropriate in the opinion of the Required Banks, correcting defects in such title.

                                  ARTICLE VII

                               NEGATIVE COVENANTS

        So long as this Credit Agreement shall remain in effect or the principal of or interest on any Loan, or any Letter of Credit, or any reimbursement obligation with respect to any Letter of Credit, or any commitment or other fee, expense, compensation or any other amount payable under any Loan Document shall remain unpaid or outstanding or the Banks shall have any Commitments hereunder, unless the Required Banks shall otherwise consent in writing, the Borrower covenants and agrees that:

    SECTION 7.1. Debt. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or otherwise become or remain liable with respect to, any Debt or Accommodation Obligations, except for:

    (a) Debt and Accommodation Obligations arising hereunder and under the other Loan Documents;

    (b) Unsecured Debt and Accommodation Obligations outstanding on the date hereof described in Schedule 7.1, in each case in a principal amount at any one time outstanding not to exceed the amount set forth on Schedule 7.1 hereof, and all extensions and renewals thereof;

    (c) Endorsements of negotiable instruments for collection in the ordinary course of business;

    (d) Debt relating to Borrower's obligations to purchase the natural gas pursuant to the terms of that certain Gas Purchase Contract dated February 7, 1979, as amended, between the Borrower, successor to Texas Gas Transmission Corporation, as buyer, and West Monroe Gas Gathering Corporation, et al., successor to Reliance Trust, et al., as sellers, covering the sale and purchase of natural gas from the West Monroe Field, Union Parish, Louisiana, as in effect on the Closing Date;

    (e) Current liabilities (exclusive of Debt) for accounts payable and expense accruals incurred or assumed in the ordinary course of business, provided such accounts payable have not remained unpaid for a period of ninety (90) days after the same became due unless currently being contested in good faith or by appropriate proceedings;

    (f) Liabilities for taxes, assessments, governmental charges or levies;

    (g) Liabilities incurred under Hedge Transactions permitted pursuant to
Section 7.13 hereof;

    (h) Debt and Accommodation Obligations among the Borrower and any Subsidiary Guarantor, provided, that all such Debt and Accommodation Obligations incurred by the Borrower or any Subsidiary Guarantor shall be subordinated to the Obligations on terms acceptable to the Required Banks and provided, further, that at the time of the incurrence of such Debt or Accommodation Obligation there exists no Default or Event of Default and no Default or Event of Default will exist as a result of the incurrence of such Debt or Accommodation Obligation;

    (i) Debt and Accommodation Obligations of the Borrower and its Subsidiaries which are Investments to the extent permitted by Subsection 7.5(d), (e) or (f) hereof;

    (j) Purchase money Debt in respect of property acquired by the Borrower and its Subsidiaries in the ordinary course of business provided, however, that the aggregate amount of all Debt incurred by the Borrower and its Subsidiaries pursuant to this Subsection 7.1(j) shall not exceed $1,500,000 at any one time outstanding; and

    (k) Additional Debt not permitted by Subsections 7.1(a) through (j) above, provided, however, that the aggregate amount of all Debt incurred by the Borrower and its Subsidiaries pursuant to this Subsection 7.1(k) shall not exceed $1,000,000 at any one time outstanding.

    SECTION 7.2. Restrictions on Distributions. The Borrower will not directly or indirectly declare or make or incur any liability to make, and the Borrower will not permit any of its Subsidiaries to directly or indirectly declare or make, or incur any liability to make, Distributions, except that:

    (a) The Borrower may pay Distributions to its shareholders from funds legally available for such purpose, provided, that the Borrower will not, directly or indirectly, declare or make, or incur any liability to make, Distributions to its shareholders in any Fiscal Quarter in excess of an amount equal to (i) twenty percent (20%) of Consolidated Net Income for the previous four (4) Fiscal Quarters for which financial statements have been delivered to the Banks pursuant to Section 6.1 less (ii) the aggregate amount of quarterly Distributions made to its shareholders during such four (4) fiscal quarter period.

    (b) It shall be a condition to each Distribution permitted by the provisions of Subsection 7.2(a) that at the time such Distribution is made: (i) no payment of principal, interest, fees or other amount required hereunder or under the Loan Documents has become due and has not been paid, (ii) no Default or Event of Default (other than as described in subclause (i) of this proviso) has occurred, is continuing and has not been waived by the Required Banks (or if required under Section 10.1, all of the Banks) has occurred or would occur as a result of the making of such Distribution, (iii) no Borrowing Base Deficiency exists or is reasonably expected to exist as of the next Determination Date, and (iv) after giving effect to the proposed Distribution the Borrower is in compliance with covenants contained in Section 7.15 as of (and as if the most recently ended Fiscal Quarter of the Borrower had ended on) the date such Distribution is made.

  Notwithstanding the foregoing, (i) any Subsidiary Guarantor may make Distributions to the Borrower or any other Subsidiary Guarantor, (ii) any other Subsidiary of the Borrower may make Distributions to the Borrower or any Subsidiary Guarantor, (iii) the Snyder Gas Plant Venture may make Distributions from "Distributable Funds", as that term is defined in the Snyder Joint Venture Agreement, to the Borrower and NGL Associates in accordance with the terms of the Snyder Joint Venture Agreement and their respective sharing ratios so long as the Borrower owns at least 80% of the equity interests in the Snyder Gas Plant Venture, and (iv) the NGL-Torch Gas Plant Venture may make Distributions from "Distributable Funds", as that term is defined in the NGL-Torch Joint Venture Agreement, to the Borrower and NGL Associates in accordance with the terms of the NGL-Torch Joint Venture Agreement and their respective sharing ratios so long as the Borrower owns at least 80% of the equity interests in the NGL-Torch Gas Plant Venture. The Borrower will not enter into or become subject to, and the Borrower will not permit any of its Subsidiaries to enter into, or become subject to, any agreement or order of any Governmental Authority which prohibits or restricts in any way the right of any of the Borrower's Subsidiaries to make Distributions to the Borrower or any Subsidiary Guarantor.

    SECTION 7.3. Liens; Negative Pledge. The Borrower will not create, incur, assume or suffer to exist, and the Borrower will not permit any Subsidiary of the Borrower to create, incur, assume or suffer to exist, any Lien on any Property of the Borrower or any of its Subsidiaries (including without limitation, the Borrowing Base Properties), other than Permitted Liens. Except as may exist or arise due to any Requirement of Law, the Borrower will not enter into or become subject to, and the Borrower will not permit any Subsidiary of the Borrower to enter into or become subject to, any agreement (other than this Credit Agreement) that prohibits or otherwise restricts the right of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist Liens on any of its or their Property.

    SECTION 7.4. Consolidation, Mergers and Acquisitions; Fundamental Changes. The Borrower shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with or acquire substantially all of the outstanding capital stock or Properties of any other Person or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business, Properties, whether now or hereafter acquired, except for transactions in the nature of a consolidation and/or merger (i) involving the Borrower in which the Borrower is the surviving entity, or (ii) involving a Subsidiary Guarantor in which the surviving entity is a Subsidiary Guarantor or a wholly owned Subsidiary of the Borrower and has duly executed and delivered a joinder to the Subsidiary Guaranty pursuant to Section 6.11, or
(iii) involving any other Subsidiary of the Borrower in which such Subsidiary is the surviving entity, subject in each case to the condition that immediately after such merger or consolidation and after giving effect and pro forma effect thereto for the immediately preceding twelve-month period, no Event of Default or Default shall have occurred, exist or be continuing. The Borrower shall not, and shall not permit any of its Subsidiaries to, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding.

    SECTION 7.5. Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make, directly or indirectly, any Investments, except:

    (a) Investments existing on the date hereof and disclosed on Schedule 7.5;

    (b) Investments consisting of Cash Equivalents;

    (c) Accounts receivable from customers in the ordinary course of business;

    (d) Investments by the Borrower or any Subsidiary Guarantor in Subsidiary Guarantors;

    (e) Investments in general or limited partnerships entered into by the Borrower or a Subsidiary of the Borrower with industry partners in the ordinary course of its business or capital contributions to such partnerships, provided, that (i) the Borrower's or such Subsidiary's equity interests in such partnership are pledged to the Agent for the benefit of the Banks as security for the Obligations, (ii) such partnership is engaged exclusively in oil and gas exploration, development, production, processing or transportation activities, (iii) the Borrower's or such Subsidiary's equity interests in such partnerships were acquired in the ordinary course of Borrower's or such Subsidiary's business and upon fair and reasonable terms; and
(iv) such partnership interests acquired and capital contributions made do not exceed, in the aggregate for all such interests acquired or capital contributions made, the sum of $1,000,000;

    (f) Investments by the Borrower or its Subsidiaries in any Subsidiaries or partnerships not permitted by the provisions of Subsections 7.5(d) or (e), provided, however, that the aggregate amount of all such sums invested pursuant to this Subsection 7.5(f) shall not exceed $1,000,000;

    (g) Investments in the following marketable securities of a Person provided,
(i) such Person is engaged exclusively in oil and gas exploration, development, production, processing or transportation activities, and (ii) the cost basis thereof, in the aggregate for all such stocks, bonds, or other securities, does not exceed $3,000,000:

        (aa) stocks, bonds, and other securities which are listed on either the New York Stock Exchange or the American Stock Exchange, or

        (bb) stocks traded through the NASDAQ system or other system of transfer or exchange generally recognized in the industry;

    (h) Securities received in the settlement of Debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary of the Borrower;

    (i) Margin deposits in connection with any Hedge Transaction permitted pursuant to Section 7.13, provided such margin deposits do not exceed, in the aggregate for all such margin deposits at any one time outstanding, the sum of $2,000,000; and

    (j) Investments in connection with or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar or customary arrangements, and the performance of Borrower's or such Subsidiary's obligations thereunder in accordance with prudent operating standards and in the ordinary course of business, but only insofar as they do not (i) reduce the net revenue interest of the Borrower or any Subsidiary Guarantor in any Borrowing Base Property below the undivided net revenue interest specified for such the Borrower or such Subsidiary Guarantor in the most recent Engineering Report utilized by the Banks in determining the then effective Borrowing Base, and/or (ii) increase the undivided working interest specified for the Borrower or such Subsidiary Guarantor in the most recent Engineering Report utilized by the Banks in determining the then effective Borrowing Base.

    SECTION 7.6. Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into, or be a party to any transaction with any of such Person's Affiliates or stockholders, except for (i) the transactions provided for in the Operative Documents, (ii) transactions disclosed in Schedule 7.6 or (iii) transactions entered into in the ordinary course of business and pursuant to the reasonable requirements of such Person's business and upon such fair and reasonable terms as could reasonably be obtained in a arm's length transaction with an unaffiliated Person in accordance with prevailing industry customs and practices.

    SECTION 7.7. Certain Contracts; Amendments. Except as expressly provided for in the Loan Documents, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Person to: (i) make Distributions to the Borrower or any Subsidiary Guarantor, (ii) to redeem equity interests held in it by the Borrower or any Subsidiary Guarantor, (iii) repay loans and other indebtedness owing by it to the Borrower or any Subsidiary Guarantor, (iv) transfer any of its Properties to the Borrower or any Subsidiary Guarantor, or (v) create, incur, assume or suffer to exist any Lien in favor of Agent for the benefit of the Banks on any of the Borrower's or any of its Subsidiaries' Properties. Neither the Borrower nor any Subsidiary of the Borrower will enter into any "take-or-pay" contract or other contract or arrangement for the purchase of goods or services which is a Material Contract and obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it. Neither the Borrower nor any Subsidiary of the Borrower will amend or permit any amendment to any Material Contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects any material right or benefit of the Agent, the Issuing Bank or any Bank under or acquired pursuant to any Security Documents. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any contract, agreement or transaction which at the time such contract, agreement or transaction was entered into could reasonably be expected to result in a Material Adverse Effect.

    SECTION 7.8 Amendments to Designated Contracts. Neither Borrower nor any Subsidiary of Borrower, shall enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under, or terminate
(i) its certificate or articles of incorporation, bylaws or other organizational document other than amendments, modifications and waivers which are not, individually or in the aggregate, material, (ii) the Management Agreement, or
(iii) except as specifically permitted under the Pledge Agreement, the Snyder Joint Venture Agreement, or the NGL-Torch Joint Venture Agreement, other than amendments, modifications and waivers which are not, individually or in the aggregate material.

    SECTION 7.9. Sales of Properties. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign, transfer, lease, convey or otherwise dispose of any of its Properties, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

    (a) Sales of inventory in the ordinary course of its business;

    (b) Sales or transfers constituting Investments permitted pursuant to Subsections 7.5(d), (e), or (f);

    (c) Sales or dispositions of worn out or obsolete tools or equipment no longer used or useful in the business of the Borrower or such Subsidiary of the Borrower;

    (d) Sales of Margin Stock; and

    (e) Sales of Oil and Gas Interests for fair market value on an arm's length basis in an aggregate amount for the Borrower and its Subsidiaries not to exceed $2,000,000 during any Borrowing Base

Period, provided, however, that (i) if the Utilized Percentage of Borrowing Base is greater than seventy-five percent (75%) at the time of any proposed sales or other dispositions, such sales shall only be permitted if the amount thereof, when added to all other sales or dispositions made during such Borrowing Base Period, will not exceed $1,000,000, and (ii) no Event of Default has occurred and is continuing and no Borrowing Base Deficiency then exists or would exist as a result of such sale.

    SECTION 7.10. ERISA Compliance. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in a "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Benefit Plan or knowingly consent to any other "interested party" or any "disqualified person", as such terms are defined in Section 3(14) of ERISA and
Section 4975(e)(2) of the Code, respectively, engaging in any "prohibited transaction", with respect to any Benefit Plan maintained by the Borrower or such Subsidiary of the Borrower, or permit any Benefit Plan maintained by the Borrower or such Subsidiary of the Borrower to incur any "accumulated funding deficiency", as defined in Section 302 of ERISA or Section 412 of the Code, unless such incurrence shall have been waived in advance by the IRS; or terminate any Benefit Plan in a manner which could result in the imposition of a Lien on any Property of the Borrower or such Subsidiary of the Borrower pursuant to Section 4068 of ERISA; or breach any fiduciary responsibility imposed under Title I of ERISA with respect to any Benefit Plan; engage in any transaction which would result in the incurrence of a liability under Section 4069 of ERISA; or fail to make contributions to a Benefit Plan which results in the imposition of a Lien on any Property of the Borrower or such Subsidiary of the Borrower pursuant to Section 302(f) of ERISA or Section 412(n) of the Code, if the occurrence of any of the foregoing events would constitute a Material Adverse Effect. The Borrower shall not, and shall not permit any of its Subsidiaries to (nor will any trade or business, whether or not incorporated, that is a member of a group of which the Borrower or such Subsidiary of the Borrower is a member and which is treated as a single employer under Section 414 of the Code) sponsor, maintain or contribute to any Multiemployer Plan(s). The Borrower shall not, and shall not permit any of its Subsidiaries to, become a member of any other group which is treated as a single employer under Section 414 of the Code.

    SECTION 7.11. Sales and Leasebacks. The Borrower shall not, and shall not permit any of its Subsidiaries to, become liable, directly or by way of Accommodation Obligation, with respect to any lease or any Property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) which the Borrower or such Subsidiary of the Borrower has sold or transferred or is to sell or transfer to any other Person, or (ii) which the Borrower or such Subsidiary of the Borrower intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred by the Borrower or such Subsidiary of the Borrower to any other Person in connection with such lease.

    SECTION 7.12. Use of Proceeds; Margin Regulations. The proceeds of Borrowings will not be used for any purpose other than those set forth in
Section 2.20; provided, however, that none of such proceeds (including, without limitation, proceeds of Letters of Credit issued hereunder) will be used, directly or indirectly, in any manner which might cause the extension of credit or the application of such proceeds to violate the Securities Act of 1933 or Securities Exchange Act of 1934 (each as amended to the date hereof and from time to time hereafter, and any successor statute) or to violate Regulation G, Regulation U, or Regulation X, or any other regulation of the Federal Reserve Board, in each case as in effect on the date or dates of such extension of credit and such use of proceeds.

    SECTION 7.13. Fiscal Year; Fiscal Quarter. The Borrower shall not, and shall not permit any of its Subsidiaries to, change its Fiscal Year or any of its Fiscal Quarters.

    SECTION 7.14. Hedge Transactions. The Borrower will not enter into, and the Borrower will not permit any of its Subsidiaries to enter into, any Hedge Transactions except contracts entered into with the purpose and effect of fixing pricing on oil and/or gas expected to be produced by Borrower or such Subsidiary, provided that at all times: (i) no such contract fixes a price for a term of more than forty-eight (48) months; (ii) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to the Banks) for any single month does not in the aggregate exceed eighty percent (80%) of Borrower's and its Subsidiaries' aggregate projected oil and gas production from Proved Developed Producing Hydrocarbon Reserves anticipated to be sold in the ordinary course of business for such month, (iii) no such contract requires Borrower or such Subsidiary to put up any security against the event of its nonperformance other than letters of credit or deposits of money prior to actual default by such Borrower or Subsidiary of Borrower in performing its obligations thereunder and (iv) each such contract shall be either in existence as of the Closing Date or with a Bank or any Affiliate of such Bank, or with a counterparty or have a guarantor of the obligation of the counterparty who, at the time the contract is made, has long-term obligations rated A- or A3 or better, respectively, by Standard & Poor's Corporation or Moody's Investors Services, Inc. (or a successor credit rating agency).

    SECTION 7.15. Financial Covenants. From and after the Effective Date, the Borrower on a Consolidated basis shall not:

    (a) Tangible Net Worth. Permit its Consolidated Tangible Net Worth at any time to be less than the sum of (i) $37,000,000 plus, (ii) if positive, fifty percent (50%) of Consolidated Net Income for the period from the Effective Date plus, (iii), if any, seventy-five percent (75%) of the net proceeds from the sale of equity securities of the Borrower and its Subsidiaries for the period from the Effective Date; or

    (b) Current Ratio. Permit the ratio of the Borrower's Consolidated current assets (as determined in conformity with GAAP) to the Borrower's Consolidated current liabilities (as determined in conformity with GAAP) as of the end of any Fiscal Quarter to be less than 1.0 to 1.0. For purposes of this Subsection 7.14(b), Consolidated current assets shall include the Unused Availability.

    (c) Interest Coverage Ratio. Permit, as of the end of any Fiscal Quarter, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense to be less than 3.0 to 1.0, to be calculated at the end of each Fiscal Quarter, for the four-Fiscal Quarter period ending with such Fiscal Quarter.

                                 ARTICLE VIII

                               EVENTS OF DEFAULT

    SECTION 8.1. Events of Default. If any of the following events, acts, occurrences or conditions (each an "Event of Default") shall occur and be continuing:

    (a) The Borrower shall fail to pay when due any payment of any principal of the Loans; or

    (b) The Borrower shall fail to pay when due the payment of any accrued interest on the Loans and such failure shall continue for two (2) Business Days; or

    (c) The Borrower shall fail to pay when due the payment of any fee, expense, compensation, reimbursement or other amount when due under this Credit Agreement, the Notes or any other Loan Document or other agreement or document contemplated by or delivered pursuant to or in connection with this Credit Agreement or such Loan Document or any material document executed in connection therewith and, in any event, such failure shall continue for two (2) Business Days after written notice thereof from the Agent to the Borrower; or

    (d) The Borrower or any Subsidiary of the Borrower shall fail to perform or observe any term, covenant or agreement contained in Subsections 6.1(c) and 6.1(d)(ii), or Article VII (other than Sections 7.7 or 7.13) of this Credit Agreement; or

    (e) The Borrower or any Subsidiary of the Borrower shall fail to perform any term, covenant or agreement contained in this Credit Agreement other than those referenced in Subsections 8.1(a), (b) or (c), or in any other Loan Document to which it is a party and, in the case of any such failure that is capable of being remedied, such failure shall not have been remedied within thirty (30) days after the earlier of (i) notice thereof from the Agent to the Borrower and
(ii) discovery thereof by a Responsible Officer of the Borrower or such Subsidiary of the Borrower; or

    (f) Any Subsidiary shall fail to perform any term, covenant or agreement contained in the Subsidiary Guaranty other than those referenced in Subsections 8.1(a), (b), and (c), and, in the case of any such failure that is capable of being remedied, such failure shall not have been remedied within thirty (30) days after the earlier of (i) notice thereof from the Agent to such Subsidiary and (ii) discovery thereof by a Responsible Officer of such Subsidiary; or

    (g) Any Termination Event occurs which would subject the Borrower or any Subsidiary of the Borrower, to a liability in excess of $1,000,000, or the plan administrator of any Benefit Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code which would subject the Borrower or any Subsidiary of the Borrower, to a liability in excess of $1,000,000; or

    (h) Any representation or warranty made or incorporated by the Borrower or any Subsidiary of the Borrower in any Loan Document to which such Person is a party or in any certificate, agreement or instrument delivered in connection with, any Loan Document shall prove to have been incorrect or misleading in any material respect when made or deemed made; or

    (i) The Borrower or any Subsidiary of the Borrower, shall (i) fail to pay any Debt having a principal amount in excess of $1,000,000 (other than the amounts referred to in Subsections 8.1(a), (b), and (c), owing by such Person, or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Debt shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise unless effectively waived or consented to in accordance with the documents evidencing such Debt or (ii) fail to observe or perform any material term, covenant or condition on its respective part to be performed under any agreement or instrument evidencing, securing or relating to any such Debt, when required to be performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of any failure is to cause, or to permit the holder or holders of such Debt or a trustee on its or their behalf (with or without the giving of notice, the lapse of time, or both), to cause such Debt to become due prior to its stated maturity; or

    (j) Any Loan Document shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any Person party thereto (other than the Agent or any Bank) or any such Person party thereto (other than the Agent or any Bank) shall deny that it has any or further liability or obligation thereunder, or the rights and/or benefits afforded to the Banks thereunder are materially impaired; or

    (k) The Borrower or any Subsidiary of the Borrower shall be adjudicated insolvent, or shall generally not pay, or admit in writing its inability to pay, its debts as they mature, or make a general assignment for the benefit of creditors, or any proceeding shall be instituted by any such Person seeking to adjudicate it insolvent, seeking liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its Property, or any such Person shall take any corporate action in furtherance of any of the actions set forth above in this Subsection 8.1(k); or

    (l) Any proceeding of the type referred to in Subsection 8.1(k) is filed, or any such proceeding is commenced against the Borrower or any Subsidiary of the Borrower, or any such Person by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order for relief is entered in an involuntary case under the bankruptcy law of the United States, or an order, judgment or decree is entered appointing a trustee, receiver, custodian, liquidator or similar official or adjudicating any such Person insolvent, or approving the petition in any such proceedings, and such order, judgment or decree remains in effect for thirty (30) days; or

    (m) Final judgments or orders involving liabilities in excess of $1,500,000 in the aggregate which are not otherwise covered by insurance shall be rendered against the Borrower or any Subsidiary of the Borrower and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof, or the Borrower or any Subsidiary of the Borrower shall not, within said period of sixty (60) days or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

    (n) (i) Environmental Liabilities in excess of $1,000,000 in the aggregate shall have been assessed under any applicable Environmental Law against the Borrower or any Subsidiary of the Borrower or (ii) Releases of any Hazardous Substance shall have occurred, and such event(s) could reasonably be expected to form the basis of Environmental Liabilities against the Borrower or any Subsidiary of the Borrower in excess of $1,000,000 in the aggregate;

THEN, (x) upon the occurrence of any Event of Default described in Subsection 8.1(k) or Subsection 8.1(l) with respect to the Borrower or any Subsidiary of the Borrower (aa) all of the Commitments shall automatically terminate, and the Borrower shall deposit with the Agent cash equal to the aggregate face amount of all outstanding Letters of Credit issued hereunder and (bb) the entire unpaid amount of all Obligations shall automatically become immediately due and payable, without presentment for payment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrower and each of its Subsidiaries and the obligation of each Bank to make any Loan hereunder shall thereupon terminate and
(cc) upon the occurrence of any other Event of Default, the Agent shall at the request, or may with the consent, of the Required Banks, (A) by written notice to the Borrower declare all of the Commitments to be terminated, whereupon all of the Commitments and the obligations of each Bank to make any Loan hereunder shall forthwith terminate, and the Borrower shall deposit with the Agent cash equal to the aggregate face amount of all outstanding Letters of Credit issued hereunder and (B) by written notice to the Borrower declare the entire unpaid amount of all Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment for payment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrower and each Subsidiary of the Borrower. The Borrower hereby grants to the Agent for the ratable benefit of the Banks a security interest in, and Lien on, any Dollars delivered to the Agent pursuant to this Section 8.1, as security for the Obligations.

    SECTION 8.2. Remedies. If any Event of Default shall occur, the Agent for the ratable benefit of the Banks, may (and upon the request of the Required Banks shall) protect and enforce the Banks' rights and remedies under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and the Banks may enforce the payment of any Obligations due or enforce any other legal or equitable right. All rights and remedies and powers conferred upon the Agent and/or the Banks under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity.

    SECTION 8.3. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Bank is hereby authorized at any time or from time to time, to the fullest extent permitted by law and without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other Debt at any time owing, by such Bank (including, without limitation, by Affiliates, branches or agencies of such Bank wherever located) to or for the credit or the account of the Borrower against any of and all the Obligations, including, without limitation, all interests in Obligations purchased by such Bank pursuant to Section 2.18, and all other claims of any nature or description arising out of or in connection with this Credit Agreement or any other Loan Document, irrespective of whether or not such Bank shall have made any demand under this Credit Agreement or the Notes or other Loan Documents and although such Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Such Bank agrees promptly to notify the Borrower after any such setoff and application made by such Bank, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Banks under this Section 8.3 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Banks may have.

    SECTION 8.4. Indemnity. The Borrower shall indemnify the Agent and each Bank and each Affiliate thereof and their respective directors, officers, employees, shareholders and agents (each an "Indemnitee") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever that are asserted against an Indemnitee by any Person if such losses, liabilities, claims, damages, expenses, penalties, actions, judgments, suits, costs or disbursements arise out of or result from (i) any use by the Borrower of the proceeds of any extension of credit by the Banks hereunder or (ii) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing or arising out of or based upon any Loan Document or any of the transactions contemplated by any Loan Document, and the Borrower shall reimburse such Indemnitee, within ten (10) Business Days after receipt of a composite statement of account for any reasonable expenses (including reasonable legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages, expenses, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of such Indemnitee. It is the express intention of the parties hereto that each Indemnitee to be indemnified hereunder or thereunder shall be indemnified and held harmless against any and all losses, liabilities, claims, damages, expenses, penalties, actions, judgments, suits, costs or disbursements arising out of or from the ordinary negligence of such Indemnitee. Without prejudice to the survival of any other Obligations of the Borrower hereunder and the other Loan Documents, the Obligations of the Borrower under this Section 8.4 shall survive the termination of this Credit Agreement, the payment in full of the Obligations and/or assignment of the Notes.

                                   ARTICLE IX

                                   THE AGENT

    SECTION 9.1. Authorization and Action. The general administration of the Loan Documents and any other documents contemplated by this Credit Agreement shall be by the Agent or its designees. Each of the Banks authorizes the Agent to take such actions on its behalf and to exercise such powers and to perform such duties as are expressly delegated to the Agent by the terms of this Credit Agreement and the other Loan Documents, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Credit Agreement or otherwise exist against the Agent.

    (b) The provisions of this Article IX are solely for the benefit of the Agent and the Banks, and neither the Borrower nor any Subsidiary of the Borrower shall have any rights as a third party beneficiary or otherwise under, or be bound by, the provisions of this Article IX.

    (c) In performing its functions and duties hereunder and under the other Loan Documents, the Agent shall act solely as the agent of the Banks and the Agent does not assume nor shall it be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower, any Subsidiary of the Borrower or any of their respective successors and assigns.

    SECTION 9.2.  Agent's Reliance; Exculpatory Provisions, Etc.

    (a) Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Bank for any action taken or omitted to be taken by it or them under or in connection with this Credit Agreement or the other Loan Documents (i) with the consent or at the request of the Required Banks or if required under Section 10.1, all of the Banks or (ii) in the absence of its or their own gross negligence or willful misconduct (it being the express intention of the parties that the Agent and its directors, officers, agents and employees shall have no liability for actions and omissions under this Section
9.2 resulting from their sole ordinary or contributory negligence). Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of each Note as the holder thereof until the Agent receives a Commitment Transfer Supplement from such payee in accordance with the terms of Section 10.9, (ii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Credit Agreement or the other Loan Documents, (iv) except as otherwise expressly provided herein, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Credit Agreement or the other Loan Documents or to inspect the Property (including the books and records) of the Borrower or its Subsidiaries, (v) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, (vi) shall incur no liability under or in respect of this Credit Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopier, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties, (vii) shall incur no liability to any Bank or the Issuing Bank as a result of any act or failure to act in respect of a Letter of Credit that would not form the basis for liability against the Agent acting either as the Agent or the Issuing Bank with respect to such Letter of Credit, in an action between the Agent, in either such capacity, and either the customer arranging for such Letter of Credit, the beneficiary thereof or the holder of the draft drawn thereunder, and (viii) the provisions of this Section
9.2 shall survive the termination of this Credit Agreement and/or the payment or assignment of any of the Obligations. The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks (or if required under Section 10.1, all of the Banks) as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense (other than that resulting from its own gross negligence or willful misconduct) which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement and the other Loan Documents in accordance with a request of the Required Banks or all of the Banks, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks and all future holders of the Notes.

    (b) Neither the Agent nor any of its directors, officers, employees, or agents shall have any responsibility to the Borrower, any Subsidiary of the Borrower or any other Person on account of the failure or delay in performance or breach by any of the Banks or the Borrower or any Subsidiary of the Borrower of any of their respective Obligations under this Credit Agreement, the Notes, the Loan Documents or any related agreement or document or in connection herewith or therewith.

    SECTION 9.3. The Agent in its Individual Capacity and Affiliates. With respect to its Commitment, any of the Loans made by it and/or the Notes issued to it as a Bank, Chase shall have the same rights and powers under this Credit Agreement or the other Loan Documents as any other Bank and may exercise the same as though it were not the Agent. The terms "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. Chase and its Affiliates may accept deposits from, lend money, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, its Subsidiaries and/or any Person who may do business with or own securities of the Borrower or any Subsidiary of the Borrower, all as if it were not the Agent and without any duty to account therefor to the other Banks.

    SECTION 9.4. Bank Credit Decision. Each Bank acknowledges and agrees that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 5.9 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Bank also acknowledges and agrees that it will, independently and without reliance upon the Agent or any other

Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Loan Documents.

    SECTION 9.5. Indemnification and Reimbursement. The Agent shall not be required to take any action hereunder or to prosecute or defend any suit in respect of this Credit Agreement or the other Loan Documents unless indemnified to the Agent's satisfaction by the Banks against loss, cost, liability and expense. If any indemnity furnished to the Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. In addition, the Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding, ratably according to the respective amounts of their Commitments, or if no Commitments are outstanding, the respective amounts of the Commitments immediately prior to the time the Commitments ceased to be outstanding), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Credit Agreement or any action taken or omitted by the Agent under this Credit Agreement or the other Loan Documents (including, without limitation, any action taken or omitted under Article II of this Credit Agreement); provided, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. EACH BANK AGREES, HOWEVER, THAT IT EXPRESSLY INTENDS, UNDER THIS SECTION 9.5, TO INDEMNIFY THE AGENT RATABLY AS AFORESAID FOR ALL SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS ARISING OUT OF OR RESULTING FROM THE AGENT'S ORDINARY OR CONTRIBUTORY NEGLIGENCE. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Credit Agreement and the other Loan Documents to the extent that the Agent is not reimbursed for such expenses by the Borrower. The provisions of this
Section 9.5 shall survive the termination of Credit Agreement and/or the payment or assignment of any of the Obligations.

    SECTION 9.6. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed as Agent at any time for cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint from among the Banks a successor Agent (with the written consent of the Borrower which shall not be unreasonably withheld or delayed, provided that if an Event of Default shall have occurred and be continuing the consent of the Borrower need not be obtained). If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 calendar days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks and with the concurrence of the Borrower, appoint a successor Agent, which shall be an Eligible Assignee. Upon the acceptance of any appointment as Agent hereunder and under the other Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Credit Agreement and the other Loan Documents. After any retiring Agent's resignation or removal as Agent hereunder and under the other Loan Documents, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement and the other Loan Documents.

    SECTION 9.7. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent shall have received notice from a Bank or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." If the Agent receives such a notice, the Agent shall promptly give notice thereof to the Banks; provided, however, if such notice is received from a Bank, the Agent also shall give notice thereof to the Borrower. The Agent shall be entitled to take action or refrain from taking action with respect to such Default or Event of Default as provided in Section 9.1 and Section 9.2.

    SECTION 9.8. Delegation of Duties. The Agent may execute any of its duties under this Credit Agreement or the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.


                                   ARTICLE X

                                 MISCELLANEOUS

    SECTION 10.1. Amendments and Waivers. Neither this Credit Agreement or any other Loan Document to which the Borrower or any Subsidiary is a party nor any terms hereof or thereof may be amended, supplemented, waived or otherwise modified except in accordance with the provisions of this subsection. Any provision of this Credit Agreement or any other Loan Document may be amended, supplemented, waived, or otherwise modified if and only if such amendment, supplement, waiver or other modification (i) is in writing, (ii) is signed by the Required Banks (if the Banks are a party thereto) or by the Agent with the consent of the Required Banks (if the Agent is a party thereto and the Banks are not) and (iii) is signed by each other party thereto except that in the case of a waiver, the party whose performance is being waived need not be a signatory; provided no such amendment, supplement, waiver or other modification shall do any of the following unless signed by all of the Banks (if the Banks are a party thereto) and by the Agent with the consent of all of the Banks (if the Agent is a party thereto and the Banks are not):

    (a) Extend the Maturity Date, the date of payment of any principal, interest or fees, or the date of payment of any required principal prepayment;

    (b) Reduce the amount of any principal, interest or fees, the rate of interest paid with respect to any unpaid principal, interest or fees, or the amount of any fee payable to the Banks hereunder;

    (c) Change the amount of any Commitment of any Bank;

    (d) Amend, modify, or waive any of the conditions set forth in Article IV (other than any condition which refers therein to the Required Banks);

    (e) Amend, modify or waive any provision which calls for the consent of, the approval of, or direction from all of the Banks;

    (f) Amend, modify or waive any provision of this Section 10.1 or the definition of Required Banks; or

    (g) Consent to or permit the assignment or transfer by the Borrower or any Subsidiary of Borrower of any of its rights and obligations under this Credit Agreement or any other Loan Document to which it is a party;

and provided, further, without the prior written consent of the Agent, no such amendment, supplement, waiver or modification shall amend, supplement, waive or otherwise modify any provision of Article IX or any other provision of any Loan Document if the effect thereof is to affect the rights or duties of the Agent; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Banks required above to take such action, affect the rights and duties of the Issuing Bank with respect to the Letters of Credit and the Letter of Credit Applications, if any, outstanding under this Credit Agreement. Any such amendment, supplement, modification or waiver shall apply to each of the Banks equally and shall be binding upon the Banks, the Agent, all future holders of the Notes and Obligations, and all parties to the Loan Document so amended, supplemented, waived or otherwise modified.

    SECTION 10.2.  Notices, Etc.

    (a) Notices, consents, requests, approvals, demands and other communications (collectively "Communications") provided for herein shall be in writing (including telecopy, telegraphic, telex or cable communications) and mailed, telecopied, telegraphed, telexed, cabled or delivered:

        If to the Borrower or any of its Subsidiaries, to it at:

            Bellwether Exploration Company
            1331 Lamar, Suite 1455
            Houston, Texas  77010-3039
            Telephone Number:  (713) 650-1025
            Telecopy Number:   (713) 652-2916
            Attention: J. Darby Sere

        If to the Agent, to it at:

            The Chase Manhattan Bank
            Texas Commerce Bank National Association
            707 Travis, 5 TCBN-86
            Houston, Texas   77002
            Telephone Number:  (713) 216-4332
            Telecopy Number:   (713) 216-4117
            Attention: Lori H. Vetters

        If such notice to the Agent relates to fundings or payments, with a copy to:

            The Chase Manhattan Bank
            140 East 45th Street, 29th Floor
            New York, New York  10017

            Telephone Number:  (212) 622-0005
            Telecopy Number:   (212) 622-0002
            Attention:  Sandra Miklave, Vice President

    If to any Bank, as specified on Schedule 1.1 hereto or in the appropriate Commitment Transfer Supplement pursuant to Section 10.9.

    (b) All Communications, except as otherwise expressly provided in the Loan Documents, must be in writing and must be mailed, telecopied or delivered, to the appropriate party at the address set forth herein or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section 10.2.

    (c) Any Communication given by telecopier must be confirmed within 48 hours by letter mailed or delivered to the appropriate party at its respective address. Except as otherwise expressly provided in any Loan Document, any Communication required or permitted by any Loan Document given in compliance with this Section 10.2 shall be effective when received or delivered.

    SECTION 10.3. No Waiver; Remedies Cumulative. No failure on the part of the Agent or any Bank or any holder of a Note to exercise, and no delay in exercising, any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower, its Subsidiaries, or any of them and the Agent or any Bank or any holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege, or any abandonment or discontinuance of any steps to enforce such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

    SECTION 10.4.  Costs, Expenses and Taxes.

    (a) The Borrower agrees to pay within ten (10) Business Days after presentation of a composite statement of account: (i) all reasonable costs and expenses of the Agent in connection with the negotiation, preparation, distribution, execution and delivery of this Credit Agreement, the Notes and the other Loan Documents and the documents and instruments referred to therein, and
(ii) the negotiation, preparation, distribution, execution and delivery of any amendment, supplement, modification, waiver or consent, including the Agent's review and due diligence with respect to any such amendment, supplement, modification, waiver or consent or the addition of Borrowing Base Properties not engineered in connection with the initial funding under this Credit Agreement relating to any of the Loan Documents (including, without limitation, as to each of the foregoing, the reasonable fees and disbursements of legal counsel to the Agent, provided, however, that the fees for services rendered (exclusive of out-of-pocket disbursements) of legal counsel to the Agent in connection with costs referenced in the immediately preceding subclause (i) shall not exceed, in the aggregate $25,000.00;

    (b) The Borrower shall pay all reasonable out-of-pocket costs and expenses of the Agent and, upon the occurrence and during the continuance of any Event of Default, each Bank in connection with (i) the preservation of their rights under, and enforcement of, the Loan Documents to which the Borrower or any Subsidiary of the Borrower is a party and the documents and instruments referred to therein and

(ii) any workout, restructuring or rescheduling of the Obligations or any proceeding under any Debtor Relief Law with respect to the Borrower or any Subsidiary of the Borrower (including, without limitation, in each case, the reasonable fees and disbursements of counsel for the Agent and the Banks).

    (c) The Borrower shall pay, and hold the Agent and each of the Banks harmless from and against, any and all present and future stamp, excise, and other similar taxes and fees with respect to the foregoing matters and hold the Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Agent or such Bank) to pay such taxes.

    (d) Without prejudice to the survival of any other obligations of the Borrower hereunder, under the other Loan Documents, the obligations of the Borrower under this Section 10.4 shall survive the termination of this Credit Agreement and/or the payment or assignment of the Notes.

    SECTION 10.5. Governing Law. This Credit Agreement, the Notes and, unless otherwise specified therein, all other Loan Documents and all other documents executed in connection herewith or therewith, shall be deemed to be contracts and agreements executed by the Borrower, the Agent and the Banks under the laws of the State of New York and of the United States and for all purposes shall be construed in accordance with, and governed by, the laws of said State and of the United States. Without limitation of the foregoing, nothing in this Credit Agreement, the Notes or any other Loan Document shall be deemed to constitute a waiver of any rights which any Bank may have under applicable federal legislation relating to the amount of interest which such Bank may contract for, take, receive or charge in respect of any Loans, including any right to take, receive, reserve and charge interest at the rate allowed by the law of the state where such Bank is located. The Agent, the Banks and the Borrower further agree that insofar as the laws of the State of Texas apply, the provisions of Article 1.04, Subtitle 1, Title 79, of the Revised Civil Statutes of Texas, 1925, as amended, are applicable to the determination of the Highest Lawful Rate with respect to the Notes, the indicated rate ceiling computed from time to time pursuant to Section (a) of such Article shall apply to the Notes; provided, however, that to the extent permitted by such Article, the Agent may from time to time by notice from the Agent to the Borrower revise the election of such interest rate ceiling as such ceiling affects then current or future balances of the Loans outstanding under the Notes. The provisions of Chapter 15 of Subtitle 3 of the said Title 79 do not apply to this Credit Agreement or the Notes issued hereunder.

    SECTION 10.6. Interest. Each provision in this Credit Agreement and each other Loan Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, to the Agent or any Bank for the use, forbearance or detention of the money to be loaned under this Credit Agreement or any Loan Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Loan Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate, and all amounts owed under this Credit Agreement and each other Loan Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Credit Agreement or such Loan Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Anything in this Credit Agreement, any Note or any other Loan Document to the contrary notwithstanding, with respect to each Note the Borrower shall never be required to pay unearned interest on such Note or ever be required to pay interest on such Note at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable with respect to such Note would exceed the Highest Lawful Rate, or if the holder of such Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Borrower with respect to such Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Borrower with respect to such Note shall be reduced to the amount allowed under applicable law and (ii) any unearned interest paid by the Borrower or any interest paid by the Borrower in excess of the Highest Lawful Rate shall be in the first instance credited on the principal of such Notes with the excess thereof, if any, refunded to the Borrower. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by any Bank under the Notes held by it, or under this Credit Agreement or the other Loan Documents, are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to such Bank (such Highest Lawful Rate being the Bank's "Maximum Permissible Rate"), shall be made, to the extent permitted by usury laws applicable to such Bank (now or hereafter enacted), by (i) characterizing any non-principal payment as an expense, fee or premium rather than as interest and
(ii) amortizing, prorating and spreading in equal parts during the period of the full stated term of the Loans evidenced by said Notes all interest at any time contracted for, charged or received by such Bank in connection therewith.

    SECTION 10.7. Survival of Representations and Warranties. All representations, warranties and covenants contained or incorporated herein or made in writing by the Borrower or any Subsidiary of the Borrower in connection herewith shall survive the execution and delivery of this Credit Agreement, the Notes and the other Loan Documents.

    SECTION 10.8. Binding Effect. This Credit Agreement shall become effective when it shall have been executed by the Borrower, the Agent and each of the Banks and shall be binding upon and inure to the benefit of the Borrower and the Banks and their respective successors and assigns, whether so expressed or not, provided, that the undertaking of the Banks to make Loans to the Borrower shall not inure to the benefit of any successor or assign of the Borrower.

    SECTION 10.9.  Participations; Assignments.

    (a) This Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Banks, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Credit Agreement without the prior written consent of each Bank.

    (b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law at any time sell to one or more banks or other financial institutions ("Participants") participating interests in any Loan owing to such Bank, any Note held by such Bank, any LC Obligations held by it, any Commitment of such Bank, including such Bank's Commitment Percentage of the Letter of Credit Commitment, or any other interest of such Bank hereunder and under the other Loan Documents. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Credit Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Credit Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Credit Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Credit Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Credit Agreement or any Note, provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Banks the proceeds thereof as provided in Section 8.3. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.15, 2.17 and
10.4 with respect to its participation in the Commitments and the Utilized Credit outstanding from time to time, provided, that no Participant shall be entitled to receive any greater amount pursuant to such sections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

    (c) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law at any time sell to any Bank or any Affiliate thereof and, so long as no Event of Default has occurred and is continuing, with the consent of the Borrower and the Agent (which in each case shall not be unreasonably withheld) and if an Event of Default has occurred and is continuing, without the consent of the Borrower, to one or more Eligible Assignees, all or any part of its rights and obligations under this Credit Agreement, its Commitment, including, without limitation, its Commitment Percentage of the Letter of Credit Commitment, the Loans owning to it, the Note(s) held by it, the LC Obligations held by it (in respect of any such Bank, the "Credit Exposure"), pursuant to a Commitment Transfer Supplement, substantially in the form of Exhibit B, provided; however, that (i) the parties to such Commitment Transfer Supplement shall have executed and delivered to the Agent for its acceptance and recording in the Register, a Commitment Transfer Supplement, together with the Note(s) subject to such assignment, (ii) each such assignment shall be of a constant, and not a varying, percentage of the transferor Bank's Credit Exposure, i.e., any such assignment shall include a constant percentage of, inter alia the rights and obligations of such transferor Bank with respect to its Commitment, including, without limitation, its Commitment Percentage of the Letter of Credit Commitment, the Loans owning to it, the Note(s) held by it, and the LC Obligations held by it, (iii) the amount of each such assignment (determined as of the date the Commitment Transfer Supplement with respect to such assignment is delivered to the Agent) shall be in a minimum principal amount of $10,000,000, and (iv) if the transferor Bank has retained any Commitment hereunder, such transferor Bank's remaining Commitment shall be at least $10,000,000 after giving effect to such assignment. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, (i) the Eligible Assignee thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Bank hereunder with a Commitment as set forth therein, and (ii) the transferor Bank thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Credit Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Bank's rights and obligations under this Credit Agreement, such transferor Bank shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Credit Agreement to the extent, and only to the extent, necessary to reflect the addition of such Eligible Assignee and the resulting adjustment of Commitment Percentages arising from the purchase by such Eligible Assignee of all or a portion of the rights and obligations of such transferor Bank under this Credit Agreement and the Notes. On or prior to the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, the Borrower, at its expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment and Loans assumed by it pursuant to such Commitment Transfer Supplement and, if the transferor Bank has retained a Commitment and Loans hereunder, a new Note to the order of the transferor Bank in an amount equal to the Commitment and Loans retained by it hereunder. Such new Notes shall be in the form of the Notes replaced thereby.

    (d) The Agent shall maintain at its address referred to in Section 10.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitment of, the principal amount of the Loans owing to, and the LC Obligations of, each Bank from time to time. The entities in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan and/or the LC Obligations recorded therein for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Bank at any reasonable time and from time to time upon reasonable prior notice.

    (e) Upon its receipt of a Commitment Transfer Supplement executed by a transferor Bank and an Eligible Assignee (and, in the case of an Eligible Assignee that is not then a Bank or an affiliate thereof, by the Borrower and the Agent) together with payment to the Agent of a registration and processing fee of $2,500, the Agent shall (i) promptly accept such Commitment Transfer Supplement, and (ii) on the Transfer Effective Date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Borrower.

    (f) The Borrower hereby authorizes each Bank to disclose to any (i) Participant, (ii) Eligible Assignee approved in writing by the Borrower, or
(iii) any prospective Eligible Assignee approved in writing by the Borrower, any and all financial information in such Bank's possession concerning the Borrower and its Affiliates which has been delivered to such Bank by or on behalf of the Borrower pursuant to this Credit Agreement or which has been delivered to such Bank by or on behalf of the Borrower in connection with such Bank's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Credit Agreement, provided that, prior to any such disclosure, each such Eligible Assignee or Participant or proposed Eligible Assignee or Participant shall agree in writing to be bound by the confidentiality provisions contained in Section 10.11.

    (g) If, pursuant to this section, any interest in this Credit Agreement or any Note is transferred to any Eligible Assignee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Bank shall cause such Eligible Assignee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Borrower or the transferor Bank with respect to any payments to be made to such Eligible Assignee in respect of the Loans, (ii) to furnish to the transferor Bank (and, in the case of any Eligible Assignee registered in the Register, the Agent and the Borrower) either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Eligible Assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the transferor Bank, the Agent and the Borrower) to provide the transferor Bank (and, in the case of any Eligible Assignee registered in the Register, the Agent and the Borrower) a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Eligible Assignee, and to comply in all material respects from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

    (h) Nothing herein shall prohibit any Bank from (i) pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law, or (ii) selling or assigning its Notes and its rights under the Credit Agreement and the other Loan Documents to any Person after the occurrence and during the continuance of an Event of Default.

    SECTION 10.10. Separability. Should any clause, sentence, paragraph or section of this Credit Agreement or any other Loan Document be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Credit Agreement or such other Loan Document, as the case may be, and the parties hereto agree that the part or parts of this Credit Agreement or such Loan Document so held to be invalid, unenforceable or void will be deemed to have been stricken here from or therefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein or therein.

    SECTION 10.11. Confidentiality. Each Bank and the Agent acknowledge that any information furnished to it directly by the Borrower is and shall be confidential unless designated otherwise by the Borrower (however, such Bank or the Agent may disclose or furnish any or all of such information to its employees, officers, board members, auditors, counsel and agents after informing them of the confidential nature of such information), and each Bank and the Agent agrees that (i) it will maintain, and direct its employees, officers, board members, auditors, counsel and agents to maintain, the confidentiality of such information, (ii) it will not disclose, and will direct its employees, officers, board members, auditors, counsel and agents not to disclose, in any event such information to any third party (except as herein set forth), and
(iii) it will not use, and will direct its employees, officers, board members, auditors, counsel or agents not to use such information for any purposes other than as contemplated by this Credit Agreement; provided, however, that such Bank or the Agent or its employees, officers, board members, auditors, counsel or agents may disclose any such information that is (i) in the public domain or that becomes part of the public domain after the execution hereof, as a result of filing or recording with any Governmental Authority or for any other reason,
(ii) in the possession of such Bank or the Agent as a result of disclosure by a third party, except to the extent that the Person making such disclosure is aware that such third party is bound by a confidentiality obligation to the Borrower, (iii) required in such Bank's or the Agent's good faith judgment to be disclosed in order to comply with any applicable Requirement of Law, in order to comply with legal process, or in order to comply with the request of any Governmental Authority having authority or purported authority to regulate the Agent or such Bank, provided, such Bank or the Agent will give notice to the Borrower of any such requirement, (iv) permitted to be disclosed to an Eligible Assignee or prospective Eligible Assignee pursuant to Subsection 10.9(i), or (v) disclosed in connection with any suit or other proceeding brought by the Agent or such Bank against the Borrower or any Subsidiary of the Borrower or by the Borrower or any Subsidiary of the Borrower against the Agent or such Bank. Each Bank and the Agent agrees that if it is required by any applicable Requirement of Law to disclose any confidential information, such Bank or the Agent will, as soon as practicable notify the Borrower of the applicable Requirement of Law and the date on which a response to the same is due from it, provided that this sentence shall not apply to any disclosure the Agent or any Bank is required by applicable Requirements of Law to make to any Governmental Authority having authority to regulate the Agent or such Bank.

    SECTION 10.12. Marshalling; Recapture. Neither the Agent nor any Bank shall be under any obligation to marshal any Properties in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent any Bank receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any Debtor Relief Law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Bank as of the date such initial payment, reduction or satisfaction occurred, except that no interest shall accrue or be or be deemed due with respect thereto during the time such Bank was in receipt of such funds.

    SECTION 10.13. Representation by the Banks. Each of the Banks represents that it is the present intention of such Bank to acquire its Notes for its own account or for the account of its Affiliates and not with a view to the distribution or sale thereof, subject, nevertheless to the necessity that such Bank remain in control at all times of the disposition of Property held by it for its own account; it being understood that the foregoing representations shall not affect the characterization of the Loans as commercial lending transactions.

    SECTION 10.14. No Third Party Beneficiaries. The agreement of each Bank to make its Loans on the terms and conditions set forth in this Credit Agreement, is solely for the benefit of the Borrower, and no other Person (including any obligor, contractor, subcontractor, supplier or materialman furnishing supplies, goods or services to or for the benefit of the Borrower) shall have any rights hereunder, as against the Agent or any Bank, under any other Loan Document, or with respect to the Loans or the proceeds thereof.

    SECTION 10.15. Execution in Counterparts. This Credit Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

    SECTION 10.16.  Jurisdiction; Consent to Service of Process.

    (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, New York, in any action or proceeding arising out of or relating to this Credit Agreement or the Loan Documents, or for recognition or enforcement of any order or judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court, or to the extent permitted by law, in such Federal court in New York County, New York. Each party to this Credit Agreement irrevocably consents to the service of process out of any New York State court or Federal court of the United States of America sitting in New York County, New York in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address referred to in Section 10.2. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Agent or any Bank may otherwise have to bring any action or proceeding relating to this Credit Agreement or the Loan Documents against the Borrower or any Subsidiary of the Borrower or its respective Properties in the courts of any other jurisdiction.

    (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Loan

Documents in any New York State or Federal court sitting in New York County, New York. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

    SECTION 10.17. Credit Agreement Governs Conflicts. To the fullest extent possible, the terms and provisions of the Loan Documents shall be read together with the terms and provisions of this Credit Agreement so that the terms and provisions thereof do not conflict with the terms and provisions of this Credit Agreement; provided, however, notwithstanding the foregoing, in the event that any of the terms of provisions of the Loan Documents conflict with any terms or provisions of this Credit Agreement, the terms or provisions of this Credit Agreement shall govern and control for all purposes, provided that the inclusion of additional terms and provisions, supplemental rights or remedies in favor of the Agent in any Loan Document shall not be deemed to be a conflict with this Credit Agreement.

    SECTION 10.18. FINAL AGREEMENT OF THE PARTIES. THIS CREDIT AGREEMENT (INCLUDING THE EXHIBITS HERETO), THE NOTES AND THE OTHER LOAN DOCUMENTS TO WHICH THE BORROWER OR ANY OF ITS SUBSIDIARIES IS A PARTY CONSTITUTE A "LOAN AGREEMENT" AS DEFINED IN SECTION 26.02(A) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

        THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

        IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                         BELLWETHER EXPLORATION COMPANY

                         By:  /s/  J. DARBY SERE
                            -----------------------------------------
                         Name:  J. Darby Sere'
                         Title: President and Chief Executive Officer


                         THE SUBSIDIARY GUARANTORS

                         ODYSSEY PETROLEUM COMPANY

                         By:  /s/  J. DARBY SERE
                            -----------------------------------------
                         Name:  J. Darby Sere'
                         Title: Chief Executive Officer


                         WEST MONROE GAS GATHERING CORPORATION

                         By:  /s/  J. DARBY SERE
                            -----------------------------------------
                         Name:  J. Darby Sere'
                         Title: President

                         THE AGENT

                         THE CHASE MANHATTAN BANK

                         By:  /s/   RONALD POTTER
                            -----------------------------------------
                         Name:    Ronald Potter
                         Title:   Managing Director

                         Address of the Agent:

                         c/o Texas Commerce Bank National Association
                         707 Travis, 5 TCB-N 86
                         Houston, Texas  77002
                         Attention:  Lori H. Vetters

                         Telephone: 713/216-4332
                         Telecopy:  713/216-4117


                         THE BANKS:

                         THE CHASE MANHATTAN BANK

                         By:  /s/   RONALD POTTER
                            -----------------------------------------
                         Name:    Ronald Potter
                         Title:   Managing Director


                         WELLS FARGO BANK (TEXAS) NATIONAL ASSOCIATION

                         By:_________________________________________
                         Name:_______________________________________
                         Title:______________________________________

                         THE AGENT

                         THE CHASE MANHATTAN BANK

                         By:  /s/   EDWARD L. NELSON, JR.
                            -----------------------------------------
                         Name:    Edward L. Nelson, Jr.
                         Title:   Managing Director

                         Address of the Agent:

                         c/o Texas Commerce Bank National Association
                         707 Travis, 5 TCB-N 86
                         Houston, Texas  77002
                         Attention:  Lori H. Vetters

                         Telephone: 713/216-4332
                         Telecopy:  713/216-4117


                         THE BANKS:

                         THE CHASE MANHATTAN BANK

                         By:  /s/   EDWARD L. NELSON, JR.
                            -----------------------------------------
                         Name:    Edward L. Nelson, Jr.
                         Title:   Managing Director


                         WELLS FARGO BANK (TEXAS) NATIONAL ASSOCIATION

                         By:  /s/  JOHN A. FIELDS
                            -----------------------------------------
                         Name:  John A. Fields
                              ---------------------------------------
                         Title: Vice President
                               --------------------------------------